UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Pioneer Companies, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share, of Pioneer Companies, Inc. (“Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

11,982,973 shares of Common Stock, which consist of: (i) 11,840,934 shares of Common Stock issued and outstanding as of June 29, 2007; and (ii) 178,039 shares of Common Stock underlying outstanding options to purchase shares of Common Stock with strike prices below $35.00 as of June 29, 2007.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0000307 by the underlying value of the transaction of $418,574,312, which has been calculated as the sum of: (a) the product of 11,840,934 issued and outstanding shares of Common Stock as of June 29, 2007 and the merger consideration of $35.00 per share; plus (b) the product of: (i) 178,039 shares of common stock underlying outstanding options to purchase shares of Common Stock with strike prices below $35.00 as of June 29, 2007, and (ii) the difference between $35.00 per share and the weighted-average exercise price of such options of $11.74 per share.

(4)	Proposed maximum aggregate value of transaction:

$418,574,312

(5)	Total fee paid:

$12,850.23

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Copy
Subject to Completion

700 Louisiana Street, Suite 4300
Houston, Texas 77002

 • , 2007

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Pioneer Companies, Inc. (“Pioneer”, “we”, “us” or “our”) to be held on • , • , 2007 at • local time at our offices located at 700 Louisiana Street, Suite 4300, Houston, Texas 77002. At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 20, 2007, by and among Pioneer, Olin Corporation, a Virginia corporation (“Olin”), and Princeton Merger Corp., a wholly owned subsidiary of Olin (“Merger Sub”).

The Merger Agreement contemplates the merger of Merger Sub with and into Pioneer, with Pioneer continuing as the surviving corporation and becoming a wholly owned subsidiary of Olin (the “Merger”). If the Merger is completed, you will receive $35.00 in cash, without interest, for each share of our common stock that you own.

On May 20, 2007, after careful consideration, our Board of Directors unanimously (i) determined that the Merger and the Merger Agreement were fair to, and in the best interests of, our stockholders, and (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

The accompanying proxy statement provides you with information about the proposed Merger and the Special Meeting. We encourage you to read the entire proxy statement carefully.

YOUR VOTE IS VERY IMPORTANT.  The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting. Whether or not you expect to attend the Special Meeting, please complete, date, sign and return the enclosed proxy card, or vote over the telephone or on the Internet as instructed in the enclosed materials. Even if you have voted by proxy, you may still vote in person if you attend the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain a proxy card issued in your name from that record holder. The failure to vote will have the same effect as voting against the adoption of the Merger Agreement.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against the adoption of the Merger Agreement.

The Board of Directors and management look forward to seeing you at the Special Meeting.

Sincerely,

MICHAEL Y. MCGOVERN
Chairman of the Board, President and
Chief Executive Officer

THIS PROXY STATEMENT IS DATED • , 2007, AND IS FIRST BEING
MAILED TO STOCKHOLDERS ON OR ABOUT • , 2007.

Preliminary Copy
Subject to Completion

Pioneer Companies, Inc.
700 Louisiana Street, Suite 4300
Houston, Texas 77002

NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
To Be Held on • , 2007

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Pioneer Companies, Inc., a Delaware corporation (“Pioneer”, “we”, “us” or “our”). The meeting will be held on • , • , 2007 at • local time at our offices located at 700 Louisiana Street, Suite 4300, Houston, Texas 77002, for the following purposes:

(1) To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 20, 2007 (the “Merger Agreement”), by and among Pioneer, Olin Corporation, a Virginia corporation (“Olin”), and Princeton Merger Corp., a wholly owned subsidiary of Olin (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Pioneer, with Pioneer continuing as the surviving corporation and becoming a wholly owned subsidiary of Olin (the “Merger”).

(2) To consider and vote upon a proposal to approve the postponement or adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

(3) To transact such other business that may properly come before the Special Meeting or any postponement or adjournment of the Special Meeting.

On May 20, 2007, after careful consideration, our Board of Directors unanimously (i) determined that the Merger and the Merger Agreement were fair to, and in the best interests of, our stockholders, and (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the approval of the proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Our Board of Directors has fixed the close of business on • , 2007, as the record date for the purpose of determining the stockholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

The accompanying proxy statement, which is being mailed to stockholders on or about • , 2007, provides you with information about the proposed Merger and the Special Meeting. We encourage you to read the entire proxy statement carefully.

YOUR VOTE IS VERY IMPORTANT.  The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting. Whether or not you expect to attend the Special Meeting, please complete, date, sign and return the enclosed proxy card, or vote over the telephone or on the Internet as instructed in the accompanying proxy statement and the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the Merger Agreement and “FOR” the proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. If you are a stockholder of record and wish to vote in person at the Special Meeting, you may withdraw your proxy and vote in person.

Our stockholders who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they submit a written demand for appraisal before the vote is taken on the Merger Agreement and comply with all of the required procedures under Delaware law, which are summarized in the accompanying proxy statement. See “Appraisal Rights” beginning on page 53 of the accompanying proxy statement.

By Order of the Board of Directors,

MICHAEL Y. MCGOVERN
Chairman of the Board, President and Chief Executive Officer

Houston, Texas
 •  2007

i

ii

Pioneer Companies, Inc.
700 Louisiana Street, Suite 4300
Houston, Texas 77002

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held on • , 2007

SUMMARY TERM SHEET

This Summary Term Sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. We have included page references in the Summary Term Sheet to direct you to the appropriate places in this proxy statement for a more complete description of the topics presented in this Summary Term Sheet. In this proxy statement, the terms “we,” “us,” “our” and “Pioneer” refer to Pioneer Companies, Inc. We refer to Olin Corporation as “Olin” and we refer to Princeton Merger Corp. as “Merger Sub.”

•	The Proposals. We are asking our stockholders to consider and vote on the adoption of the Agreement and Plan of Merger, dated as of May 20, 2007, by and among Pioneer, Olin and Merger Sub, which we refer to as the Merger Agreement, pursuant to which Merger Sub will merge with and into Pioneer, with Pioneer continuing as the surviving corporation and becoming a wholly owned subsidiary of Olin. We refer to this as the Merger. Our Board of Directors is providing this proxy statement and the accompanying proxy to holders of Pioneer’s common stock, par value $0.01 per share, in connection with the solicitation of proxies for use at the Special Meeting of Stockholders to be held on • , • , 2007 at • local time at our offices located at 700 Louisiana Street, Suite 4300, Houston, Texas. We are also asking our stockholders to approve the postponement or adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. This proxy statement and the accompanying proxy card are being mailed on or about • , 2007 to all stockholders of record entitled to vote at the Special Meeting. See “The Special Meeting” beginning on page 9.

•	Parties to the Merger. Pioneer, headquartered in Houston, Texas, has manufactured and marketed chlorine, caustic soda and related products in North America since 1988. Olin, headquartered in Clayton, Missouri, is a manufacturer concentrated in three business segments; chlor-alkali products, metals and Winchester® products. Merger Sub is a Delaware corporation that was formed solely for the purpose of facilitating the acquisition of Pioneer by Olin. See “The Transaction Participants” beginning on page 9.

•	Merger Consideration. If the Merger is completed, each share of our common stock issued and outstanding immediately before the Merger, other than treasury shares, shares for which appraisal rights have been perfected and shares held by Pioneer, Olin or Merger Sub, will automatically be canceled and will cease to exist and will be converted into the right to receive $35.00 in cash, without interest. After the Merger is effective, each holder of shares of our common stock will no longer have any rights with respect to these shares, except for the right to receive the $35.00 per share merger consideration or, if a holder exercises appraisal rights, the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law. See “The Merger — Merger Consideration” beginning on page 27.

•	Interests of Executive Officers and Directors in the Merger. In considering the recommendation of our Board of Directors to vote for the proposal to adopt the Merger Agreement, you should be aware that our executive officers and directors have personal interests in the Merger that are, or may be, different from, or in addition to, your interests as a stockholder, as summarized below.

•	Our chief executive officer will be terminated at the effective time of the Merger, and we currently anticipate that the employment of our other executive officers (other than Michael Mazzarello, Larry Landry and Bruce Williams, whom we refer to under the caption as “continuing executives”) will be terminated at or within six months following the effective time of the Merger, with the exception of one executive officer who will be terminated at a later time. Under our pre-existing employment agreement with our chief executive officer and our current severance plan, which was enhanced concurrently with the entry into of the Merger Agreement, our executive officers are entitled to certain severance payments and benefits, which will be payable in the event of these anticipated terminations and also in the event we or Olin terminate the employment of the continuing executives during the one-year period following the Merger without cause, in each case subject to certain conditions. See “The Merger — Interests of Executive Officers and Directors in the Merger — Severance Plan and Compensation Plans for Other Executive Officers — Severance Plan” beginning on page 28.

•	Our executive officers are entitled to certain payments under our pre-existing Management Incentive Plan and Profit Sharing Plan, subject to certain conditions, in connection with the Merger or a termination by us or Olin without cause.

•	Our executive officers are eligible to participate in our pre-existing 2007 Long-Term Incentive Program, under which awards are expected to be made in 2008. If the Merger occurs, the continuing executives will continue to be eligible for grants by Olin under the 2007 Long-Term Incentive Program, but our other executive officers will not receive any benefits.

•	Each outstanding option to purchase shares of our common stock held by directors and executive officers, as well as by any other employees holding options, whether or not the option is vested, will become fully exercisable and may be exercised immediately prior to the effective time of the Merger and subject to the terms summarized below under “— Treatment of Stock Options”.

•	Upon the effective time of the Merger, each share of restricted stock outstanding immediately prior to the effective time of the Merger will become fully vested and be subject to the terms summarized below under “— Treatment of Restricted Shares”.

•	The terms of the Merger Agreement provide for continued indemnification and liability insurance coverage of our current directors and executive officers.

The members of our Board of Directors were aware of these interests and considered them, among other matters, when deciding to approve and recommend the adoption of the Merger Agreement. For a more complete description of the interests of our executive officers and directors in the Merger, see “The Merger — Interests of Executive Officers and Directors in the Merger” beginning on page 28 and “The Merger — Treatment of Our Stock Options and Restricted Stock” beginning on page 33.

•	Treatment of Stock Options. Each outstanding option to acquire shares of our common stock, whether vested or unvested, will become fully exercisable and may be exercised immediately prior to the effective time of the Merger and will, at the effective time of the Merger, be canceled in exchange for a lump sum cash payment, to be paid as soon as practicable following the effective time of the Merger, equal to the number of shares of our common stock for which the option has not been exercised, multiplied by the excess, if any, of the $35.00 per share merger consideration over the per share exercise price of the option. Payments of such amounts are subject to tax withholding and will be paid without interest. See “The Merger — Treatment of Our Stock Options and Restricted Stock” beginning on page 33.

•	Treatment of Restricted Stock. At the effective time of the Merger, all shares of our restricted stock outstanding immediately prior to the effective time of the Merger will become fully vested and converted into the right to receive the $35.00 per share merger consideration. Payments of such amounts are subject to tax withholding and will be paid without interest. See “The Merger — Treatment of Our Stock Options and Restricted Stock” beginning on page 33.

•	Treatment of Stock Grant Program for Non-Employee Directors. We have an existing program to issue shares of common stock to our non-employee directors on December 15 of each year equal to $60,000 divided by the closing stock price on December 15, which shares are not subject to vesting since they are issued for services previously rendered. In connection with this existing program, if the closing of the Merger occurs during the 2007 fiscal year prior to December 15, 2007, or during the 2008 fiscal year prior to December 15, 2008, our non-employee directors will each be paid on the closing date of the Merger, in lieu of such stock issuance, an amount in cash equal to (1) $60,000 multiplied by (2) a fraction, (A) the numerator of which is the number of months that have fully elapsed in the year in which the closing of the Merger occurs through the closing date of the Merger plus one and (B) the denominator of which is 12. See “The Merger — Treatment of Our Stock Options and Restricted Stock — Treatment of Stock Grant Program for Non-Employee Directors” on page 34.

•	Convertible Notes. We, Olin and Merger Sub have each agreed to take the actions required to be taken to complete the Merger pursuant to the indenture governing our 2.75% Convertible Senior Subordinated Notes due 2027, or Convertible Notes. The indenture requires that we execute a supplemental indenture to adjust the conversion provisions of the indenture and the Convertible Notes as a result of the Merger. If consummated, the Merger is expected to constitute a “fundamental change” under the indenture. As a result, upon the effectiveness of the Merger, the holders of the Convertible Notes will be entitled to an increase in the conversion rate of their Convertible Notes, provided that, the Convertible Notes are presented for conversion within the time periods specified in the indenture. Assuming that the Merger is consummated prior to March 1, 2008, the increase in the conversion rate is expected to be approximately 6.5 shares per $1,000 principal amount of the Convertible Notes, resulting in a potential additional payment to converting holders from the increase in the conversion rate for all of the Convertible Notes of up to approximately $26 million if all of the Convertible Notes are tendered for conversion during the specified time periods.

•	Board Recommendation. Our Board of Directors unanimously determined that the Merger Agreement and the Merger were fair to, and in the best interests of, our stockholders, and unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement. See “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 18.

•	Opinion of Our Financial Advisor. In connection with the Merger, our Board of Directors received a written opinion, dated May 20, 2007, of our financial advisor, CIBC World Markets Corp., or CIBC World Markets, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our common stock. The full text of CIBC World Markets’ written opinion, dated May 20, 2007, is attached to this proxy statement as Annex C. Holders of our common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. CIBC World Markets’ opinion was provided to our Board of Directors in connection with its evaluation of the merger consideration from a financial point of view. CIBC World Markets’ opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

•	Required Vote. The adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock on • , 2007, the record date for the Special Meeting. See “The Special Meeting — Quorum; Required Vote” beginning on page 11.

•	Stock Ownership of Executive Officers and Directors. As of • , 2007, the record date for the Special Meeting, our executive officers and directors owned, in the aggregate, 43,784 shares of our common stock, or approximately 0.4% of the outstanding shares of our common stock. See “The Special Meeting — Stock Ownership and Interests of Executive Officers and Directors” beginning on page 12.

•	Regulatory Clearances Required. In addition to the required stockholder approval discussed above, the Merger is subject to review under the United States antitrust laws by the federal government pursuant to filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. See “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 47 and “The Merger — Governmental and Regulatory Clearances” beginning on page 37.

•	Material U.S. Federal Income Tax Consequences of the Merger. In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize gain or loss equal to the difference, if any, between the amount of cash received pursuant to the Merger and your adjusted basis in the shares surrendered (which is usually your original cost for the stock). However, the tax consequences of the Merger to you will depend in part upon your own particular circumstances. You should consult your tax advisor to determine the U.S. federal, state and local and foreign tax consequences of the Merger. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 35.

•	Appraisal Rights. Holders of our common stock who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for appraisal to Pioneer before the vote is taken on the Merger Agreement at the Special Meeting and they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. If you fail to vote against the adoption of the Merger Agreement, you have not waived your appraisal rights. However, any holder of our common stock intending to exercise their appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of the adoption of the Merger Agreement. Voting against, abstaining from voting on or failing to vote on the adoption of the Merger Agreement does not constitute a written demand for appraisal. A written demand for appraisal must be in addition to and separate from any proxy or vote. See “Appraisal Rights” beginning on page 53 and Annex B.

•	Anticipated Closing of the Merger. The Merger will be completed after all of the conditions to completion of the Merger are satisfied or waived, including the adoption of the Merger Agreement by our stockholders. See “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 47. We currently expect the Merger to be completed within a reasonable time following the Special Meeting of stockholders, although we cannot assure completion by any particular date, if at all.

•	The Merger Agreement. The Merger Agreement provides a detailed description of our representations and warranties to Olin, covenants relating to the conduct of our business, consents and approvals required for and conditions to the completion of the Merger and our ability to consider other acquisition proposals. The Merger Agreement also provides for the automatic conversion of shares of our common stock into the right to receive the $35.00 per share merger consideration at the effective time of the Merger. See “The Merger Agreement” beginning on page 38.

•	Termination of the Merger Agreement. The Merger Agreement contains provisions addressing the circumstances under which we or Olin may terminate the Merger Agreement. In addition, the Merger Agreement provides that, in certain circumstances, we may be required to pay Olin a termination fee of approximately $15.6 million. See “The Merger Agreement — Termination” beginning on page 51 and “— Fees and Expenses” beginning on page 52.

•	The Paying Agent. American Stock Transfer & Trust Company, or another comparable institution, will act as the paying agent in connection with the Merger. See “The Merger — Payment Procedures” beginning on page 34.

•	Additional Information. You can find more information about us in the periodic reports and other information that we file with the Securities and Exchange Commission, or SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information” beginning on page 60.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address some commonly asked questions regarding the Merger and the Special Meeting. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What Am I Being Asked to Vote On?

A:	You are being asked to vote on the adoption of the Merger Agreement entered into by and among Pioneer, Olin and Merger Sub. Once the Merger Agreement has been adopted by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will be merged with and into Pioneer, with Pioneer surviving as a wholly owned subsidiary of Olin. You are also being asked to approve the postponement or adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Q:	How Does Pioneer’s Board of Directors Recommend that I Vote?

A:	Our Board of Directors unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement. See “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 18. Our Board of Directors also unanimously recommends that our stockholders vote “FOR” the approval of the proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. See “The Special Meeting” beginning on page 9.

Q:	What Will I Receive in the Merger?

A:	Upon the effective time of the Merger, you will be entitled to receive $35.00 in cash, without interest and less any required tax withholding, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $3,500.00 in cash in exchange for your shares of common stock, less any required tax withholding. You will not own any shares in the surviving corporation. See “The Merger Agreement” beginning on page 38.

Q:	When and Where is the Special Meeting?

A:	The Special Meeting will be held on • , • , 2007 at • local time at our offices located at 700 Louisiana Street, Suite 4300, Houston, Texas 77002. See “The Special Meeting” beginning on page 9.

Q:	May I Attend the Special Meeting?

A:	All stockholders as of the close of business on • , 2007, the record date for the Special Meeting, may attend the Special Meeting.

Q:	Who Can Vote at the Special Meeting?

A:	All stockholders of record as of the close of business on the record date are entitled to vote at the Special Meeting. If on that date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Special Meeting or vote by proxy. If on that date, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

You are also invited to attend the Special Meeting. However, if you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent. See “The Special Meeting” beginning on page 9.

Q:	How Are Votes Counted?

A:	Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the Merger Agreement, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals. Because the adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. Broker non-votes and abstentions will be counted, however, as shares present and entitled to vote for the purpose of determining whether a quorum is present.

Q:	How Many Votes Are Required to Adopt the Merger Agreement?

A:	Under Delaware law, the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock as of the close of business on the record date is required to adopt the Merger Agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote “AGAINST” adoption of the Merger Agreement. As of the close of business on the record date, there were 11,840,934 shares of our common stock outstanding. See “The Special Meeting” beginning on page 9.

Q:	How Many Votes Do I Have?

A:	You have one vote for each share of our common stock you own as of the record date.

Q:	If My Shares Are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?

A:	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. See “The Special Meeting” beginning on page 9.

Q:	What If I Fail to Instruct My Broker?

A:	Without instructions, your broker will not vote any of your shares held in “street name”. Broker non-votes will be counted for the purpose of determining whether a quorum is present, but will not be deemed votes cast and will have the same effect as votes “AGAINST” the adoption of the Merger Agreement.

Q:	Will My Shares Held in “Street Name” or Another Form of Record Ownership Be Combined for Voting Purposes With Shares I Hold of Record?

A:	Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an IRA must be voted under the rules governing the account. See “The Special Meeting” beginning on page 9.

Q:	What Happens If I Do Not Vote?

A:	Because the vote required is based on the total number of shares of our common stock outstanding on the record date, and not just the shares that are voted, if you do not vote, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. If the Merger is completed, whether or not you vote for the adoption of the Merger Agreement, you will be entitled to the merger consideration for your shares of our common stock upon the effective time of the Merger, unless you properly exercise your appraisal rights. See “The Special Meeting” beginning on page 9 and “Appraisal Rights” beginning on page 53 and Annex B.

Q:	I Hold One or More Stock Certificates; When Should I Send in My Stock Certificates?

A:	Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the Merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	When Can I Expect to Receive the Merger Consideration for My Shares?

A:	Once you have submitted your properly completed letter of transmittal, stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration. The letter of transmittal and instructions will tell you how to surrender your stock certificates or shares you may hold represented by book entry in exchange for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. See “The Merger — Payment Procedures” beginning on page 34.

Q:	My Shares are Represented by a Stock Certificate, But I Do Not Know Where My Stock Certificate Is — How Will I Get My Cash?

A:	The materials the paying agent will send you after the effective time of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. Olin may also request that you post a bond in a reasonable amount designated by Olin as security against any claim that may be made with respect to your certificate against Olin. See “The Merger — Lost Certificates” beginning on page 35.

Q:	What Do I Need to Do Now?

A:	After carefully reading and considering the information contained in this proxy statement, you should indicate your vote on your proxy card and sign and mail your proxy card in the enclosed return envelope, or vote over the telephone or on the Internet, as instructed in these materials (or by your bank, broker or other agent) so that your shares may be represented at the Special Meeting.

Q:	What Happens If I Sell My Shares of Common Stock Before the Special Meeting?

A:	The record date for stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of our common stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	Can I Change My Vote After I Have Mailed in My Proxy Card or Voted Over the Telephone or On the Internet?

A:	Yes. You can change your vote at any time before we vote your proxy at the Special Meeting. If you are the record holder of your shares, you can do so in any one of three ways: first, you can send a written notice of revocation prior to the Special Meeting to our Secretary at Pioneer Companies, Inc., 700 Louisiana Street, Suite 4300, Houston, Texas 77002; second, you can submit another properly executed proxy with a later date; or third, you can attend the Special Meeting and vote in person. Voting by proxy will not prevent you from voting in person at the meeting. You are encouraged to submit a proxy by mail, or vote over the telephone or on the Internet, even if you plan to attend the Special Meeting in person. If your shares are held in the name of a broker, bank, dealer or other nominee, you must follow the instructions received from such broker, bank or nominee with this proxy statement in order to revoke your vote or to vote at the Special Meeting. See “The Special Meeting” beginning on page 9.

Q:	What Are the Consequences of the Merger to Our Executive Officers and Directors?

A:	Like all other holders of shares of our common stock, our executive officers and directors will be entitled to receive $35.00 per share in cash for each of their shares of our common stock or restricted stock. Each option outstanding immediately prior to the effective time of the Merger will become fully exercisable and may be exercised immediately prior to the effective time of the Merger, and will, at the effective time of the Merger, be canceled, and the holder of each option, including members of our management and Board of Directors, will be entitled to receive a single lump sum cash payment, to be paid as soon as practicable following the effective time of the Merger, equal to the number of shares of our common stock for which the option has not been exercised, multiplied by the excess, if any, of the $35.00 per share merger consideration over the per share exercise price of the option. Our executive officers and directors have personal interests in the Merger that are, or may be, different from, or in addition to, the interests of our stockholders in general. See “The Merger — Interests of Executive Officers and Directors in the Merger” beginning on page 28.

Q:	Who Can Help Answer Further Questions?

A:	If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the Merger, you should contact Pioneer Companies, Inc., Attention: Secretary, 700 Louisiana Street, Suite 4300, Houston, Texas 77002 (tel: (713) 570-3200. You may also call our proxy solicitor, D. F. King & Co., Inc., toll-free at 1-800-714-3312. If your broker holds your shares, you should contact your broker for additional information.

THE TRANSACTION PARTICIPANTS

Pioneer Companies, Inc.

Pioneer Companies, Inc. and its subsidiaries have manufactured and marketed chlor-alkali products including chlorine, caustic soda and related products in North America since 1988. Approximately 52% of our annual production capacity of chlor-alkali products is accounted for by our two Canadian chlor-alkali plants in Becancour, Quebec and Dalhousie, New Brunswick, while the remaining 48% of our production capacity is accounted for by our two U.S. plants in Henderson, Nevada and St. Gabriel, Louisiana. In addition to chlorine and caustic soda, we also manufacture bleach, hydrochloric acid and sodium chlorate.

We believe that our chlor-alkali production capacity represents approximately 5% of total chlor-alkali production capacity in the United States and Canada. Our annual production capacity is approximately 725,000 Electrochemical Units, or ECUs, which is approximately 1,500,000 aggregate tons of chlorine and caustic soda. Caustic soda and chlorine are co-products, which are produced simultaneously through the electrolysis of salt water in a fixed ratio of approximately 1.1 to 1. An ECU consists of 1.1 tons of caustic soda and 1 ton of chlorine.

We were incorporated in Delaware in 1987. We maintain our principal executive offices at 700 Louisiana Street, Suite 4300, Houston, Texas 77002 and our telephone number is (713) 570-3200.

Olin Corporation

Olin Corporation is a Virginia corporation and was incorporated in 1892. Olin is a manufacturer concentrated in three business segments: chlor-alkali products, metals and Winchester® products. Chlor alkali products, which represent 21% of Olin’s 2006 sales, include chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, bleach products and potassium hydroxide. Metals products, which represent 67% of Olin’s 2006 sales, include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts and stainless steel and aluminum strip. Winchester products, which represent 12% of Olin’s 2006 sales, include sporting ammunition, canister powder, reloading components, small caliber military ammunition and components and industrial cartridges. The principal executive offices of Olin are located at 190 Carondelet Plaza, Suite 1530, Clayton, Missouri 63105 and its telephone number is 314-480-1400.

Princeton Merger Corp.

Merger Sub is a wholly owned subsidiary of Olin. Merger Sub is a Delaware corporation that was formed solely for the purpose of facilitating the acquisition of Pioneer by Olin. The principal executive offices of Merger Sub are located at 190 Carondelet Plaza, Suite 1530, Clayton, Missouri 63105 and its telephone number is 314-480-1400.

THE SPECIAL MEETING

This proxy statement is being furnished to you in connection with the solicitation by our Board of Directors of proxies to be used at the Special Meeting of Stockholders to be held on • , • , 2007 at • local time at our offices located at 700 Louisiana Street, Suite 4300, Houston, Texas 77002, and any adjournments or postponements thereof. This proxy statement and the accompanying proxy card are being mailed on or about • , 2007 to all stockholders of record entitled to vote at the Special Meeting.

The Purpose

The purpose of the Special Meeting is for our stockholders to consider and vote upon a proposal to adopt the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. In the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement, stockholders may also be asked to vote upon a proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies.

On May 20, 2007, our Board of Directors unanimously (i) determined that the Merger and the Merger Agreement were fair to, and in the best interests of, our stockholders, and (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the approval of the proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Our Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting.

Appointment of Proxy Holders

Our Board of Directors asks you to appoint Michael Y. McGovern, our Chief Executive Officer, and Gary L. Pittman, our Chief Financial Officer, as your proxy holders to vote your shares at the Special Meeting. You make this appointment by voting by proxy using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. In the absence of your direction, they will vote your shares as recommended by our Board of Directors. Please note that your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you had marked, signed and returned your proxy card. If any other matters are properly brought before the Special Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

Who Can Vote

Only stockholders who owned shares of our common stock as of the close of business on • , 2007, the record date for the Special Meeting, are entitled to receive a notice of, and to vote at the Special Meeting. On the record date, we had • shares of our common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of • , 2007.

Stockholder of Record: Shares Registered in Your Name.  If on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank.  If on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account using instructions provided by your broker. You are also invited to attend the Special Meeting. However, if you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

How You Can Vote

Stockholder of Record: Shares Registered in Your Name.  If you are a stockholder of record, you may vote in person at the Special Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Special Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free [ • ] using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on • , 2007 to be counted.

•	To vote on the Internet, go to [ • ] to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on • , 2007 to be counted. Pioneer provides Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank.  If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote over the telephone or on the Internet as instructed by your broker or bank. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

If you vote your shares of our common stock by submitting a proxy, your shares will be voted at the Special Meeting as you direct. If no instructions are indicated, all of your shares of our common stock will be voted “FOR” the adoption of the Merger Agreement and “FOR” the approval of the proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

If you hold shares of record, you may not combine these shares with any shares you may hold in “street name” because any shares you hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an IRA must be voted under the rules governing the account.

Revocation of Proxies

You can revoke your proxy at any time before the vote is taken at the Special Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may send a written notice that you are revoking your proxy to our Secretary at Pioneer Companies, Inc., 700 Louisiana Street, Suite 4300, Houston, Texas 77002.

•	You may submit another properly completed proxy card with a later date.

•	You may attend the Special Meeting and vote in person. Simply attending the Special Meeting will not, by itself, revoke your proxy.

If your shares are held in “street name” through a bank, broker or other agent, you must follow instructions received from such bank, broker or other agent which were provided with this proxy statement in order to revoke your vote or to vote at the Special Meeting.

Quorum; Required Vote

A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders at the Special Meeting or by proxy. A quorum is necessary to hold the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Abstentions and broker non-votes will be counted as shares present and entitled to vote for the purpose of determining whether a quorum is present. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the Merger Agreement, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.

The adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock at the close of business on the record date for the Special Meeting. Shares that are present but not voted, either by abstention or non-vote (including broker non-vote), will be counted for purposes of establishing a quorum. BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE APPROVAL OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK ENTITLED TO VOTE, FAILURE TO VOTE YOUR SHARES, INCLUDING BY ABSTENTION OR NON-VOTE (INCLUDING BROKER NON-VOTE), WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE ADOPTION OF THE MERGER AGREEMENT.

The approval of the proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies, if there are insufficient votes to adopt the Merger Agreement, requires the affirmative vote of a majority of those shares represented in person or by proxy at the Special Meeting. Abstentions will have the same effect as votes “AGAINST” the proposal to postpone or adjourn the meeting. Broker non-votes will generally have no effect on that proposal. The persons named as proxies may propose and vote for one or more postponements or adjournments of the Special Meeting to permit further solicitations of proxies. No proxy voted against the adoption of the Merger Agreement will be voted in favor of any postponement or adjournment of the Special Meeting.

Under Delaware law, holders of shares of our common stock are entitled to appraisal rights in connection with the Merger. In order to exercise appraisal rights, you must submit a written demand for appraisal before the vote is taken on the Merger Agreement and comply with all applicable requirements of Delaware law. See “Appraisal Rights” beginning on page 53 and Annex B for information on the requirements of Delaware law regarding appraisal rights.

Stock Ownership and Interests of Executive Officers and Directors

As of • , 2007, the record date for stockholders entitled to vote at the Special Meeting, our executive officers and directors owned, in the aggregate, 43,784 shares of our common stock, or approximately 0.4% of the outstanding shares of our common stock.

Our executive officers and directors have personal interests in the Merger that are, or may be, different from, or in addition to, the interests of our stockholders in general. Please read “The Merger — Interests of Executive Officers and Directors in the Merger” beginning on page 28.

Proxy Solicitation

We will pay the costs of soliciting proxies for the Special Meeting. Our officers, directors and employees may solicit proxies by telephone, mail or the Internet or in person. However, they will not be paid for soliciting proxies. We have retained D. F. King & Co., Inc. to assist us in the solicitation of proxies, using the means referred to above, and that firm will receive a fee of approximately $$12,000], plus reimbursement of out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Postponements and Adjournments

Although it is not expected, the Special Meeting may be postponed or adjourned for the purpose of soliciting additional proxies to any other time and place. You should note that the meeting could be successively postponed or adjourned to any date. If the Special Meeting is postponed or adjourned, stockholders who have already sent in their proxies will be able to revoke them at any time prior to their use. The persons named as proxies may propose and vote for one or more postponements or adjournments of the Special Meeting to permit further solicitations of proxies. No proxy voted against the proposal to adopt the Merger Agreement will be voted in favor of any postponement or adjournment of the Special Meeting.

THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the Merger. Although we believe that the description covers the material terms of the Merger, the summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the Merger Agreement and the other documents referred to herein carefully for a more complete understanding of the Merger.

Background of the Merger

From time to time since 2005, our management and Board of Directors have considered and assessed, among other things, potential strategic acquisitions, business combinations and other alternatives that might enhance stockholder value. At various times, our management was contacted by representatives of several investment banks, including our financial advisor for the Merger, CIBC World Markets, each of whom discussed ideas for potential business combinations or acquisition targets. As a result of those meetings and other contacts, at various times during the period from 2005 to mid-2006, our management had preliminary meetings and discussions with two private equity companies and two companies in the chemical industry regarding a possible business combination with Pioneer. None of those preliminary discussions led to more substantive discussions.

In May 2006, at the direction of our Board of Directors, our management began working with an outside consulting firm to develop a strategic plan for our future, which was presented at a regularly scheduled meeting of our Board of Directors on July 31, 2006. The strategic plan included a recommendation that we consider potential acquisitions or business combinations and identified a small group of potential companies in the chemical industry which might fit this strategic plan, most of which had been previously identified by our management during prior meetings with investment bankers and other contacts. The strategic plan also concluded that we would likely not be an attractive purchase for a private equity buyer. Another conclusion of the study was the confirmation that our St. Gabriel plant, which is located in the heart of one of the largest industrial complexes of chlorine buyers in North America, was a key strategic asset. The study also focused on the current and anticipated cost increases associated with the shipment of chlorine by rail, and concluded that the three chlorine pipelines at our St. Gabriel plant would provide us with a cost advantage over other competitors who need to ship chlorine by rail into the complex. At a continuation of the Board meeting held the following day, August 1, 2006, management reviewed with the Board the preliminary results of an engineering feasibility study to expand the capacity of the St. Gabriel plant and convert it to the more energy-efficient membrane technology. Since the engineering feasibility study and a financial analysis of the expansion and conversion project was due to be completed in the Fall of 2006, our Board of Directors set a meeting for December 8, 2006 to review and decide whether to approve the project.

On July 18, 2006, Joseph D. Rupp, the Chairman, President and Chief Executive Officer of Olin, called Michael Y. McGovern, our Chairman, President and Chief Executive Officer, to request a meeting to discuss a possible acquisition of Pioneer by Olin. Mr. McGovern agreed to the request for a meeting, which was scheduled for August 2, 2006. At the Board meeting held on July 31, 2006, Mr. McGovern discussed the planned meeting with Mr. Rupp scheduled for August 2, 2006.

On August 2, 2006, Mr. McGovern and Mr. Rupp, together with an Olin in-house attorney, met in Dallas to discuss a possible acquisition of Pioneer by Olin. They agreed that an acquisition of Pioneer could be beneficial to both companies. Mr. McGovern asked for a critical path for the transaction, as well as a due diligence request list.

On August 17, 2006, Mr. Rupp sent a letter by e-mail to Mr. McGovern with a timeline for a proposed all-cash transaction, and a meeting request for our senior management to provide a high-level discussion of our business to Olin’s senior management. He also included a draft of a confidentiality agreement. On August 25, 2006, we executed a mutual confidentiality agreement with Olin.

On August 30, 2006, the senior management teams of both parties met in Houston, Texas in the offices of our outside counsel, Locke Liddell & Sapp LLP, or Locke Liddell. At the all-day meeting, members of our senior management made a presentation to members of Olin’s senior management and representatives from Citigroup Global Markets, Olin’s financial advisor. The presentation covered an overview of Pioneer, and selected information regarding our finances, sales, operations and logistics. A smaller group also met in the afternoon for a high-level discussion of Pioneer’s environmental remediation liabilities.

On September 5 and 6, 2006, Olin’s Vice President, Environmental, Health & Safety and their outside counsel met in Houston, Texas with our Vice President, Environmental, Health & Safety, our outside counsel and a representative of our environmental consulting firm. At the meetings, our representatives provided an overview of our environmental remediation liabilities and other legal matters for the Olin group.

During September and October 2006, our senior management responded to due diligence requests from Olin. Our senior management and Olin representatives also held conference calls during September and early October to answer Olin’s due diligence questions. In mid-September 2006, we formally engaged CIBC World Markets as our exclusive financial advisor for the proposed transaction.

On October 3, 2006, Mr. McGovern contacted another potential strategic acquirer that had been identified in our strategic plan and discussed with our financial advisor, but had not been previously contacted, to assess its interest in pursuing a potential business combination with Pioneer. After preliminary discussions, the other company disclosed that it was actively pursuing another transaction, so our discussions with this company were discontinued.

On October 30, 2006, Mr. Rupp sent Mr. McGovern a written expression of interest to acquire Pioneer for $29.00 per share. The proposal was subject to satisfactory completion of Olin’s due diligence, approval by Olin’s board, and the negotiation and execution of a mutually acceptable definitive purchase agreement. The proposal also indicated that a draft merger agreement would be forwarded within a few days.

On November 1, 2006, at a regularly scheduled meeting, our Board of Directors discussed Olin’s proposal letter with management and our legal and financial advisors. Our Board of Directors agreed to continue the negotiations but expressed disappointment with the price.

On November 3, 2006, Mr. McGovern called Mr. Rupp and informed him that Olin’s proposal was disappointing because, among other reasons, the valuation for Pioneer was less than expected. Mr. McGovern suggested a meeting of each company’s financial and legal teams once Olin’s draft purchase agreement had been received. On November 6, 2006, Mr. Rupp called Mr. McGovern to discuss the proposed meeting and respond to some of Mr. McGovern’s points from the prior call.

On November 9, 2006, Olin sent an initial draft of an agreement and plan of merger, or merger agreement, prepared by its outside counsel, Cravath Swaine & Moore LLP, or Cravath. On November 10, 2006, Olin sent a list of additional due diligence requests.

On November 17, 2006, two separate meetings were held. The first meeting was held at Cravath’s offices in New York to discuss our initial comments to the draft merger agreement, and included representatives of each company, together with their respective outside legal counsel and financial advisors, but did not include either Mr. Rupp or Mr. McGovern. The second meeting was held at the Atlanta airport between other representatives of each company to discuss other due diligence matters, including the planned expansion and conversion of our St. Gabriel plant.

On both November 20 and 21, 2006, Mr. Rupp and Mr. McGovern spoke by telephone to review the open issues under the merger agreement other than price, but did not reach a resolution. A primary issue was a customary covenant in the merger agreement to restrict our capital expenditures prior to closing the merger to only those made in the ordinary course of business. While standard for most transactions, this covenant would have restricted our ability to make the capital expenditures for the planned St. Gabriel project, which concerned us due to the uncertainty of how long it would take to obtain regulatory clearance for the merger. This covenant reflected Olin’s concern that the $142 million estimated cost of the project was large relative to the purchase price for the entire company, and that Olin could legally have no control over the project prior to closing. While the St. Gabriel project had not yet been approved by our Board, it was set for review at the upcoming Board meeting on December 8, 2006.

On November 27, 2006, Mr. Rupp called Mr. McGovern to modify Olin’s proposal to acquire Pioneer. Mr. McGovern agreed to discuss Olin’s revised proposal with our Board of Directors and financial advisor.

On November 28, 2006, Mr. McGovern called a special telephonic meeting of our Board of Directors. At the meeting, Mr. McGovern reviewed Olin’s revised proposal, and the outstanding issues. He also provided an update of the St. Gabriel project in advance of the December 8, 2006 Board meeting, when it would be presented for Board approval. At the conclusion of the meeting, our Board authorized Mr. McGovern to provide a counter proposal of $32.00 per share, and request a “reverse break-up” fee to compensate us for the risk that the merger might not be completed. Our Board was concerned that a lengthy delay in obtaining regulatory clearance for the merger would unreasonably delay the St. Gabriel project and the financial benefits that we expected to accrue from it. Accordingly, the requested reverse break-up fee would be payable by Olin if the parties were unable to consummate the merger in certain circumstances.

On November 29 and December 4, 2006, Mr. McGovern and Mr. Rupp discussed our revised counter proposal and the other open issues. These discussions, together with another written proposal sent by Olin on December 6, 2006, failed to bridge the gap between the parties on the valuation or the other key terms of a potential transaction.

At the regularly scheduled Board meeting on December 8, 2006, our management made a detailed presentation to our Board on the St. Gabriel project. Our Board of Directors was supportive of the project, but decided to defer any decision until the next scheduled Board meeting on January 23, 2007, due to the need for additional information on the project and the related financing. This delay, however, was not expected to delay the desired starting or completion time of the project. Our Board then discussed Olin’s revised proposal with management and our legal and financial advisors. After considerable discussion on the purchase price and other terms of the proposal, our Board of Directors determined that negotiations could only proceed with Olin on the basis of a $32.00 purchase price with a reverse break-up fee. Mr. McGovern conveyed this to Mr. Rupp, who responded that Olin was unwilling to agree to a transaction on those terms. Accordingly, both parties agreed to terminate their discussions for a possible merger.

On January 23, 2007, at a regularly scheduled Board meeting, our Board approved the St. Gabriel project and the estimated $142 million of capital expenditures. Our Board of Directors also approved a convertible notes offering in the aggregate principal amount of up to $120 million.

On January 25, 2007, Mr. Rupp called Mr. McGovern to ask whether we would be interested in resuming discussions at a purchase price of $32.00 per share with a 3.5% reverse break-up fee. Mr. Rupp was informed that our Board of Directors had approved the St. Gabriel project, that a public announcement would be forthcoming, and that we were committed to the project. Both parties agreed to review the matter with their respective advisors and to speak again the following week. On January 29, 2007, Mr. McGovern requested that Mr. Rupp submit a written proposal confirming Olin’s earlier proposal, which Mr. Rupp did the following day.

On January 30, 2007, we publicly announced the St. Gabriel expansion and conversion project. In a filing with the SEC made the following day, we stated that when the St. Gabriel project is completed, we expect that it will provide us with an estimated $31 million of additional cash flow from operations on an annual basis.

On January 31, 2007, Mr. McGovern polled each member of our Board of Directors and received support to negotiate a definitive merger agreement with Olin on the terms outlined in Olin’s most recent proposal. Mr. McGovern was also requested by the Board to prepare for a convertible notes offering if the merger negotiations with Olin did not conclude successfully.

On February 8, 2007, Mr. McGovern and Mr. Rupp, together with each company’s legal and financial advisors, met in St. Louis to negotiate the terms of the definitive merger agreement. On the same day, other Pioneer representatives and our outside counsel and environmental consulting firm met in Houston with Olin representatives and representatives of their outside counsel to respond to Olin’s request for updated environmental and legal due diligence information.

During the period from February 9, 2007 through February 23, 2007, representatives of Olin, Pioneer and their respective legal and financial advisors continued to discuss the terms and exchange drafts of the definitive merger agreement and to complete Olin’s due diligence review.

On February 13, 2007, Mr. Rupp sent Mr. McGovern a written proposal to resolve the issue of the capital expenditures for the St. Gabriel project that would be permitted during the period between signing and closing. Olin’s proposal would allow us to make the necessary capital expenditures prior to closing so that the project could be completed by the fourth quarter of 2008 as originally announced. Mr. McGovern responded with a letter that same day which stated that he believed that the Pioneer Board would find the Olin proposal acceptable, and provided information on two potential financing proposals for the St. Gabriel project.

On February 15, 2007, at a regularly scheduled Board meeting, our Board received an update on the status of negotiations for the proposed merger and discussed financial aspects of the transaction with our financial advisor, and legal considerations with our outside counsel. Among other matters, our Board discussed with management and our financial advisor possible reasons for the fact that few precedent transactions in the chlor-alkali industry had been consummated during the past ten years. Management explained that the chlor-alkali industry in North America has a limited number of potential strategic buyers. Management believed that the small universe of potential strategic buyers made the industry unattractive to private equity buyers since it limited the potential exit strategies for a financial buyer. Management also believed that a strategic buyer could likely pay a higher price than a financial buyer since a financial buyer would have less ability to take advantage of the synergies and/or cost savings generally available to a strategic buyer. In addition, management believed that the large capital expenditures for the St. Gabriel project, with the resulting negative impact on our free cash flows during the following two years, would further limit our appeal to a financial buyer. Management reviewed its prior discussions with other strategic and financial companies which had not been productive. For these reasons, management believed that there were few, if any, other parties which could be approached to purchase Pioneer at the present time. Therefore, management believed that the two most feasible alternatives for the Board to consider at that time were either to pursue the merger with Olin or to assume that we would continue to operate on a stand-alone basis for an indefinite period. At the end of the meeting, the consensus of our Board was to continue the negotiations with Olin and to put the convertible notes financing on hold pending the outcome of the Olin negotiations.

On Friday, February 23, 2007, our stock traded as high as $33.03, and closed at $32.86, which was higher than Olin’s proposed purchase price of $32.00 per share. During the weekend of February 24 and 25, 2007, Mr. Rupp and Mr. McGovern continued discussions of the proposed merger and the fact that our stock was trading above the proposed purchase price. Mr. Rupp communicated that Olin would not be willing to increase its proposed purchase price. Mr. McGovern called a special Board meeting for 5:00 p.m. on February 26, 2007 to discuss the merger.

On February 26, 2007, in reaction to increased demand for chlor-alkali products, we announced a price increase of $25 per ton for chlorine and $40 per ton for diaphragm grade caustic soda. This price increase was significant because CMAI, the leading industry consulting firm, had forecasted that prices for our chlor-alkaki products would decrease over the balance of the year. During that day, Pioneer’s stock traded as high as $33.75, and closed at $31.92.

On February 26, 2007, our Board held a telephonic Board meeting with management and our legal and financial advisors. At the meeting, Mr. McGovern discussed the product price increase announced that day and informed the Board that management was increasing its EBITDA forecast for the year due in part to this announced price increase. Mr. McGovern also discussed that our stock had traded above the proposed purchase price and the status of the St. Gabriel project which was moving forward. At the end of the meeting, our Board of Directors unanimously agreed to terminate the negotiations with Olin, and to proceed with a convertible notes offering. On February 27, 2007, Mr. McGovern informed Mr. Rupp of our Board’s decision to terminate the merger discussions, which Mr. McGovern confirmed in a letter sent later that day to Mr. Rupp.

On March 26, 2007, we issued $120 million of 2.75% Convertible Senior Subordinated Notes due 2027, or convertible notes. On the same day, we also announced that we would redeem the remaining $75 million balance of our 10% Senior Secured Notes due 2008. In management’s view, the balance of the proceeds from the convertible notes offering, together with cash on hand and anticipated cash flow, would enable us to fund the $142 million of expected capital costs for the St. Gabriel project, as well as the financial flexibility to pursue other growth opportunities.

On April 20, 2007, Mr. Rupp left a message for Mr. McGovern, and the parties subsequently spoke on April 23 and 30, 2007. Mr. Rupp asked if we would be interested in renewing negotiations for a possible merger of the companies. Mr. Rupp and Mr. McGovern agreed that any negotiations would have to be concluded quickly, and agreed to a meeting at which each of them would include an outside director.

On May 9, 2007, Mr. Rupp and Olin’s lead director, Richard Rompala, met in Atlanta with Mr. McGovern and Robert Allen, the chairman of the Strategy Committee of our Board of Directors. At the meeting, Mr. McGovern and Mr. Allen stressed that we had a more favorable long-term outlook due to our continuing progress on the St. Gabriel project and our successful completion of the convertible notes offering which provided us with long-term financing at favorable rates and the financial flexibility for varying industry market conditions. The parties discussed the make-whole premium on the Convertible Notes in the context of the potential transaction. The parties also discussed a potentially higher purchase price contingent upon resolution of certain contractual issues and an expedited process to negotiate a definitive merger agreement. Finally, the parties agreed that a reverse break-up fee was no longer necessary since the St. Gabriel project was well underway which we believed substantially mitigated any risk to us of the merger not closing.

On May 14 and 15, 2007, Mr. McGovern, Gary Pittman, our Chief Financial Officer, and Locke Liddell representatives met in Clayton, Missouri with Mr. Rupp, other senior Olin management and Cravath representatives. At the meeting, the parties agreed to a purchase price of $35.00 per share and negotiated a definitive merger agreement, subject to board approval of both companies. Mr. Rupp and Mr. McGovern agreed that they would each hold board meetings later that week to inform their respective boards of the terms of the proposed transaction, and then hold subsequent board meetings that weekend to seek approval.

On May 16 and 17, 2007, at regularly scheduled Board meetings, the other outside directors were informed of the terms of the proposed merger, and the Board discussed the transaction with management and our legal and financial advisors. Our Board discussed, among other things, the terms of the definitive merger agreement and whether the Olin offer represented the best value reasonably available for our stockholders. Management reviewed for our Board the extended negotiations with Olin, as well as the various efforts and discussions undertaken by management during the prior two years to identify potential strategic and financial partners and the results of those efforts. Management also discussed our business plan if we continued to operate as a stand-alone company. At the end of the meetings, our Board directed management to finalize the merger agreement, so that it could be considered for approval at a Board meeting on May 20, 2007. From May 18 to May 20, 2007, the parties worked to finalize the definitive merger agreement.

On May 20, 2007, our Board of Directors met telephonically with our management and legal and financial advisors to consider the proposed merger with Olin. At the meeting, a Locke Liddell representative answered questions regarding the Merger Agreement, a copy of which had been previously provided to our Board. Also at this meeting, CIBC World Markets reviewed with our Board its financial analysis of the merger consideration and rendered to our Board an oral opinion, confirmed by delivery of a written opinion, dated May 20, 2007, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be received by holders of our common stock was fair, from a financial point of view, to such holders. After considering, among other things, the factors described below under “The Merger — Reasons for the Merger; Recommendations of Our Board of Directors,” our Board of Directors unanimously determined that the Merger Agreement and the Merger were fair to, and in the best interests of, our stockholders, and authorized, approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. After our Board meeting, and after the Olin board of directors also approved the transaction that night, the parties executed the Merger Agreement on May 20, 2007.

On May 21, 2007, before the opening of The NASDAQ Global Market, the parties announced the Merger.

Reasons for the Merger; Recommendation of Our Board of Directors

Our Board of Directors unanimously determined that the Merger Agreement and the Merger were fair to, and in the best interests of, our stockholders. On May 20, 2007, our Board of Directors approved the Merger Agreement and authorized the transactions contemplated by the Merger Agreement, including the Merger, and recommended that our stockholders adopt the Merger Agreement. In reaching these conclusions, our Board of Directors considered the following factors, among others:

•	its belief, based upon our historical and current financial performance and results of operations, our prospects and long-term strategy, our competitive position in our industry, the uncertain outlook for the chlor-alkali industry and product pricing, and general economic and stock market conditions, that the $35.00 per share merger consideration would result in greater value with less risk to our stockholders than continuing to operate as an independent company and pursuing our current business plan;

•	the historical market prices of our common stock and recent trading activity, including the fact that the $35.00 per share merger consideration represented a 19.1% premium over our closing stock price on May 18, 2007 (the last trading day prior to the announcement of the transaction), a 20.4% premium over our average closing stock price for the one-month period ended May 18, 2007, and a 26.6% premium over the average closing stock price of our common stock over the 52-week period ended May 18, 2007;

•	the risks related to future prices for our chlor-alkali products and our lack of control over those prices due to the highly competitive nature of the marketplace, increased costs to produce and ship our products, our competitive position within the chlor-alkali industry, the possibility for delays or cost overruns for our St. Gabriel project and that the expected financial benefits from that project may be less than anticipated, the prospects for our business and the other risks set forth in our Form 10/K-A filed on March 16, 2007 and our Form 10-Q for the quarter ended March 31, 2007;

•	the lack of recent precedent transactions, as the only recent similar transaction for a chlor-alkali company had been the OxyChem/Vulcan transaction in October 2004, the belief that the lack of similar transactions is due to a limited number of strategic buyers, as well as the corresponding belief that the lack of strategic buyers likely reduces the number of potential financial buyers since this factor limits the potential exit strategies available for a financial buyer;

•	the belief that Olin, as a strategic buyer, could likely pay a higher price than a financial buyer, which likely would not be able to take advantage of the synergies and/or cost savings, and the expanded geographic coverage and logistics benefits, generally available to a strategic buyer such as Olin;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

•	the fact that the $35.00 purchase price per share was arrived at through extended, arms-length negotiations;

•	the belief of our Board of Directors that the $35.00 per share price represented the highest consideration that Olin was willing to pay, and that no other opportunity reasonably available to us would provide greater value to our stockholders within the time frame in which the Merger is expected to be consummated;

•	our unsuccessful experience since 2005 of our prior discussions with potential strategic and financial buyers about an acquisition or business combination with Pioneer;

•	the opinion, including the matters described therein, and financial presentation, each dated May 20, 2007, of CIBC World Markets to our Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our common stock, as more fully described below under the caption “Opinion of Our Financial Advisor” beginning on page 20 (see Annex C for the full text of the opinion);

•	the requirement in the Convertible Notes that, upon specified circumstances, the note holders would be entitled to receive an additional payment of up to approximately $26 million upon the Merger, as more fully described under the caption “The Merger Agreement — Convertible Notes” on page 43;

•	the terms and conditions of the Merger Agreement, including:

•	that the Merger Agreement does not include a financing condition and our management’s conclusion that Olin has the financial ability to complete the Merger;

•	the provision in the Merger Agreement that allows us to make the necessary capital expenditures to continue the expansion and conversion project at St. Gabriel, and to complete the project within the time frame originally announced;

•	the provision in the Merger Agreement with respect to other acquisition proposals presented to us, including our rights to pursue an alternative proposal reasonably likely to lead to a “superior proposal” (as defined in the Merger Agreement, and as described in “The Merger Agreement — Termination” beginning on page 51), and to terminate the Merger Agreement in order to accept a “superior proposal” subject to paying Olin a $15.6 million termination fee; and

•	that the Merger Agreement is subject to only customary closing conditions.

•	the belief of our Board, after consultation with our advisors, that the termination fee of approximately $15.6 million was within the customary range for such fees in a transaction of this size and would be unlikely to preclude another interested buyer from seeking to make a “superior proposal” to acquire us;

•	that our stockholders will have an opportunity to vote on the Merger Agreement and the availability of appraisal rights to such stockholders who comply with all requirements under Delaware law (see “Appraisal Rights” and Annex B);

•	the fact that our CEO and most of our executive officers, and all of our directors, would not have any role with Olin after a short transition period of up to six months after the effective time of the Merger; and

•	the fact that our non-employee directors will not receive any consideration in connection with the Merger that is different from, or in addition to, that received by any other stockholder of the Company, or that they would not have otherwise already been entitled to receive with respect to already vested stock options, other than customary terms of the Merger Agreement providing for the indemnification of (to the fullest extent permitted by our Certificate of Incorporation, Bylaws and indemnification agreements) and provision of directors and officers liability insurance for each director for six years from and after the effective time of the merger.

Our Board of Directors was aware of and also considered the following potentially adverse factors associated with the Merger, among others:

•	the fact that, following the Merger, our stockholders will not participate in any future earnings or growth of our business and will not benefit from any appreciation in our value, including any appreciation in value that could be realized from the St. Gabriel expansion project or other improvements in our operations;

•	the risks and cost to us if the Merger does not close, including the diversion of management and employee attention, potential employee attrition, and the potential effect on our business and our relationships with customers and suppliers;

•	the tax consequences of the Merger to our stockholders, including that an all-cash transaction will be a taxable transaction for our stockholders;

•	that the Merger may not close, due to certain adverse circumstances including the failure to obtain regulatory clearance or a material adverse change or our failure to obtain shareholder approval, or could be renegotiated during the period between signing and closing;

•	that under the Merger Agreement, we will be unable to solicit other acquisition proposals, we will be required to pay Olin a termination fee of approximately $15.6 million if the Merger Agreement is terminated under certain circumstances, and our obligation to pay the termination fee might discourage other parties from proposing a business combination with, or an acquisition of, Pioneer;

•	the customary restrictions on the conduct of our business prior to the completion of the Merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from pursuing business opportunities that may arise pending completion of the Merger; and

•	that our executive officers and directors have interests that are, or may be, different from or in addition to, the interests of our stockholders generally, which include enhanced severance benefits payable to certain of our executive officers, as more fully described below under the caption “— Interests of Executive Officers and Directors in the Merger” beginning on page 28,

In view of the large number of factors considered by our Board of Directors in connection with the evaluation of the Merger Agreement and the Merger and the complexity of these matters, our Board of Directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching a decision, nor did our Board of Directors evaluate whether these factors were of equal importance. In addition, each director may have given different weight to the various factors.

While our Board of Directors considered potentially negative and potentially positive factors, our Board of Directors concluded that overall, the potential positive factors outweighed the potential negative factors. Our Board of Directors conducted discussions of, among other things, the factors described above, and also consulted with our management and our legal and financial advisors in evaluating the proposed Merger. Based on the factors described above and other factors that each member of the Board felt appropriate, our Board of Directors unanimously determined that the Merger Agreement and the Merger were fair to, and in the best interests of, our stockholders, approved the Merger Agreement and authorized the transactions contemplated by the Merger Agreement, including the Merger.

Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement.

Opinion of Our Financial Advisor

We have engaged CIBC World Markets as our financial advisor in connection with the Merger. In connection with this engagement, our Board of Directors requested that CIBC World Markets evaluate the fairness, from a financial point of view, to the holders of our common stock of the merger consideration to be received by such holders. On May 20, 2007, at a meeting of our Board of Directors held to evaluate the Merger, CIBC World Markets rendered to our Board of Directors an oral opinion, which was confirmed by delivery of a written opinion, dated May 20, 2007, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be received by holders of our common stock was fair, from a financial point of view, to such holders.

The full text of CIBC World Markets’ written opinion, dated May 20, 2007, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex C. CIBC World Markets’ opinion was provided to our Board of Directors in connection with its evaluation of the merger consideration from a financial point of view. CIBC World Markets’ opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger. The summary of CIBC World Markets’ opinion described below is qualified in its entirety by reference to the full text of its opinion. Holders of our common stock are encouraged to read the opinion carefully in its entirety.

In arriving at its opinion, CIBC World Markets:

•	reviewed the Merger Agreement;

•	reviewed our audited financial statements for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006, and our unaudited financial statements for the three months ended March 31, 2007;

•	reviewed financial forecasts and estimates relating to Pioneer prepared by our management;

•	held discussions with our senior management with respect to our business and prospects;

•	reviewed historical market prices and trading volume for our common stock;

•	reviewed and analyzed certain publicly available financial data for companies that CIBC World Markets deemed relevant in evaluating Pioneer;

•	reviewed and analyzed certain publicly available information for transactions that CIBC World Markets deemed relevant in evaluating the Merger;

•	analyzed the estimated present value of the future cash flows of Pioneer based on financial forecasts and estimates prepared by our management;

•	reviewed and analyzed the premiums paid, based on publicly available information, in merger and acquisition transactions that CIBC World Markets deemed relevant in evaluating the Merger;

•	reviewed other public information concerning Pioneer; and

•	performed such other analyses, reviewed such other information and considered such other factors as CIBC World Markets deemed appropriate.

In rendering its opinion, CIBC World Markets relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with CIBC World Markets by Pioneer and its employees, representatives and affiliates or otherwise reviewed by CIBC World Markets. With respect to the financial forecasts and estimates relating to Pioneer referred to above, CIBC World Markets assumed, at the direction of Pioneer’s management, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of Pioneer’s management as to Pioneer’s future financial condition and operating results. CIBC World Markets assumed, with Pioneer’s consent, that the Merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals and consents with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Pioneer or the Merger. CIBC World Markets neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Pioneer. CIBC World Markets did not express any opinion as to Pioneer’s underlying valuation, future performance or long-term viability. CIBC World Markets expressed no view as to, and its opinion did not address, any terms or other aspects of the Merger (other than the merger consideration to the extent expressly specified in its opinion) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. In addition, CIBC World Markets expressed no view as to, and its opinion did not address, Pioneer’s underlying business decision to proceed with or effect the Merger nor did its opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for Pioneer or the effect of any other transaction in which Pioneer might engage. In connection with its engagement, CIBC World Markets was not requested to, and it did not, solicit third party indications of interest in the possible acquisition of all or a part of Pioneer. CIBC World Markets’ opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets on the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. Except as described above, Pioneer imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion.

This summary is not a complete description of CIBC World Markets’ opinion or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. CIBC World Markets arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets’ analyses and opinion.

In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Pioneer’s control. No company, business or transaction used in the analyses is identical or directly comparable to Pioneer or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in CIBC World Markets’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, CIBC World Markets’ analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the Merger were determined through negotiation between Pioneer and Olin, and the decision to enter into the Merger was solely that of the Pioneer Board of Directors. CIBC World Markets’ opinion and financial presentation were only one of many factors considered by the Pioneer Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Pioneer Board of Directors or Pioneer’s management with respect to the Merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with the Pioneer Board of Directors in connection with CIBC World Markets’ opinion dated May 20, 2007. The financial analyses summarized below include information presented in tabular format. In order to fully understand CIBC World Markets’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets’ financial analyses.

Selected Companies Analysis

CIBC World Markets reviewed financial and stock market information for Pioneer and the following seven selected publicly held companies in the commodity chemicals production industry:

•	The Dow Chemical Company
•	Eastman Chemical Company
•	Huntsman Corporation
•	Lyondell Chemical Company

•	NOVA Chemicals Corporation
•	Olin
•	Westlake Chemical Corporation

CIBC World Markets reviewed enterprise values of the selected companies, calculated as fully-diluted market value based on closing stock prices on May 18, 2007, plus net debt, as a multiple of calendar years 2007 and 2008 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. CIBC World Markets also reviewed closing stock prices of the selected companies on May 18, 2007 as a multiple of calendar years 2007 and 2008 estimated earnings per share, referred to as EPS. CIBC World Markets then applied a range of selected multiples of calendar years 2007 and 2008 estimated EBITDA and EPS derived from the selected companies to corresponding financial data of Pioneer, adjusted to exclude the financial impact of capital expenditures relating to the planned expansion of Pioneer’s St. Gabriel plant given that Pioneer does not anticipate incremental revenue attributable to the St. Gabriel plant expansion until it is completed in calendar year 2009. In deriving an implied equity reference range for Pioneer based on this analysis, CIBC World Markets also calculated the estimated present value of the projected incremental future cash flows that could be generated during fiscal years 2007 through 2011 from the St. Gabriel plant expansion and derived terminal values by applying EBITDA terminal value multiples of 6.5x to 7.5x to Pioneer’s fiscal year 2011 estimated incremental EBITDA attributable to the St. Gabriel plant expansion. These cash flows and terminal values were discounted to present value by applying discount rates ranging from 13.0% to 15.0%. Financial data for the selected companies were based on public filings, publicly available research analysts’ estimates and other publicly available information. Financial data for Pioneer were based on Pioneer’s public filings, EBITDA and capital expenditure estimates of Pioneer’s management for fiscal years 2007 through 2011, and other internal Pioneer information that was used by CIBC World Markets to derive Pioneer’s EPS for fiscal years 2007 and 2008. Based on the sum of the implied values for Pioneer derived from Pioneer’s calendar years 2007 and 2008 estimated EBITDA and EPS as adjusted to exclude the financial impact of capital expenditures relating to the St. Gabriel plant expansion and the implied values derived from discounting the projected incremental cash flows attributable to the St. Gabriel plant expansion as described above, this analysis indicated the following implied per share equity reference range for Pioneer, as compared to the per share merger consideration:

Implied per Share	Per Share
Equity Reference Range for Pioneer	Merger Consideration

$30.12 — $42.16	$35.00

Selected Precedent Transactions Analysis

CIBC World Markets reviewed transaction values in the following seven selected transactions involving companies in the chlor-alkali production industry:

Announcement Date	Acquiror	Target

• 4/12/05	• ERCO Worldwide (USA) Inc. (a subsidiary of Superior Plus, Inc.)	• Basic Chemical Company, LLC (Port Edwards, Wisconsin business)
• 12/14/04	• Rhodia	• ChlorAlp
• 11/23/04	• INEOS Chlor Ltd.	• Rhodia (certain chlor-alkali assets)
• 10/12/04	• Basic Chemical Company, LLC (a subsidiary of Occidental Petroleum Corporation)	• Vulcan Materials Company (chemicals unit)
• 9/23/97	• Pioneer	• ICI Canada Inc. and ICI Americas Inc. (North American chlor-alkali business)
• 6/17/97	• Pioneer	• OxyChem (Chlor-alkali plant)
• 2/1/97	• Olin	• Niachlor

CIBC World Markets reviewed transaction values in the selected transactions, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus net debt, as a multiple of estimated electrochemical unit annual capacity, referred to as ECU annual capacity. CIBC World Markets then applied a range of selected ECU multiples derived from the Basic Chemical Company, LLC/Vulcan Materials Company transaction announced in October 2004, referred to as the Basic Chemical/Vulcan transaction, to Pioneer’s estimated ECU annual capacity for calendar year 2007. In deriving an implied equity reference range for Pioneer based on this analysis, CIBC World Markets focused on the Basic Chemical Company, LLC/Vulcan Materials Company transaction since, among other things, it was one of the more recent selected transactions for which ECU data was publicly available and given that the most recent selected transaction, the ERCO Worldwide (USA) Inc./Basic Chemical Company, LLC transaction announced in April 2005, was the result of a divestiture required by the Federal Trade Commission with respect to certain assets previously acquired by Basic Chemical Company, LLC in the Basic Chemical/Vulcan transaction. Financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data for Pioneer were based on Pioneer’s public filings and internal estimates of Pioneer’s management. This analysis indicated the following implied per share equity reference range for Pioneer, as compared to the per share merger consideration:

Implied per Share	Per Share
Equity Reference Range for Pioneer	Merger Consideration

$24.64 — $29.98	$35.00

Discounted Cash Flow Analysis

CIBC World Markets performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Pioneer could generate for fiscal years 2007 through 2011, based on internal estimates of Pioneer’s management after giving effect to the planned expansion of Pioneer’s St. Gabriel plant. CIBC World Markets calculated a range of estimated terminal values by applying EBITDA terminal value multiples ranging from 6.5x to 7.5x to Pioneer’s average EBITDA for fiscal years 2005 through 2011. The cash flows and terminal values were discounted to present value using discount rates ranging from 13.0% to 15.0%. This analysis indicated the following implied per share equity reference range for Pioneer, as compared to the per share merger consideration:

Implied per Share	Per Share
Equity Reference Range for Pioneer	Merger Consideration

$29.48 — $37.06	$35.00

Premiums Paid Analysis

CIBC World Markets reviewed the premiums paid in 91 selected all-cash transactions announced since January 2004 with transaction values of between $300 million and $500 million relative to the closing stock prices of the target companies in such transactions one trading day, one week and four weeks prior to public announcement of the relevant transaction. CIBC World Markets then applied a range of selected premiums derived from the selected transactions to the closing prices of Pioneer common stock on May 18, 2007 and one week and four weeks prior to May 18, 2007. This analysis indicated the following implied per share equity reference range for Pioneer, as compared to the per share merger consideration:

Implied per Share	Per Share
Equity Reference Range for Pioneer	Merger Consideration

$32.63 — $41.64	$35.00

Miscellaneous

Pioneer has agreed to pay CIBC World Markets for its financial advisory services in connection with the Merger an aggregate fee estimated to be approximately $4.2 million, a portion of which was payable in connection with CIBC World Markets’ engagement, a portion of which was payable upon delivery of its opinion and approximately $3.6 million of which is contingent upon consummation of the Merger. In addition, Pioneer has agreed to reimburse CIBC World Markets for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

CIBC World Markets and its affiliates in the past have provided services to Pioneer unrelated to the Merger, for which services CIBC World Markets and its affiliates have received compensation, including having acted as sole bookrunning manager for Pioneer’s offering in March 2007 of the Convertible Notes. CIBC World Markets makes a market in the Convertible Notes, and accordingly currently holds a portion of the Convertible Notes which, pursuant to their terms, will be repaid at a premium in connection with the Merger. See “The Merger Agreement — Convertible Notes” on page 43 of this proxy statement. On May 20, 2007, the date on which CIBC World Markets rendered its opinion, CIBC World Markets held approximately $12.25 million of the Convertible Notes. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of Pioneer and Olin for its and their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Pioneer selected CIBC World Markets as its financial advisor based on CIBC World Markets’ reputation and experience and its familiarity with Pioneer and its business. CIBC World Markets is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

Certain Financial Projections

We do not, as a matter of course, provide financial guidance or publicly disclose projections of future revenues, earnings or other financial performance. However, in connection with the review of the proposed acquisition of Pioneer by Olin, our management prepared non-public financial projections reflecting management’s views as to our potential financial future performance for the fiscal years 2007 through 2011. The information was provided to our Board of Directors and financial advisor in connection with the proposed Merger. The projections, a subset of which are set forth below, do not give effect to the transactions contemplated by the Merger Agreement, including the Merger. These projections were not provided to Olin prior to executing the Merger Agreement, and therefore Olin did not base its purchase price on these projections, but rather on its own assumptions and projections. The inclusion of this information should not be regarded as an indication that either we, Olin or our respective advisors or other representatives considered, or now considers, it to be predictive of actual future results.

The projections were prepared by our management for our internal use, and not for public disclosure. Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projections. Further, the projections were not prepared with a view to compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles.

The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments. Although the projections are presented with numerical specificity, they reflect numerous assumptions and estimates relating to our business. Although our management believed that such assumptions and estimates were reasonable at the time the projections were prepared, they may not reflect the actual results achieved. In addition, factors such as industry performance, competitive uncertainties, and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond our control, may cause actual results to vary materially from the projections or the underlying assumptions and estimates. In particular, persons reviewing these projections should note the following:

•	Prices and demand for our products, which are commodity chemicals, have been highly volatile and difficult to predict during the past five years, and are expected to remain volatile and difficult to predict in the future;

•	The costs for electricity have been volatile over the past few years, are based in large part on the price of natural gas which has been difficult to predict, and are expected to remain volatile and difficult to predict in the future;

•	Costs of rail transportation have risen materially over the past few years, and future increases are difficult to predict; and

•	A substantial portion of our operations are located in Canada, and accordingly, our results of operations are subject to currency exchange fluctuations between the U.S. and Canada that are difficult to predict.

For the foregoing reasons, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of our actual future results, and they should not be relied upon as such. We do not intend to update or otherwise revise the projections to correct any errors existing in such projections when made, to reflect circumstances existing after the date when made, or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. These projections are by their nature forward-looking information, and you should read the section entitled “Forward-Looking Statements” beginning on page 59 of this proxy statement for additional information regarding the risks of unduly relying on such information. Since the projections cover multiple years, such information by its nature becomes more difficult to predict with each successive year.

	FY	FY	FY	FY	FY
	2007E	2008E	2009E	2010E	2011E
	(In millions)

EBITDA (1)(2)	$83	$55	$92	$76	$77
Capital Expenditures	$81	$112	$12	$9	$13

(1)	EBITDA represents net earnings before interest expense, income taxes, depreciation and amortization, a measurement used by management to measure operating performance. The estimated EBITDA for 2007 includes actual results for the first quarter of 2007. For purposes of these projections, EBITDA does not include certain non-operating items such as asset sales, interest income or currency fluctuations. EBITDA is not a recognized term under generally accepted accounting principles and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Not all companies calculate EBITDA identically. EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest or other debt service payments, tax payments, or capital expenditure requirements.

(2)	These projections were prepared using the pro forma impact of the material assumption that the St. Gabriel expansion and conversion project will be completed on December 31, 2008, and will provide additional cash flow of $31 million during each of the fiscal years ending 2009 to 2011. There can be no assurances that the St. Gabriel project will be completed by this date or that it will provide such additional amount of cash flow during any future period.

Delisting and Deregistration of Our Common Stock

Following the Merger, our common stock will be delisted from The NASDAQ Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Pioneer After the Merger

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into us and the separate corporate existence of Merger Sub will thereupon cease, and we will be the surviving corporation and all of our rights, privileges, powers, immunities, purposes and franchises will continue unaffected by the Merger, except that all of our then outstanding common stock will be owned by Olin and all of our then outstanding options will be canceled.

Effective Time of the Merger

The Merger will become effective when a certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties agree to and specify in the certificate of merger. Such filing will be made as soon as practicable on the date of the closing of the Merger. See “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 47. The Merger Agreement also provides that:

•	our fourth amended and restated certificate of incorporation will be amended at the effective time of the Merger to be in the form of Exhibit A to the Merger Agreement and, as so amended, will be the amended and restated certificate of incorporation of the surviving corporation until changed or amended;

•	the bylaws of Merger Sub as in effect immediately prior to the effective time of the Merger will be the bylaws of the surviving corporation until changed or amended;

•	the directors of Merger Sub immediately prior to the effective time of the Merger will be the directors of the surviving corporation until the earlier of their resignation or removal or until their successors are duly elected and qualified, as the case may be; and

•	the officers of Merger Sub immediately prior to the closing of the Merger will be the officers of the surviving corporation until the earlier of their resignation or removal or until their successors are duly elected and qualified, as the case may be.

Conduct of Our Business if the Merger is Not Completed

In the event that the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, our stockholders would not receive any merger consideration for their shares of our common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on The NASDAQ Global Market and our stockholders would continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of our common stock. If the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the Merger will be completed. From time to time, our Board of Directors would evaluate and review our business operations, properties, dividend policy and capitalization, and, among other things, make such changes as are deemed appropriate. In addition, our Board of Directors might seek to identify strategic alternatives to maximize stockholder value. If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us would be offered or that our business, prospects or results of operations would not be adversely impacted.

Pursuant to the Merger Agreement, under certain circumstances, we are permitted to terminate the Merger Agreement and recommend an alternative transaction. See “The Merger Agreement — Termination” beginning on page 51.

Under certain circumstances, if the Merger is not completed, we will be obligated to pay Olin a termination fee of approximately $15.6 million. See “The Merger Agreement — Fees and Expenses” beginning on page 52.

Merger Consideration

Each share of our common stock issued and outstanding immediately before the Merger, other than treasury shares, shares for which appraisal rights have been perfected and shares held by Olin or Merger Sub, will automatically be canceled and will cease to exist and will be converted into the right to receive $35.00 in cash, without interest. After the Merger is effective, each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to the shares, except for the right to receive the $35.00 per share merger consideration or, if a holder exercises appraisal rights, the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law. Each share of our common stock held by us as treasury shares or held by Olin or Merger Sub at the time of the Merger will be canceled without any payment.

Interests of Executive Officers and Directors in the Merger

In considering the recommendation of our Board of Directors in favor of the Merger, you should be aware that our executive officers and directors may have personal interests in the Merger that are, or may be, different from, or in addition to, your interests as a stockholder. The members of our Board of Directors were aware of these interests and considered them, among other matters, when deciding to approve and recommend the adoption of the Merger Agreement. See “— Background of the Merger” beginning on page 13, and “ — Reasons for the Merger; Recommendation of our Board of Directors” beginning on page 18. Our stockholders should take these interests into account in deciding whether to vote “FOR” the adoption of the Merger Agreement.

Pre-Existing Employment Agreement for Michael Y. McGovern

Our Chairman, President and Chief Executive Officer, Michael Y. McGovern, entered into a three-year employment agreement with us dated as of May 2, 2006. Mr. McGovern’s employment agreement provides that if his employment is terminated without cause or constructively terminated (as defined in the employment agreement), or terminated for any reason within 18 months following the occurrence of a change in control (as defined in the employment agreement), he will be entitled to certain benefits. Mr. McGovern’s employment will be terminated at the effective time of the Merger without cause, and he will be entitled to receive the following: (1) a lump sum payment equal to two times his base salary (his base salary is currently $600,000), (2) under our Management Incentive Plan, any unpaid bonus payable for any prior fiscal year, and a prorated portion of any bonus payable for the year in which his employment terminates, based on a target bonus of 60% of his base salary ($360,000), (3) under our Profit Sharing Plan, any unpaid bonus payable for any prior fiscal year, and a prorated portion of any bonus payable for the year in which his employment terminates, based on a bonus equal to 10% of his base salary ($60,000), and (4) the 10,682 shares of restricted stock received under our 2006 Long-Term Incentive Program will vest and will be converted into the right to receive the merger consideration. In addition Mr. McGovern and his dependents will be entitled to health and life insurance coverage until Mr. McGovern qualifies for Medicare, provided that he pay the annual premium charged by us for coverage under our health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986.

Severance Plan and Compensation Plans for Other Executive Officers

Upon the consummation of the Merger, the following changes to our compensation programs and severance plan, as they affect our executive officers (with the exception of Mr. McGovern whose severance arrangement is described above) will take effect.

Severance Plan

Olin has requested that three of our executive officers, Michael Mazzarello, Larry Landry and Bruce Williams, continue after the Merger as employees of Olin. If any of them is terminated by Olin without cause within one year after the effective time of the Merger, he will receive a severance payment equal to 18 months of his base salary. After the first anniversary of the effective time of the Merger, any severance benefits for these executive officers will be determined under Olin’s severance policy.

Olin plans to terminate the employment of our executive officers other than the three executive officers listed in the prior paragraph. Within 60 days after the date of the Merger Agreement, Olin will inform such executive officers how long, if at all, after the effective time of the Merger they will be requested to work, which may be no later than six months after the effective time of the Merger, with the exception of Gary Sulik, who will be terminated upon the completion of the expansion and conversion of our St. Gabriel, Louisiana plant (projected to be completed during the fourth quarter of 2008). If an executive officer continues working through the requested date of termination (referred to in this section as the “projected termination date”), or if, prior to such projected termination date, the executive officer is terminated by Olin other than for cause, such executive officer will receive a severance payment equal to (1) 24 months of his base salary for our two senior vice presidents, Gary Pittman and David Scholes, and (2) 18 months of his base salary for all other executive officers. An executive officer will not be entitled to any payments under the severance plan unless and until the executive officer executes a release of claims in favor of us and Olin, our respective predecessors, successors, parents and affiliates, and our respective present and former officers, directors, employees and agents. For the purposes of our severance plan, “cause” shall mean termination from employment due to unacceptable performance, misconduct, dishonesty, or any other violation of Company policies or law.

The severance benefits described above for our executive officers (other than Mr. McGovern, whose severance benefit was set by his pre-existing employment agreement, and Mr. Mazzarello, whose severance benefit is determined under our Canadian severance policy) reflect an increase over the severance benefits that applied before our entry into negotiations with Olin. Under our prior severance policy, each of our executive officers, other than Mr. McGovern and Mr. Mazzarello, would have been entitled to a severance benefit equal to one year of his base salary if he were terminated by us without cause. The enhanced severance benefits (which, in the aggregate, are expected to be $1,088,500) were agreed to by Olin to provide an incentive for our executive officers who will be terminated to continue their employment through the effective time of the Merger, and if requested by Olin, through their individual projected termination date.

The following table summarizes the cash severance benefits, as outlined above, that would be made to each of our executive officers, subject to the conditions that are also outlined above.

		Enhanced
		Severance	Total
	Pre-Existing	Benefit	Amount of
	Severance	Upon	Severance
Name	Benefit	Merger	Payable

Michael Y. McGovern	$1,200,000	$—	$1,200,000
Gary L. Pittman	286,000	286,000	572,000
David A. Scholes	286,000	286,000	572,000
Jerry B. Bradley	210,000	105,000	315,000
Ronald E. Ciora	260,000	130,000	390,000
Grant A. Farris	225,000	112,500	337,500
Larry Landry (1)	170,000	85,000	255,000
Michael Mazzarello (1)(2)	252,000	—	252,000
Carl Monticone	156,000	78,000	234,000
Gary L. Sulik	182,000	91,000	273,000
Bruce K. Williams (1)	145,000	72,500	217,500

Total	3,372,000	1,246,000	4,618,000
Continued Employees (1)	(567,000)	(157,500)	(724,500)

Expected Severance Benefit	$2,805,000	$1,088,500	$3,893,500

(1)	These officers have been requested to continue after the Merger as employees of Olin, and accordingly, will only be entitled to these severance payments if they are terminated by Olin without cause within one year after the effective time of the Merger.

(2)	Mr. Mazzarello is currently entitled to 18 months of severance under our Canadian severance policy, and accordingly, would not be entitled to any enhanced severance.

Long-Term Incentive Program

For those executive officers who received restricted stock awards under our 2006 Long-Term Incentive Program, such shares of restricted stock will vest in full upon the effective time of the Merger and will be converted into the right to receive the merger consideration.

Under our 2007 Long-Term Incentive Program, only the three executive officers who we anticipate will continue after the effective time of the Merger as non-transitional employees of Olin (Messrs. Mazzarello, Landry and Williams) are expected to be entitled to any award following the closing of the Merger. Promptly following the effective time of the Merger, each of Messrs. Mazzarello, Landry and Williams will be entitled to receive a grant under a plan maintained by Olin that has a value substantially equivalent to $49,157 for Mr. Mazzarello, $59,500 for Mr. Landry and $44,223 for Mr. Williams. Such grant may be made under a cash, equity incentive or other plan of Olin (as determined by Olin) and shall vest ratably on each of the first three anniversaries of the date of grant, provided that the executive officer must be employed by Olin on the relevant vesting date. No other executive officers are currently expected to be entitled to receive any payments or benefits under our 2007 Long-Term Incentive Program.

Management Incentive Plan and Profit Sharing Plan

Our Management Incentive Plan and Profit Sharing Plan have annual EBITDA thresholds which determine the amounts payable under such plans, if any. If the effective time of the Merger occurs during the 2007 fiscal year prior to December 31, 2007 or during the 2008 fiscal year prior to December 31, 2008, the EBITDA we achieve through the effective time of the Merger will be annualized to determine whether the EBITDA threshold for the relevant fiscal year has been achieved. If the applicable EBITDA threshold for the relevant fiscal year has been achieved under the Management Incentive Plan or the Profit Sharing Plan, our executive officers (as well as all other participants in such plans) will receive a prorated portion of the payment that is payable under each of such plans (which ranges from 20% to 60% of base salary for the Management Incentive Plan and is fixed at 10% of base salary for the Profit Sharing Plan ). If the closing of the Merger occurs in 2007, the proration under each of these plans will be made through the last day the executive officer continues working for us in 2007, with the full amount payable if the executive officer works through the end of 2007. If the closing of the Merger occurs in 2008, the proration under each of these plans will be made through the effective time of the Merger.

Transition Payment Program

Our Management Incentive Plan and Profit Sharing Plan will no longer be in effect after the later of the effective time of the Merger and January 1, 2008. In the case of our executive officers who continue to be employed by us or Olin following the later of the effective time of the Merger and January 1, 2008 for a transitional period not to exceed six months (not including Messrs. Mazzarello, Landry and Williams), such executive officers will receive the following payments and benefits for the transition period: (a) base salary for such transition period; and (b) the aggregate amount of the awards received by such executive officer under the Company’s 2007 Profit Sharing Plan and 2007 Management Incentive Plan, multiplied by a fraction, of which (A) the numerator is the number of days in the period commencing on the later of (i) the closing of the Merger and (ii) January 1, 2008, and ending on the date of actual termination of employment of such executive officer and (B) the denominator of which is 365. Such payments are subject to the continued employment of the executive officer until the last day of the transition period requested by Olin (not to exceed six months) or termination by us or Olin without cause prior to such transition period end date. The one exception to the six month transition period maximum is Gary Sulik, who will be terminated upon the completion of the expansion and conversion of our St. Gabriel, Louisiana plant (projected to be completed during the fourth quarter of 2008).

Equity Awards

Pursuant to the Merger Agreement, our Board of Directors and the Governance and Compensation Committee, have each adopted resolutions to do the following:

•	adjust the terms of all outstanding options, including those held by our executive officers and directors, so that each stock option that is outstanding and unexercised immediately prior to the effective time of the Merger, whether or not then exercisable, shall (1) immediately prior to the effective time of the Merger, become vested and exercisable in full, and (2) at the effective time of the Merger, be cancelled in exchange for the right to receive, as soon as practicable following the effective time of the Merger, a single lump sum cash payment equal to the product of (A) the number of shares of our common stock for which such stock option shall not theretofore have been exercised and (B) the excess, if any, of the $35.00 merger consideration over the exercise price per share of such stock option;

•	adjust the terms of all outstanding shares of restricted stock, including those held by our executive officers, to provide that each such share outstanding immediately prior to the effective time of the Merger will vest in full and be converted into the right to receive the $35.00 per share merger consideration; and

•	with respect to our existing program to issue shares of common stock to our non-employee directors on December 15 of each year in accordance with the 2006 Stock Incentive Plan, amend such program to clarify that if the closing of the Merger occurs during the 2007 fiscal year prior to December 15, 2007, or during the 2008 fiscal year prior to December 15, 2008, our non-employee directors immediately prior to the effective time of the Merger will each be paid on the closing date of the Merger, in lieu of any stock issuance, an amount in cash equal to (1) $60,000 multiplied by (2) a fraction, (A) the numerator of which is the number of months that have fully elapsed in the year in which the closing of the Merger occurs through the closing date of the Merger plus one and (B) the denominator of which is 12.

Payments of the above-described amounts are subject to tax withholding, if applicable, and will be paid without interest.

The following table indicates, as of [ • ], 2007, the outstanding options and restricted stock grants held by our executive officers and directors which were issued as compensation under our 2006 Stock Incentive Plan, and related information, as follows: (a) the number of shares of our common stock subject to outstanding vested and unvested options, (b) the value of such vested and unvested options based on the aggregate exercise price of such options and the aggregate merger consideration payable with respect thereto, (c) the number of outstanding shares of restricted stock and shares of common stock issued to our directors free of restrictions, (d) the value of such shares of restricted stock and other stock grants based on the aggregate merger consideration payable with respect thereto, and (e) the total value of all vested and unvested options and shares of restricted stock.

							Total Value of
							All Options
							(Vested and
					Shares of	Value of	Unvested),
			Value of	Value of	Restricted	Restricted	Restricted
	Vested	Unvested	Vested	Unvested	Stock and	Stock and	Stock and
	Stock	Stock	Stock	Stock	Other Stock	Other Stock	Other Stock
Executive Officers and Directors	Options (#)	Options (1) (#)	Options ($)	Options ($)	Grants(2) (#)	Grants ($)	Grants (2) ($)

Executive Officers
Michael Y. McGovern	25,000	—	775,000	—	10,862	380,170	1,155,170
Gary L. Pittman	—	—	—	—	4,526	158,410	158,410
David A. Scholes	—	—	—	—	4,526	158,410	158,410
Jerry B. Bradley	—	—	—	—	2,304	80,640	80,640
Ronald E. Ciora	15,000	15,000	400,800	400,800	3,291	115,185	916,785
Grant A. Farris	—	—	—	—	—	—	—
Larry Landry	—	—	—	—	—	—	—
Michael Mazzarello	9,334	9,334	249,404	249,404	1,703	59,605	558,413
Carl Monticone	4,667	4,667	124,702	124,702	1,201	42,035	291,439
Gary L. Sulik	—	—	—	—	1,981	69,335	69,335
Bruce K. Williams	2,667	2,667	71,262	71,262	1,532	53,620	196,144
Non-Employee Directors
Robert E. Allen	10,000	—	36,300	—	2,048	71,860	108,160
Marvin E. Lesser	29,000	—	688,150	—	2,048	71,860	760,010
Charles L. Mears	10,000	—	96,400	—	2,048	71,860	168,260
Richard L. Urbanowski	15,000	—	166,650	—	2,048	71,860	238,510

(1)	All stock options in this column will be fully vested on August 26, 2007.

(2)	Shares of common stock issued to directors under the 2006 Stock Incentive Plan are issued in arrears after the services have been performed, and accordingly, are fully vested and free of restrictions when issued.

Indemnification of Directors and Officers; Insurance

The Merger Agreement provides that the surviving corporation shall assume the obligations with respect to all rights to indemnification, advancement of expenses and all exculpation from liability for acts or omissions occurring at or prior to the effective time of the Merger existing in favor of our present and former officers or directors as provided in our amended and restated certificate of incorporation or bylaws or any indemnification agreement between any such person and us, in each case as in effect as of the date of the Merger Agreement , and such obligations will survive the Merger and will continue in full force and effect in accordance with their terms. The Merger Agreement also provides that Olin will obtain a prepaid “tail” officers’ and directors’ liability insurance policy for any acts or omissions occurring at or prior to the effective time of the Merger for a period of six years from the completion of the Merger, covering those persons who were, as of the date of the Merger Agreement, covered by our current officers’ and directors’ liability insurance policy, on terms with respect to coverage and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement (provided that in satisfying this obligation, Olin is not required to pay more than $1,000,000 in the aggregate to obtain such coverage). In the event such coverage cannot be obtained for $1,000,000 or less in the aggregate, Olin will be obligated to provide such coverage as may be obtained for such $1,000,000 aggregate amount.

Employment-Related Provisions of the Merger Agreement

The Merger Agreement provides that, except as otherwise provided in any applicable collective bargaining agreement, for a period of one year following the effective time of the Merger, our employees employed primarily in the United States who remain in the employment of the surviving corporation and its subsidiaries (whom we refer to as “continuing employees” under this caption), including our executive officers, will receive employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such continuing employees immediately prior to the completion of the Merger. However, the Merger Agreement provides that neither Olin nor the surviving corporation nor any of their subsidiaries will have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements, and none of our or our subsidiaries’ plans or arrangements providing for issuance of shares will be taken into account in determining whether employee benefits are substantially comparable in the aggregate. Any change in benefits that is adopted prior to the effective time of the Merger but becomes effective on or after the effective time of the Merger and any other change in benefits (including changes in vendors, co-payments, deductibles and life-time maximums) that would have been made by us in the ordinary course of business during the calendar year 2007 (or 2008, if the Merger is not completed on or before December 31, 2007) to reflect market conditions of the provisions of those benefits will be deemed for these purposes to have been in effect immediately prior to the effective time of the Merger.

Olin has also agreed that it will cause the surviving corporation to recognize the service of each continuing employee as if such service had been performed with Olin for certain purposes. In addition, with respect to any welfare plan maintained by Olin in which continuing employees are eligible to participate after the effective time of the Merger, Olin has agreed that it will, and will cause the surviving corporation to use reasonable efforts to waive certain limitations as to preexisting conditions and exclusions and provide each continuing employee with credit for certain co-payments and deductibles paid prior to the effective time of the Merger. See “The Merger Agreement — Employee Benefit Matters” beginning on page 44.

Other Matters

One of our directors, Robert E. Allen, is the Managing Director of a management consulting firm which performed consulting work for Olin before he joined our Board in January 2006 and afterwards. During the past five years, his firm performed services for Olin for which it received $35,000 of fees in 2002 and $33,900 in 2004. In addition, his company started a project for Olin in May 2006 unrelated to the chlor-alkali industry for which his firm would have received up to approximately $150,000 in fees had the project been completed. This project was terminated prior to completion in early June 2006, and his firm was paid $31,250 in fees for the work performed prior to termination. Mr. Allen’s firm has performed no further work for Olin since that time. This matter was fully disclosed to the other members of our Board of Directors when the potential of a merger with Olin first arose.

Treatment of Our Stock Options and Restricted Stock

Treatment of Stock Options in Connection with the Merger

Pursuant to the Merger Agreement, our Board of Directors and the Governance and Compensation Committee, have adopted resolutions to adjust the terms of all outstanding options, including those held by our executive officers and directors, whether vested or unvested, as necessary to provide that they will become fully exercisable and may be exercised immediately prior to the effective time of the Merger, and, at the effective time of the Merger, each option outstanding immediately prior to the effective time of the Merger will be canceled and the holder will then become entitled to receive a single lump sum cash payment equal to the product of (A) the number of shares of our common stock for which the option has not been exercised and (B) the excess, if any, of the $35.00 merger consideration over the exercise price per share of the option.

Subject to any applicable withholding taxes, the payment to such option holders will be made, without interest, as soon as practicable following the effective time of the Merger. We are required to ensure that following the effective time of the Merger, no holder (or former holder) of any of our stock options or any current or former participant of our stock plans, benefits plans or benefits agreements has any rights to acquire any of our, the surviving corporation’s or their subsidiaries’ capital stock or other equity interests (including “phantom” stock or stock appreciation rights).

Prior to the effective time of the Merger, we are required to take all actions necessary in order to cause any dispositions of shares of our common stock (including derivative securities with respect to shares of our common stock) resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to us to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Treatment of Restricted Stock in Connection with the Merger

Pursuant to the Merger Agreement, our Board of Directors, and the Governance and Compensation Committee, adopted resolutions to adjust the terms of all outstanding shares of restricted stock to provide that each such restricted share outstanding immediately prior to the effective time of the Merger will vest in full and be converted into the right to receive the $35.00 per share merger consideration. The merger consideration received for our shares of restricted stock will be subject to any required tax withholding and will be paid without interest. We are required to ensure that following the effective time of the Merger, no holder (or former holder) of shares of our restricted stock, or any other stock-based award, has any rights to acquire the surviving corporation’s or their subsidiaries’ capital stock or other equity interests (including “phantom” stock or stock appreciation rights).

Treatment of Stock Grant Program for Non-Employee Directors

We have an existing program to issue shares of common stock to our non-employee directors on December 15 of each year equal to $60,000 divided by the closing stock price on December 15, which shares are not subject to vesting since they are issued for services previously rendered. Pursuant to the Merger Agreement, our Board of Directors, and the Governance and Compensation Committee, adopted resolutions to amend such program to clarify that if the closing of the Merger occurs during the 2007 fiscal year prior to December 15, 2007, or during the 2008 fiscal year prior to December 15, 2008, our non-employee directors immediately prior to the effective time of the Merger will each be paid on the closing date of the Merger, in lieu of any stock issuance, an amount in cash equal to (1) $60,000 multiplied by (2) a fraction, (A) the numerator of which is the number of months that have fully elapsed in the year in which the closing of the Merger occurs through the closing date of the Merger plus one, and (B) the denominator of which is 12.

Payment Procedures

At the earlier of the closing of the Merger and the effective time of the Merger, Olin will deposit for the benefit of our stockholders the aggregate merger consideration into an exchange fund with American Stock Transfer & Trust Company or another comparable institution, as paying agent. At the effective time of the Merger, shares of our common stock (except for shares for which appraisal rights have been perfected, as described in “Appraisal Rights” below):

•	will no longer be outstanding;

•	will automatically be canceled; and

•	will cease to exist.

In addition, from and after the effective time of the Merger, each certificate formerly representing any such shares of our common stock (or any such shares formerly represented by book entry) will represent only the right to receive the $35.00 per share merger consideration which the holder of such shares is entitled to receive pursuant to the Merger.

No interest will accrue or be paid with respect to the merger consideration. Until holders of certificates previously representing shares of our common stock have surrendered those certificates to the paying agent for exchange, or have complied with the instructions in the letter of transmittal for shares held in book entry form, as the case may be, holders will not receive the merger consideration due in respect of the shares formerly represented by such certificates or by book entry.

As soon as practicable after the effective time of the Merger, the paying agent will mail to each holder of record of shares of our common stock a letter of transmittal and instructions for its use in delivering certificates or shares represented by book entry to the paying agent in exchange for the merger consideration due in respect of the shares formerly represented by such certificates or by book entry, as the case may be. After receipt of a stockholder’s certificates by the paying agent, or compliance with the instructions in the letter of transmittal for shares held in book entry form, together with a properly executed letter of transmittal, the paying agent will deliver to such stockholder the $35.00 per share merger consideration multiplied by the number of shares formerly represented by book entry or formerly represented by the certificate(s) surrendered by such stockholder. In the event of a transfer of ownership of our common stock which is not registered in the transfer records of our transfer agent, payment of the merger consideration may be made to a person other than the person in whose name a surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise in proper form for transfer; and

•	the person requesting payment of the merger consideration pays any transfer or other taxes required by reason of the payment of the merger consideration due in respect of the shares formerly represented by such certificate to a person other than the registered holder of the surrendered certificate or establishes to Olin’s reasonable satisfaction that such taxes have been paid or are not applicable.

If your shares of common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration.

Lost Certificates

If any certificate representing shares of our common stock is lost, stolen or destroyed, the paying agent will deliver the applicable merger consideration due in respect of the shares formerly represented by that certificate if:

•	the stockholder asserting the claim of a lost, stolen or destroyed certificate makes an affidavit of that fact; and

•	upon request of Olin, the stockholder posts a bond in a reasonable amount designated by Olin as security against any claim that may be made with respect to that certificate against Olin.

Unclaimed Amounts

Any portion of the exchange fund which remains undistributed to our stockholders after the nine month anniversary of the effective time of the Merger will be delivered by the paying agent to Olin, upon demand, and any of our stockholders who have not previously surrendered their stock certificates will only be entitled to look to Olin for payment of the merger consideration due in respect of the shares formerly represented by their certificates. Subject to the other terms of the Merger Agreement, Olin will remain liable for the payment of the merger consideration to these stockholders.

Material U.S. Federal Income Tax Consequences of the Merger

General.  The following is a general summary of certain anticipated material U.S. federal income tax consequences of the Merger to our stockholders whose common stock is converted into cash in the Merger. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could materially alter the tax consequences to our stockholders as described herein. This discussion is not binding on the IRS, and there can be no assurance that the IRS (or a court, in the event of an IRS challenge)

will agree with the conclusions stated herein. No rulings have been or will be sought from the IRS with respect to any of the matters discussed herein. It is assumed, for purposes of this summary, that the shares of our common stock are held as capital assets (generally, assets held for investment) by a U.S. person (i.e., a citizen or resident of the U.S. or a domestic corporation). This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the Merger, nor does it constitute tax advice to any particular stockholder.

This discussion may not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of that stockholder’s particular circumstances, or to those stockholders that may be subject to special treatment under the U.S. federal income tax laws (including, for example, life insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, U.S. expatriates, persons that are not U.S. persons, dealers or brokers in securities or currencies, pass-through entities (e.g., partnerships or limited liability companies) and investors in such entities, or stockholders who hold shares of our common stock as part of a hedging, “straddle,” conversion, constructive sale or other integrated transaction, who hold our common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code, who are subject to the alternative minimum tax or who acquired their shares of our common stock through the exercise of director or employee stock options or in connection with employee stock purchase plans or other compensation arrangements). The discussion does not address the U.S. federal income tax consequences applicable to any stockholders who exercise their appraisal rights under Delaware law. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to our stockholders. This discussion does not address the tax consequences of transactions effectuated prior to or after completion of the Merger (whether or not such transactions occur in connection with the Merger), including, without limitation, any exercise of a stock option or the acquisition or disposition of shares of our common stock other than pursuant to the Merger.

Consequences of the Merger to Our Stockholders.  The receipt of cash in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who surrenders shares of our common stock in exchange for cash pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder’s adjusted basis in the shares surrendered (which is usually the stockholder’s original cost for the stock). Gain or loss will be calculated separately for each block of shares surrendered in the Merger (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss, and will generally be long-term gain or loss provided that a stockholder has held such shares for more than one year as of the closing date of the Merger. In the case of stockholders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses for both individuals and corporations.

Backup Withholding Tax.  Generally, under the U.S. federal income tax backup withholding rules, a stockholder or other payee that exchanges shares of our common stock for cash may be subject to backup withholding at a rate of 28%, unless the stockholder or other payee (i) provides a taxpayer identification number or “TIN” (i.e., a social security number, in the case of individuals, or an employer identification number, in the case of other stockholders), and (ii) certifies under penalties of perjury that (A) such TIN is correct, (B) such stockholder is not subject to backup withholding and (C) such stockholder is a U.S. person. Each of our stockholders and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent in order to provide information and certification necessary to avoid backup withholding, unless an exemption applies and is otherwise established in a manner satisfactory to the paying agent. Some stockholders (including, among others, some foreign individuals) are not subject to these backup withholding and reporting requirements. Stockholders who fail to provide their correct TIN and the appropriate certifications or to establish an exemption as described above will be subject to backup withholding on cash amounts received in the Merger (at a current rate of 28%). If any withholding on a payment to a stockholder results in an overpayment of taxes, a refund may be obtained from the IRS.

The foregoing discussion of certain U.S. federal income tax consequences is not tax advice. Tax matters are very complicated, and the tax consequences of the Merger to a particular stockholder will depend in part on such stockholder’s circumstances. Stockholders should consult their tax advisors to determine the U.S. federal, state and local and foreign tax consequences of the Merger to them in view of their own particular circumstances.

Governmental and Regulatory Clearances

Transactions such as the Merger are subject to review by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be completed until the expiration or termination of a waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by Olin and Pioneer. Olin and Pioneer have filed notification reports with the Department of Justice and the Federal Trade Commission under the HSR Act.

The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Merger, either the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including by seeking to enjoin the Merger or by seeking the divestiture of substantial assets of Olin and Pioneer or their subsidiaries. Private parties and state attorneys general may also bring actions under the antitrust laws under certain circumstances. While the parties believe that the proposed Merger does not violate antitrust laws, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Litigation

On June 4, 2007, we were served with a petition naming us and members of our Board of Directors and Olin as defendants in a complaint filed in the District Court of Harris County, Texas, 129th Judicial District. The case is captioned Richard Denton, Derivatively on Behalf of Pioneer Companies, Inc. v. Michael Y. McGovern, Robert E. Allen, Marvin E. Lesser, Charles L. Mears, David A. Scholes. Richard L. Urbanowski and Olin Corporation, Defendants, and Pioneer Companies, Inc., Nominal Defendant, Cause No. 2007-32730. This is a stockholder derivative action brought by one of our shareholders on behalf of our Company, against members of the our Board of Directors for alleged breaches of fiduciary duty and/or other violations of state law arising out of the proposed Merger. The petition alleges that in entering into the proposed transaction with Olin, the defendants have breached their fiduciary duties of loyalty, due care, independence, candor, good faith and fair dealing, and/or has aided and abetted such breaches. The plaintiff seeks, among other things, to enjoin the Merger and attorney’s fees. An unfavorable outcome in this lawsuit could prevent or delay the consummation of the Merger, result in substantial costs to us, or both. It is also possible that other, similar derivative or other lawsuits may yet be filed and we cannot estimate any possible loss from this or future litigation at this time. We believe the lawsuit is without merit and intend to defend it vigorously.

THE MERGER AGREEMENT

The following summarizes material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The description of the Merger Agreement in this proxy statement has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to us, Olin and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Representations and Warranties

The Merger Agreement contains customary representations and warranties that we made to Olin and Merger Sub relating to, among other things:

•	our corporate organization, our subsidiaries and similar corporate matters;

•	our capital structure;

•	our and our subsidiaries’ obligations with respect to our capital stock;

•	our authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the Merger Agreement and related matters;

•	our filings with the Securities and Exchange Commission and the accuracy of information, including financial information, contained in those documents;

•	our compliance with the Sarbanes-Oxley Act of 2002 and other matters related to our internal control over financial reporting and disclosure controls and procedures;

•	the accuracy of the information supplied by or on behalf of us in connection with this proxy statement;

•	the absence of any “material adverse changes” or other events concerning us and our subsidiaries;

•	pending or threatened litigation against us or our subsidiaries;

•	matters related to the existence of certain of our and our subsidiaries’ contracts and the absence of defaults under our or our subsidiaries’ contracts;

•	our and our subsidiaries’ compliance with applicable laws and environmental matters;

•	matters relative to changes in our and our subsidiaries’ benefit plans and benefit agreements;

•	matters relative to our collective bargaining agreements or other labor union agreements between us or our subsidiaries and our respective employees;

•	matters affecting us or our subsidiaries relating to the Employee Retirement Income Security Act of 1974, as amended, applicable foreign law and our respective employee benefits;

•	absence of excess parachute payments to any of our officers, directors, employees or consultants;

•	the completion and accuracy of our and our subsidiaries’ tax filings and payment of our respective taxes;

•	the validity of our and our subsidiaries’ title to, or leasehold or sublease interests in, our respective properties and tangible assets, and compliance with the terms of our respective leases and subleases;

•	matters relating to our and our subsidiaries’ intellectual property;

•	the required vote of our stockholders to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement;

•	the inapplicability of state takeover statutes;

•	our engagement and payment of fees for brokers, finders and financial advisors or other persons retained by us in connection with the Merger;

•	the receipt by our Board of Directors of an opinion from our financial advisor;

•	our maintenance of insurance; and

•	our and our subsidiaries’ respective relationships with customers and suppliers.

The Merger Agreement provides that a “material adverse change” or “material adverse effect” on us means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (1) is materially adverse to our and our subsidiaries’ business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations, taken as a whole, or (2) will prevent or materially impede, interfere with, hinder or delay the consummation by us of the Merger or the other transactions contemplated by the Merger Agreement subject to the limitation that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a material adverse effect or a material adverse change:

•	any change, effect, event, occurrence, state of facts or development relating to the North American economy or securities markets in general;

•	any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which we operate, including decreases in sales prices, increases in the cost of raw materials, including electricity and salt, increases in rail transportation costs or any regulatory or rail industry action which limits or restricts the transportation of chlorine by rail, so long as the change, effect, event, occurrence, state of facts or development does not materially disproportionately impact us;

•	any failure, in and of itself, by us to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Merger Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect or material adverse change); and

•	any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement, pendency or consummation of the Merger or Olin’s ownership or proposed ownership of us.

The Merger Agreement also contains customary representations and warranties that Olin and Merger Sub made to us relating to, among other things:

•	the corporate organization and similar matters of Olin and Merger Sub;

•	the authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the Merger Agreement and related matters of Olin and Merger Sub;

•	the accuracy of the information supplied by or on behalf of Olin and Merger Sub in connection with this proxy statement;

•	the operations of Merger Sub; and

•	Olin’s ability to pay the aggregate merger consideration.

Covenants

Under the Merger Agreement, we have agreed that, from the date of the Merger Agreement to the effective time of the Merger, subject to certain exceptions, we will and we will cause our subsidiaries to carry on our business (including making maintenance expenditures) in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws, rules, regulations and treaties, and, to the extent consistent therewith use all commercially reasonable efforts to preserve intact our current business organizations, keep available the services of our current officers, employees and consultants and preserve our relationships with customers, suppliers, others having business dealings with us, with the intention that our goodwill and ongoing business will be unimpaired at the effective time of the Merger. In addition, we have agreed, subject to certain exceptions, to specific restraints relating to the following:

•	the declaration or payment of dividends or other distributions, other than dividends or distributions by a wholly owned subsidiary to its stockholders;

•	the alteration of capital stock, including stock splits, combinations and reclassifications;

•	the purchase, redemption or other acquisition of shares of our capital stock or any rights, warrants, calls or options to acquire any such shares or other securities other than those in connection with the forfeiture of our stock options and restricted shares and the Convertible Notes;

•	the issuance, deliverance, sale, grant, pledge or encumbrance of shares of capital stock or any securities convertible into, or exchangeable for, any rights, warrants, calls or options to acquire any such shares or convertible or exchangeable securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or other equity or equity-based interests that are linked to the value of our common stock; other than the issuance of common stock upon the conversion of our Convertible Notes, or upon the exercise of options that were outstanding on the date of the Merger Agreement;

•	amendments to our fourth amended and restated certificate of incorporation or amended and restated bylaws or other comparable charter or organizational documents of any of our subsidiaries;

•	the acquisition of certain assets or other entities or lines of business;

•	the sale, lease, licensing, mortgaging, sale and leaseback or other encumbrance or subjugation to any lien or other disposal of any of our or assets or properties;

•	the incurrence or guarantee of certain indebtedness;

•	the entry into, modification or amendment of leases of property;

•	the providing or making of certain loans, advances, capital contributions or investments;

•	the repayment, redemption, repurchase or retirement or other payment in respect of, indebtedness for borrowed money or any debt securities, or any rights, warrants, calls or options to acquire any debt securities;

•	the making of certain capital expenditures;

•	the payment, discharge or settlement of certain claims, liabilities, obligations or litigation;

•	the cancellation of indebtedness;

•	the waiver, transfer, grant or release of claims or rights of material value;

•	the waiver of benefits, agreement to modify, terminate or failure to enforce, or consent to any material matter with respect to which consent is required under any confidentiality, standstill or similar contracts;

•	the entry into or modification, amendment or termination of certain contracts outside the ordinary course of business;

•	the waiver, release or assignment of any material rights or claims outside the ordinary course of business or in a manner inconsistent with past practice;

•	the entry into, modification, amendment or termination of any contract to the extent that such entry, modification, amendment or termination of such contract would reasonably be expected to impair in any material respect our ability to perform our obligations under the Merger Agreement or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement;

•	the entry into contracts to the extent that the completion of the transactions contemplated by the Merger Agreement or compliance therewith would reasonably expected to conflict with any provision of such contracts;

•	certain employment, compensation and benefit matters with respect to directors, executive officers and employees;

•	changes to our fiscal year end;

•	the revaluation of material assets and the making of any changes in accounting methods, principles or practices; and

•	the authorization, commitment, resolution, proposal or agreement to take any of the foregoing actions.

Nothing contained in the Merger Agreement, however, provides Olin with the right to control or direct our operations. Until closing of the Merger, we will exercise complete control and supervision over our operations consistent with our contractual obligations in the Merger Agreement.

Under the Merger Agreement, the parties have also agreed that:

•	each party will not and will not permit any of their respective subsidiaries to take any action that would, or would reasonably be expected to, result in any of the conditions to the Merger not being satisfied;

•	we and Olin will promptly notify each other, orally and in writing, of:

•	any representation or warranty in the Merger Agreement made by us on the one hand, or by Olin and Merger Sub, on the other, that is qualified as to materiality becoming untrue or inaccurate in any respect or such representation or warranty that is not qualified as to materiality becoming untrue or inaccurate in any material respect;

•	the failure of us, on the one hand, or Olin or Merger Sub, on the other, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under the Merger Agreement;

provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Merger Agreement;

•	we and Olin will, to the extent permitted by law, promptly provide the other with copies of all filings made by such party with any governmental entity in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by the Merger Agreement;

•	we will provide, and will cause our subsidiaries and our respective officers and employees to provide, on a reasonably timely basis all reasonable cooperation in connection with the arrangement of any financing to be consummated by Olin in connection with the Merger; and

•	we and Olin and Merger Sub will, through our respective counsel, keep each other informed with respect to communications with, to and from any governmental entity, regarding the transactions contemplated by the Merger Agreement, and we and Olin and Merger Sub will, through our respective counsels, afford each other a reasonable opportunity to participate in all communications and meetings with any governmental entities and to have input into all filings and submissions to any governmental entities regarding the transactions contemplated by the Merger Agreement.

Olin has agreed to provide to us, on or before July 19, 2007, the dates on which it expects to terminate the employment of certain specified employees, primarily in our Houston office, including certain of our executive officers, on or following the closing of the Merger. Any such termination date will be (1) subject to certain agreed exceptions, no later than six months after the closing of the Merger and (2) determined by Olin in good faith based on Olin’s reasonable expectation as to the amount of time for which Olin will require such employee’s services after the closing of the Merger in connection with the transition of ownership. Each such employee shall be entitled to the severance pay on the earlier of the termination date provided in Olin’s notice to us or the termination of such employee’s employment following the Closing of the Merger by us or Olin other than for cause. As a condition to receiving any such severance pay, each such terminated employee may be required by Olin to continue his or her service with us up to his or her termination date provided in Olin’s notice to us and to sign a waiver and release of claims against us, Olin and our respective affiliates for any claims incurred prior to his or her termination.

Olin has provided to us the following information with respect to a specified group of employees in our accounting and information technology departments in our Houston office: (a) the employees whom Olin reasonably and in good faith expects to continue to employ following six months after the closing of the Merger and (b) the dates on which Olin expects to terminate the employment of the remaining employees in the group following the Closing of the Merger by us or Olin. The termination dates for such remaining employees will be (1) no later than six months after the closing of the Merger and (2) determined by Olin in good faith based on Olin’s reasonable expectation as to the amount of time for which Olin will require such employee’s services after the closing of the Merger in connection with the transition of ownership. Each such employee shall be entitled to severance pay on the earlier of the termination date provided in Olin’s notice to us or the termination of such employee’s employment following the closing of the Merger by us or Olin other than for cause. As a condition to receiving any such severance pay, each such terminated employee may be required by Olin to continue his or her service with us up to his or her projected termination date provided in Olin’s notice to us and to sign a waiver and release of claims against us, Olin and our respective affiliates for any claims incurred prior to his or her termination.

Between the date of the Merger Agreement and the effective time of the Merger, we have agreed that we will and we will cause our subsidiaries to:

•	not make any material tax election or settle or compromise any material tax liability, other than with Olin’s consent or other than in the ordinary course of business; and

•	cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements or practices with respect to taxes to which we or any of our subsidiaries is or may be a party or by which we or any of our subsidiaries is or may be bound to be terminated as of the closing date of the Merger so that after such date neither we nor any of our subsidiaries will have any further rights or liabilities thereunder.

We have also agreed that we will deliver to Olin at or prior to the closing of the Merger a certificate certifying that the payment of the merger consideration and any payment made in respect of the appraisal shares pursuant to the terms of the Merger Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

Finally, to the extent that Section 6043A of the Internal Revenue Code of 1986 applies to the transactions contemplated by the Merger Agreement, the parties agreed to cooperate with each other and provide each other with all information reasonably necessary to satisfy the reporting obligations under this Section 6043A of the Code.

Convertible Notes

We, Olin and Merger Sub have each agreed to take the actions required to be taken to complete the Merger pursuant to the indenture governing our 2.75% Convertible Senior Subordinated Notes due 2027. The indenture requires that we execute a supplemental indenture to adjust the conversion provisions of the indenture and the Convertible Notes as a result of the Merger. If consummated, the Merger is expected to constitute a “fundamental change” under the indenture. As a result, upon the effectiveness of the Merger, the holders of the Convertible Notes will be entitled to an increase in the conversion rate of their Convertible Notes, provided that, the Convertible Notes are presented for conversion within the time periods specified in the indenture. Assuming that the Merger is consummated prior to March 1, 2008, the increase in the conversion rate is expected to be approximately 6.5 shares per $1,000 principal amount of the Convertible Notes, resulting in a potential additional payment to the converting holders from the increase in the conversion rate for all of the Convertible Notes of up to approximately $26 million if all of the Convertible Notes are tendered for conversion during the specified time periods.

Access and Investigation

We have agreed, as permitted by applicable law and the terms of our confidentiality agreement with Olin dated August 25, 2006, as amended, to afford to Olin and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours and upon reasonable prior notice during the period prior to the effective time of the Merger or the termination of the Merger Agreement, to all of our and our subsidiaries’ properties, books, contracts, personnel and records. During this period, as permitted by applicable law and the terms of our confidentiality agreement with Olin, we have also agreed to furnish promptly to Olin (1) a copy of each report, schedule, registration statement and other document that we file during this period pursuant to the requirements of federal or state securities laws, (2) a copy of each correspondence or written communication, with any U.S. federal or state governmental entity and (3) all other information concerning us or our subsidiaries’ business, properties and personnel as Olin may reasonably request.

Except for disclosures permitted by the terms of our confidentiality agreement with Olin, between us and Olin, Olin has agreed to hold and shall cause its officers, employees, accountants, counsel, financial advisors and other representatives to hold all information received from us, directly or indirectly, in confidence or otherwise in accordance with the terms of the confidentiality agreement.

No investigation pursuant to the terms described above under this caption or information provided or received by any party pursuant to the Merger Agreement will affect any representations or warranties of the parties in the Merger Agreement or the conditions to the obligations of the parties.

Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance

Olin has agreed to cause the surviving corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and all exculpation from liability for acts or omissions occurring at or prior to the effective time of the Merger existing in favor of our current or former officers or directors as provided in our fourth amended and restated certificate of incorporation, or our amended and restated bylaws or any indemnification agreement between any such person and us, in each case as in effect as of the date of the Merger Agreement, without further action, as of the effective time of the Merger and such obligations will survive the Merger and will continue in full force and effect in accordance with their terms. In the event that the surviving corporation or any of its successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation of such consolidation or merger, or transfers or conveys all or substantially all of its properties and other assets to any person, then Olin will cause proper provision to be made so that the successors and assigns of the surviving corporation will expressly assume these obligations of indemnification. Olin will obtain at the effective time of the Merger, prepaid “tail” directors’ and officers’ liability insurance for a period of six years from the effective time of the Merger to cover any acts or omissions occurring at or prior to the effective time of the Merger covering those persons who were, as of the date of the Merger Agreement, covered by that policy, on terms with respect to coverage and amounts no less favorable than those of the policy in effect on the date of the Merger Agreement (provided that in satisfying this obligation, Olin is not required to pay more than $1,000,000 in the aggregate to obtain such coverage). In the event such coverage cannot be obtained for $1,000,000 or less in the aggregate, Olin has agreed to provide such coverage as may be obtained for such $1,000,000 aggregate amount.

Employee Benefits Matters

The Merger Agreement provides that except as otherwise provided in any applicable collective bargaining agreement, for a period of one year following the effective time of the Merger, our employees employed primarily in the United States who remain in the employment of the surviving corporation and its subsidiaries (whom we refer to as “continuing employees” under this caption) will receive employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such continuing employees immediately prior to the completion of the Merger. However, the Merger Agreement provides that neither Olin nor the surviving corporation nor any of their subsidiaries will have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements, and none of our or our subsidiaries’ plans or arrangements providing for issuance of shares will be taken into account in determining whether employee benefits are substantially comparable in the aggregate. In addition, Olin has agreed that any change in benefits that is adopted prior to the effective time of the Merger but becomes effective on or after the effective time of the Merger and any other change in benefits (including changes in vendors, co-payments, deductibles and life-time maximums) that would have been made by us or our subsidiaries in the ordinary course of business during calendar year 2007 (or 2008, if the closing of the Merger occurs after December 31, 2007) to reflect market conditions of the provision of those benefits will be deemed, for these purposes, to have been in effect immediately prior to the effective time of the Merger.

Olin has agreed that it will cause the surviving corporation to recognize the service of each continuing employee as if such service had been performed with Olin as follows:

•	for purposes of eligibility to participate and vesting (but not benefit accrual) under Olin’s defined contribution plan;

•	for purposes of eligibility for vacation under Olin’s vacation program;

•	for purposes of eligibility and participation under any health or welfare plan maintained by Olin (other than any post-employment health or post-employment welfare plan); and

•	unless covered under another arrangement with us, for benefit accrual purposes under Olin’s severance plan;

but solely to the extent that Olin makes such plan or program available to employees of the surviving corporation, and not for purposes of any other employee benefit plan of Olin.

In addition, with respect to any welfare plan maintained by Olin in which continuing employees are eligible to participate after the effective time of the Merger, Olin has agreed that it will, and will cause the surviving corporation to:

•	use reasonable efforts to waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under our and our subsidiaries’ welfare plans prior to the effective time of the Merger; and

•	provide each continuing employee with credit for any co-payments and deductibles paid prior to the effective time of the Merger in satisfying any analogous deductible or out-of-pocket requirements incurred in the same year as the effective time of the Merger to the extent applicable under any such plan.

Olin has agreed that it and its subsidiaries will provide our employees who are employed outside of the United States with employee benefits in accordance with applicable law following the effective time of the Merger.

Except with respect to certain specified arrangements relating to our incentive compensation and severance plans described below, nothing in the Merger Agreement requires, nor have we agreed to take any action that would have the effect of requiring, Olin or the surviving corporation to establish, maintain or continue any specific plans or to continue the employment of any specific person, nor does the Merger Agreement confer any rights or remedies of any kind or description upon any continuing employee or any other person other than us, Olin and our respective successors and assigns.

Furthermore, except with respect to such specified arrangements, no provision of the Merger Agreement will be construed as prohibiting or limiting Olin or the surviving corporation’s ability to amend, modify or terminate any of our, Olin’s or the surviving corporation’s plans, programs, policies, arrangements, agreements or understandings.

With respect to our 2007 Long-Term Incentive Program, any participants in such program who will continue as non-transitional Olin employees after the effective time of the Merger will be eligible to receive an award under the 2007 Long-Term Incentive Program upon the effective time of the Merger. Such grant shall have a value substantially equivalent to specified dollar values and may be made under a cash, equity incentive or other plan of Olin (as determined by Olin) and shall vest ratably on each of the first three anniversaries of the date of grant, provided that the participant must be employed by Olin on the relevant vesting date. Those participants in our 2007 Long-Term Incentive Program whose employment will terminate at the effective time of the Merger, or are transitional employees whose employment will terminate within a set time period after the effective time of the Merger, will not be entitled to receive any payments or benefits under our 2007 Long-Term Incentive Program.

In connection with the execution of the Merger Agreement, and as provided in the Merger Agreement, we have made changes to several of our incentive compensation plans. Our Management Incentive Plan, Profit Sharing Plan and Sales Incentive Plan have annual EBITDA thresholds which determine the amounts payable under such plans, if any, which ranges from 10% to 60% of base salary for the Management Incentive Plan, and is fixed at 10% of base salary for non-union participants and 5% for union participants for the Profit Sharing Plan and 20% of base salary for the Sales Incentive Plan. We have amended such plans so that if the effective time of the Merger occurs at any time other than the end of our fiscal year, the EBITDA we achieve through the effective time of the Merger will be annualized to determine whether the EBITDA threshold for the relevant fiscal year has been achieved. Further, we have amended such plans so that prorated payments shall be made depending on when the effective time of the Merger occurs. If the closing of the Merger occurs in 2007, the proration under each of these plans will be made through the last day the participant continues working for us in 2007, with the full amount payable if the participant works through the end of 2007. If the closing of the Merger occurs in 2008, the proration under each of these plans will be made through the effective time of the Merger.

Our Management Incentive Plan, Profit Sharing Plan and Sales Incentive Plan will no longer be in effect after the later of the effective time of the Merger and January 1, 2008. In the case of certain of our employees who are designated by Olin to be terminated after the effective time of the Merger, but at Olin’s request continue to be employed by us or Olin following the later of the effective time of the Merger and January 1, 2008 for a transitional period not to exceed six months (with limited exceptions), such transitional employees will receive the following payments and benefits for the transition period: (a) their base salary for such transition period; and (b) the aggregate amount of the awards received by such transitional employee under the Company’s 2007 Management Incentive Plan, 2007 Profit Sharing Plan, and 2007 Sales Incentive Plan , multiplied by a fraction, of which (A) the numerator is the number of days in the period commencing on the later of (i) the closing of the Merger and (ii) January 1, 2008, and ending on the date of actual termination of employment of such transitional employee and (B) the denominator of which is 365. Such payments are subject to the continued employment of the transitional employee until the last day of the transition period requested by Olin (not to exceed six months, with limited exceptions) or termination by us or Olin without cause prior to such transition period end date.

Efforts to Consummate the Merger

Each party has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable, to complete and make effective, in the most expeditious manner practicable the Merger and the other transactions contemplated by the Merger Agreement, including using commercially reasonable efforts to accomplish the following:

•	the taking of all acts necessary to cause the conditions to closing to be satisfied as promptly as practicable;

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities) and the taking of all necessary steps to obtain an approval or waiver from, or avoid an action or proceeding by, any governmental entity; and

•	the obtaining of all necessary consents, approvals or waivers from third parties (provided that we, Olin or Merger Sub are not required to make any payment to any such third parties or concede anything of value to obtain such consents).

Each party has also agreed to duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form required under the HSR Act and with the applicable Canadian governmental entities any filings required under the Competition Act (Canada) and the Investment Canada Act (Canada), in each case, with respect to the transactions contemplated by the Merger Agreement. Each party has agreed to cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR filing and any required Canadian filings, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder. Each party has also agreed to furnish to each other’s counsel such necessary information and reasonable assistance as the other party may reasonably request with its preparation of any filing or submission that is necessary in connection with the HSR filing and any required Canadian filings and with any inquiry or communication from any governmental entity in connection with such filings.

In addition, we and our Board of Directors have agreed to take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement, the Merger or any of the transactions contemplated by the Merger Agreement, and if a state takeover statute or similar statute becomes applicable, we have agreed to take all action necessary to ensure that the Merger and the other transactions contemplated by the Merger Agreement may be completed as promptly as practicable on the terms set forth in the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Nothing in the Merger Agreement, however, requires the parties to the Merger Agreement or their respective subsidiaries to agree to, or proffer to, divest or hold separate any assets or any portion of their business. Further, neither we nor our subsidiaries will, without Olin’s written consent, agree to, or proffer to, divest or hold separate any assets or any portion of our business; provided that at Olin’s request, we or any of our subsidiaries will agree to, or proffer to, divest or hold separate any assets or any portion of our business so long as the divestiture or holding separate occurs no earlier than, and be conditioned upon the occurrence of, the consummation of the Merger.

Conditions to the Completion of the Merger

Each party’s obligation to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	the Merger Agreement shall have been adopted by the affirmative vote of stockholders holding at least a majority of the shares of our common stock outstanding and entitled to vote at the Special Meeting of the stockholders;

•	the waiting period and any extension thereof applicable to the Merger under the HSR Act shall have expired or been terminated and all applicable approvals and waiting periods under the antitrust laws of Canada (if applicable) shall have been obtained, expired or terminated as applicable; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment or order shall have been issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall remain in effect preventing the completion of the Merger, provided that prior to asserting the lack of satisfaction of this condition, the asserting party shall have used its commercially reasonable efforts in a manner consistent with its obligations under the Merger Agreement to prevent the entry of any such injunction or other judgment or order and to appeal as promptly as possible any such judgment that may be entered.

The obligations of Olin and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by law) waiver of the following additional conditions:

•	our representations and warranties in the Merger Agreement relating to our capital structure; authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the Merger Agreement and related matters; specified employee benefits and compensation matters; the required vote of our stockholders to adopt the Merger Agreement and approve the transaction contemplated by the Merger Agreement; the inapplicability of state takeover statutes; and our engagement and payment of fees for brokers, finders and financial advisors or other persons retained by us in connection with the Merger, that, as the case may be, are qualified as to materiality or material adverse effect must be true and correct, and our representations and warranties listed above that are not so qualified must be true and correct in all material respects, as of the date of the Merger Agreement and as of the date of the closing of the Merger, except where representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and our chief executive officer and chief financial officer shall have delivered a certificate to such effect;

•	our representations and warranties in the Merger Agreement (other than those set forth in the preceding paragraph) must be true and correct as of the date of the Merger Agreement and as of the date of the closing of the Merger, except where representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except to the extent that the facts or matters as to which such representations or warranties are not so true and correct as of such dates (without giving effect to any qualifications and limitations as to materiality or material adverse effect), individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on us, and our chief executive officer and chief financial officer shall have delivered a certificate to such effect;

•	we must have performed in all material respects all of our obligations required to be performed under the Merger Agreement at or prior the closing date of the Merger, and our chief executive officer and chief financial officer shall have delivered a certificate to such effect;

•	there shall be no pending or threatened suit, action or proceeding by any governmental entity (1) challenging the acquisition by Olin or Merger Sub of any shares of our common stock, seeking to restrain or prohibit the completion of the Merger or any other transaction contemplated by the Merger Agreement, or seeking to place limitations on the ownership of shares of our common stock, or shares of common stock of the surviving corporation, by Olin or Merger Sub or any other affiliate of Olin or seeking to obtain damages that are material in relation to us from us, Olin or Merger Sub or any other affiliate of Olin, (2) seeking to prohibit or materially limit the ownership or operation by us, Olin or any of our or their respective subsidiaries of any portion of any business or of any assets of us, Olin, or any of our or their respective subsidiaries, or to compel us, Olin or any of our or their respective subsidiaries to divest or hold separate any portion of any business or any assets of us, Olin or any of our or their respective subsidiaries, in each case as a result of the Merger, (3) seeking to prohibit Olin or any of its affiliates from effectively controlling in any material respect the business or operations of us or any of our subsidiaries, or (4) otherwise having or being reasonably expected to have a material adverse effect on us; and

•	there shall be no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition in effect and that would reasonably be expected to result, directly or indirectly, in any of the effects described in the immediately preceding paragraph.

Our obligation to effect the Merger is further subject to satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Olin and Merger Sub that are in the Merger Agreement that are qualified as to materiality must be true and correct, and the representations and warranties not so qualified must be true and correct in all material respects, as of the date of the Merger Agreement and as of the closing of the Merger, except where representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and Olin’s chief executive officer and chief financial officer shall have delivered a certificate to such effect; and

•	Olin and Merger Sub must have performed in all material respects all of their respective obligations required to be performed under the Merger Agreement at or prior to the closing date of the Merger, and Olin’s chief executive officer and chief financial officer shall have delivered a certificate to such effect.

We can provide no assurance that all of the conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. We cannot at this point determine whether the waiver of any particular condition would materially change the terms of the Merger. If we determine that a waiver of a condition would materially change the terms of the Merger, or we would otherwise be required by applicable law, we will resolicit proxies. In making our determination of whether the waiver of a particular condition would materially change the terms of the Merger, we would consider, among other factors:

•	the reasons for the waiver;

•	the effect of the waiver on the terms of the Merger;

•	whether the requirement being waived was necessary in order to make the transaction fair to our stockholders from a financial point of view; and

•	the availability of alternative transactions to us and our prospects as an independent entity.

No Solicitation

The Merger Agreement provides that we will not, nor will we authorize or permit any of our subsidiaries or any of our respective directors, officers, or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by us or any of our affiliates to, directly or indirectly through another person:

•	solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any takeover proposal, as described below; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any takeover proposal.

We also agreed that any violation of these restrictions described in the preceding two bullet points by any of our or our subsidiaries’ representatives shall be a breach of this covenant by us.

The Merger Agreement also provides that we will, and we will cause our subsidiaries to immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement, with respect to any takeover proposal, and request the prompt return or destruction of all confidential information previously furnished.

The Merger Agreement provides that, notwithstanding the anything in the Merger Agreement to the contrary, if at any time prior to the time that our stockholders approve the adoption of the Merger Agreement:

•	we receive a bona fide written takeover proposal that our Board of Directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to lead to a superior proposal by such party, as described below;

•	the takeover proposal was not solicited after the date of the Merger Agreement, was made after the date of the Merger Agreement and did not otherwise result from our breach of our obligations described in the preceding text under this section “— No Solicitation”;

•	we may, if our Board of Directors determines in good faith, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to our stockholders under applicable law;

•	furnish information about us and our subsidiaries to the person (and its representatives) making such takeover proposal, pursuant to a customary confidentiality agreement (which need not restrict such person from making an unsolicited takeover proposal) not less restrictive of such person than the confidentiality provisions of the confidentiality agreement entered into on August 25, 2006 by us and Olin, provided that all information provided to such person (and its representatives) has been previously provided to Olin, or is provided to Olin substantially concurrently with the time it is furnished to such person; and

•	participate in discussions or negotiations with such person making such takeover proposal (and its representatives), regarding such takeover proposal.

The Merger Agreement provides that:

•	The term “takeover proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of our or our subsidiaries’ revenues, net income or assets, taken as a whole, or 15% or more of any class of our or our subsidiaries’ equity securities, or any tender offer or exchange offer that if completed would result in any person beneficially owning 15% or more of any class of our or our subsidiaries’ equity securities, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving us or our subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of our or our subsidiaries’ equity securities or of any resulting parent company of us, other than the transactions contemplated by the Merger Agreement.

•	The term “superior proposal” means any bona fide offer made by a third party that if completed would result in the third party (or its stockholders) owning, directly or indirectly, all or substantially all of (1) our common stock then outstanding, (2) common stock then outstanding of the surviving entity in a merger or of the direct or indirect parent of the surviving entity in a merger, or (3) all or substantially all of our assets, in each case, which our Board of Directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (A) more favorable to our stockholders from a financial point of view than the Merger, taking into account all of the terms and conditions of such proposal and the Merger Agreement (including any changes to the financial terms of the Merger Agreement proposed by Olin in response to such an offer), and

(B) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

The Merger Agreement further provides that neither our Board of Directors nor any committee of our Board of Directors will:

•	withdraw (or modify in a manner adverse to Olin), or publicly propose to withdraw (or modify in a manner adverse to Olin), the approval, recommendation or declaration of advisability by our Board of Directors or such committee of our Board of Directors, of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, or recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any takeover proposal (we refer to any such action in this proxy statement as a company adverse recommendation change); or

•	approve or recommend, or publicly propose to approve or recommend, or allow us or any of our affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any takeover proposal, other than a customary confidentiality agreement as described above (we refer to any such agreement in this proxy statement as an acquisition agreement).

Notwithstanding anything summarized in the preceding two bullets, at any time prior to the time stockholder approval of the adoption of the Merger Agreement is obtained, the parties have agreed that our Board of Directors may (1) if it determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that it is required to do so in order to comply with its fiduciary duties to our stockholders under applicable law, make a company adverse recommendation change, and (2) in respect to a superior proposal that was not solicited after the date of the Merger Agreement and did not otherwise result from a breach of our obligations described in the preceding text under this section “No Solicitation,” cause us to terminate the Merger Agreement and concurrently with or after such termination enter into an acquisition agreement; provided, however, that no company adverse recommendation change may be made and no termination of the Merger Agreement pursuant to the terms described in the preceding sentence may be made, in each case, until after the fourth business day following Olin’s receipt of written notice from us advising it that our Board of Directors intends to take such action. Such notice must state the reasons for this proposed action, including the terms and conditions of any superior proposal that is the basis of the proposed action by our Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such superior proposal shall require a new notice and a new four business day period). In determining whether to make a company adverse recommendation change, our Board of Directors shall take into account any changes to the terms of the Merger Agreement proposed by Olin in response to such notice or otherwise If we terminate the Merger Agreement in this circumstance, we agreed to pay Olin a fee in the amount of approximately $15.6 million. See “— Termination” beginning on page 51 and “— Fees and Expenses” beginning on page 52.

The Merger Agreement also provides that we must promptly advise Olin orally and in writing of any takeover proposal, the material terms and conditions of any such takeover proposal and the identity of the person making such takeover proposal. We must also keep Olin fully informed of the status and details of such takeover proposal (including any change to the terms) and any discussions and negotiations concerning the material terms and conditions of such takeover proposal and we must provide Olin with copies of all correspondence and other written materials, as soon as practicable after their receipt or delivery, relating to such takeover proposal that is exchanged between us or any of our subsidiaries or our respective representatives and the person making the takeover proposal, or its representatives.

Nothing contained in the Merger Agreement and prohibits us from taking and disclosing to our stockholders a position contemplated by tender offer rules under the Exchange Act, or making any disclosure to our stockholders if, in the good faith judgment of our Board of Directors, after consulting with outside counsel, failure to so disclose is reasonably likely to be inconsistent with its obligations under applicable law, including our Board of Directors’ duty of candor to our stockholders; provided however, that in no event shall we or our Board of Directors or any committee of our Board of Directors, take, or agree or resolve to take, any prohibited action described in the tenth and eleventh bullet and the paragraph following such bullets under this caption “— No Solicitation”.

If our Board of Directors, or any committee of our Board of Directors, makes a company adverse recommendation change prior to the time that our stockholders approve the adoption of the Merger Agreement, Olin is entitled to terminate the Merger Agreement. If Olin terminates the Merger Agreement in this circumstance, we agreed to pay Olin a fee in the amount of approximately $15.6 million. See “— Termination” beginning on page 51 and “— Fees and Expenses” beginning on page 52.

Stock Options and Restricted Stock

Pursuant to the Merger Agreement, our Board of Directors, and the Governance and Compensation Committee, have adopted resolutions to effect the actions described in “The Merger — Treatment of Our Stock Options and Restricted Stock” beginning on page 33.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after our stockholders have approved the adoption of the Merger Agreement:

•	by mutual written consent of Olin, Merger Sub and us;

•	by either Olin or us if the Merger has not been completed on or before February 20, 2008; provided, however, that this right to terminate the Merger Agreement is not available to any party whose breach of a representation or warranty in the Merger Agreement or whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be completed on or before February 20, 2008;

•	by either Olin or us if any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction, or other statute, law, rule, legal restraint or prohibition preventing the completion of the Merger remains in effect and shall have become final and nonappealable;

•	by either Olin or us if our stockholders do not approve the adoption of the Merger Agreement at the Special Meeting, or at any adjournment or postponement thereof;

•	by Olin if we have breached or failed to perform any of our representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform:

•	would give rise to the failure of the closing conditions described in the fourth, fifth and sixth bullets under the caption “— Conditions to the Completion of the Merger”; and

•	is incapable of being cured by us, or is not cured, within 90 calendar days following receipt of written notice of such breach or failure to perform from Olin;

•	by Olin if a temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall be in effect and shall have become final and nonappealable that:

•	challenges the acquisition by Olin or Merger Sub of any shares of our common stock, seeking to restrain or prohibit the completion of the Merger or any other transaction contemplated by the Merger Agreement, or seeking to place limitations on the ownership of shares of our common stock (or shares of common stock of the surviving corporation) by Olin, Merger Sub or any other affiliate of Olin, or seeks to obtain from us, Olin or Merger Sub or any other affiliate of Olin any damages that are material in relation to us;

•	seeks to prohibit or materially limit the ownership or operation by us, Olin, or our or their subsidiaries, of any portion of our or their respective businesses or assets or to compel us, Olin, or our or their respective subsidiaries, to divest or hold separate any portion of our or their respective businesses or assets, in each case as a result of the Merger;

•	seeks to prohibit Olin or any of its affiliates from effectively controlling in any material respect our or our subsidiaries’ business or operations, or;

•	otherwise has, or is reasonably expected to have a material adverse effect;

•	by us, if Olin has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, if the breach or failure to perform:

•	gives rise to the failure of the closing conditions described in the ninth and tenth bullets under the caption “— Conditions to the Completion of the Merger”; and

•	is incapable of being cured, or is not cured, by Olin within 90 calendar days following receipt of written notice of such breach or failure to perform from us;

•	by Olin if we give notification in writing to Olin that in light of a superior proposal received by our Board of Directors, our Board of Directors has determined in good faith, after consultation with outside counsel, that it is necessary for our Board of Directors to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger in order to comply with its fiduciary duties under applicable law;

•	by Olin, in the event that prior to obtaining stockholder approval of the adoption of the Merger Agreement:

•	a company adverse recommendation change has occurred; or

•	our Board of Directors fails publicly to reaffirm its recommendation of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement within ten business days of receipt of a written request by Olin to provide such reaffirmation following a takeover proposal; or

•	by us in accordance with the terms and subject to the conditions described in the paragraph immediately after the tenth and eleventh bullets under the caption “No Solicitation” if we have paid Olin the approximately $15.6 million termination fee.

Fees and Expenses

The Merger Agreement generally provides that each party will pay its own fees and expenses in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, whether or not the Merger is completed. However, we agreed to pay Olin a termination fee of approximately $15.6 million if:

•	the Merger Agreement is terminated by either Olin or us as described in the last three major bullet points under the caption “— Termination” above; or

•	(1) prior to obtaining stockholder approval of the adoption of the Merger Agreement, a takeover proposal is made to us or directly to our stockholders or a takeover proposal otherwise becomes publicly known or any person publicly announces an intention, whether or not conditional, to make a takeover proposal, (2) the Merger Agreement is terminated by either Olin or us as described in the second major bullet point (but only if a vote in respect of the adoption of the Merger Agreement has not been taken at the Special Meeting) and fourth major bullet point under the caption “— Termination” and (3) within 12 months after such termination, we complete, or enter into a definitive agreement to complete, the transactions described in any takeover proposal.

If we fail to pay the termination fee and Olin commences a suit that results in a judgment against us for the termination fee, we agreed to pay Olin its costs and expenses, including attorneys’ fees and expenses, in connection with such suit, together with interest on the amount of the termination fee.

Amendment, Extension and Waiver

The Merger Agreement may be amended by mutual consent of the parties in writing signed on behalf of each of the parties at any time, at any time before or after receipt of stockholder approval of the adoption of the Merger Agreement; provided that after such approval has been obtained, no amendment that by law requires further approval by our stockholders may be entered into unless such further approval is obtained.

At any time prior to the effective time of the Merger, the parties may, by written instrument signed on behalf of each such party, (1) extend the time for performance of the obligations or other acts of any other party to the Merger Agreement, (2) to the extent permitted by applicable law, waive inaccuracies in representations and warranties of any other party contained in the Merger Agreement or in any related document or (3) subject to the conditions to amend the Merger Agreement after it has been adopted by our stockholders and to the extent permitted by applicable law, waive compliance by any other party with any agreement or condition in the Merger Agreement. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.

Assignment

The Merger Agreement provides that neither the Merger Agreement nor any of the rights, interests, or obligations under it may be assigned, in whole or in part, by operation of law or otherwise by any of the parties to the Merger Agreement, without the prior written consent of the other parties, and any assignment without such consent shall be null and void. However, Merger Sub, upon prior written notice to us, may assign any or all of their respective rights, interests and obligations under the Merger Agreement to Olin or any of Olin’s direct or indirect wholly owned subsidiaries. However, the Merger Agreement provides that no such assignment will relieve Merger Sub of any of its obligations under the Merger Agreement. Subject to the preceding terms, the Merger Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex B. Stockholders intending to exercise appraisal rights should carefully review Annex B. Failure to follow precisely any of the statutory procedures set forth in Annex B may result in a termination or waiver of these rights.

Under Section 262 of the Delaware General Corporation Law, or DGCL, any holder of our common stock who does not wish to accept the $35.00 per share merger consideration may dissent from the Merger and elect to exercise appraisal rights. Even if the Merger is approved by the holders of the requisite number of shares of our common stock, you are entitled to exercise appraisal rights and obtain payment of the “fair value” for your shares, exclusive of any element of value arising from the expectation or accomplishment of the Merger.

Under Section 262 of the DGCL, when a Merger is submitted for approval at a meeting of stockholders, as in the case of the Merger Agreement, not less than 20 days prior to the Special Meeting, we must notify each of our stockholders that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Annex B.

In order to exercise your appraisal rights effectively, you must satisfy each of the following primary requirements:

•	you must hold shares in Pioneer as of the date you make your demand for appraisal rights and continue to hold shares in Pioneer through the effective time of the Merger;

•	you must deliver to us a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the Special Meeting;

•	you must not have voted in favor of the adoption of the Merger Agreement; and

•	you must file a petition in the Delaware Court of Chancery, or the Delaware Court, demanding a determination of the fair value of the shares within 120 days after the effective time of the Merger.

If you fail to strictly comply with any of the above requirements or otherwise fail to strictly comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares. You will receive no further notices from us regarding your appraisal rights.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

The address for purposes of making an appraisal demand is:

Pioneer Companies, Inc.
Attention: Secretary
700 Louisiana Street, Suite 4300
Houston, Texas 77002

Only a holder of record of shares of our common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of our common stock registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult with the appropriate record holders promptly as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no shares of our common stock are expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of such record holder.

A demand for the appraisal of shares of our common stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

An appraisal demand may be withdrawn by a former stockholder within 60 days after the effective time of the Merger, or thereafter only with our approval. Upon withdrawal of an appraisal demand, the former stockholder will be entitled to receive the $35.00 per share merger consideration referred to above, without interest.

If we complete the Merger, we will give written notice of the effective time of the Merger within 10 days after the effective time of the Merger to each of our former stockholders who did not vote in favor of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the Merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the value of the shares of our common stock. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the Merger, any stockholder who has complied with the provisions of Section 262 of the DGCL up to that point may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a hearing on the petition is held, the Delaware Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares. The Delaware Court may require dissenting stockholders who hold stock represented by certificates to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their share certificates, pending resolution of the appraisal proceedings.

After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such dissenting stockholders at their fair value as of the effective time of the Merger. When the value is so determined, the Delaware Court will direct the payment by the surviving corporation of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to the surviving corporation by such dissenting stockholders of the certificates representing such shares.

In determining fair value, the Delaware Court will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $35.00 per share merger consideration. Stockholders also should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262 of the DGCL.

The Delaware Court may also, on application, (1) assess costs among the parties as the Delaware Court deems equitable and (2) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.

No appraisal proceedings in the Delaware courts shall be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

From and after the effective time of the Merger, former holders of our common stock are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective time of the Merger).

A stockholder who wishes to exercise appraisal rights should carefully review the foregoing description and the applicable provisions of Section 262 of the DGCL which is set forth in its entirety in Annex B to this proxy statement and is incorporated herein by reference. Any stockholder considering demanding appraisal is advised to consult legal counsel because the failure strictly to comply with the procedures required by Section 262 of the DGCL could result in the loss of appraisal rights.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Management Stockholdings

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock at [ • ], 2007, by (i) all current directors, (ii) the Chief Executive Officer, (iii) the Chief Financial Officer (iv) the next three most highly compensated executive officers, and (iv) all directors and all executive officers as a group. Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all shares attributable to such person. The address of each of the individuals below is c/o Pioneer Companies, Inc., 700 Louisiana Street, Suite 4300, Houston, Texas 77002.

	Amount and Nature of Beneficial Ownership
	Common	Stock
	Stock	Options	Total
	Beneficially	Exercisable	Common
	Owned	Within 60	Stock
	Excluding	Days of	Beneficially	Percent of
Name	Options	Record Date	Owned (1)	Class

Michael Y. McGovern (2)	11,862	25,000	36,862		*
Robert E. Allen	3,048	10,000	13,048		*
Marvin E. Lesser	3,048	29,000	32,048		*
Charles L. Mears	2,048	10,000	12,048		*
Richard L. Urbanowski	2,048	15,000	17,048		*
David A. Scholes	4,526	-0-	4,526		*
Gary L. Pittman (3)	4,526	-0-	4,526		*
Ronald E. Ciora	3,291	30,000	33,291		*
Jerry B. Bradley	2,304	-0-	2,304		*
All directors and executive officers as a group (15 persons)	43,784	152,336	196,120	1.6%

*	The beneficial ownership of each of the named individuals in the above table represents less than 1% of the total number of shares which were outstanding as of [ • ], 2007.

(1)	The total common stock beneficially owned includes stock options exercisable within 60 days of [ • ], 2007.

(2)	Mr. McGovern is a passive investor in, and holds less than 0.3% of the total assets of, ECF Value Fund II, L.P. which, as one of numerous investments in its portfolio, owns shares of common stock of Pioneer, and may hold some of the Convertible Notes of Pioneer. See “Principal Stockholders” below for information on the holdings of common stock of Pioneer held by ECF Value Fund II, L.P. The shares of common stock beneficially owned by Mr. McGovern in the table above do not reflect any shares held indirectly through Mr. McGovern’s investment in ECF Value Fund II, L.P.

(3)	Mr. Pittman is a passive investor in, and holds less than 0.2% of the total assets of, ECF Value Fund, L.P. which, as one of numerous investments in its portfolio, owns shares of common stock of Pioneer, and may hold some of the Convertible Notes of Pioneer. See “Principal Stockholders” below for information on the holdings of common stock of Pioneer held by ECF Value Fund, L.P. The shares of common stock beneficially owned by Mr. Pittman in the table above do not reflect any shares held indirectly through Mr. Pittman’s investment in ECF Value Fund, L.P.

Principal Stockholders

The following table sets forth certain information regarding the beneficial ownership of our common stock at [ • ], 2007, by each stockholder who is known by Pioneer to own beneficially more than five percent of our outstanding common stock. As required by the Commission, the ownership percentages shown reflect beneficial ownership by a stockholder as if no other stockholder has exercised options. Except as noted, each person or entity has sole voting and investment power over the shares shown in the table.

Name of Person or Identity of Group Shares	Number of Shares	Percent of Class

Gates Capital Management, Inc. (1) 1177 Ave. of the Americas, 32nd Floor New York, New York 10036	1,721,208	14.5%
Hotchkis and Wiley Capital Management, LLC (2) 725 S. Figueroa Street, 39th Floor Los Angeles, California 90017	822,300	7.0%
Mellon Financial Corporation (3) One Mellon Center Pittsburgh, Pennsylvania 15258	628,674	5.3%
Mario J. Gabelli (4) One Corporate Center Rye, New York 10580	623,901	5.3%
Kingdon Capital Management, LLC (5) 152 West 57th Street, 50th Floor New York, New York 10019	600,000	5.1%

(1)	Based on an amendment to a Schedule 13G filed with the SEC on March 30, 2007, Gates Capital Management Inc., Gates Capital Partners, L.P., ECF Value Fund, L.P., ECF Value Fund II, L.P., ECF Value Fund International, Ltd., and Jeffrey L. Gates have shared dispositive and voting power over the indicated number of shares. The aggregate number of shares held is based on a Form 13F filed by Gates Capital Management, Inc. with the SEC on May 14, 2007.

(2)	Based on an amendment to a Schedule 13G filed with the SEC on February 14, 2007, Hotchkis and Wiley Capital Management, LLC has sole dispositive power over 822,300 shares and sole voting power over 541,000 shares, which shares are owned by various funds for which Hotchkis and Wiley Capital Management, LLC serves as investment advisor.

(3)	Based on an amendment to a Schedule 13G filed with the SEC on February 14, 2007, by Mellon Financial Corporation. The shares are beneficially owned by Mellon Financial Corporation and the following direct and indirect subsidiaries, Mellon Bank, N.A, The Dreyfus Corporation, Franklin Portfolio Associates LLC, Mellon Capital Management Corporation, Mellon Equity Associates, LLP, MMIP, LLC, MBC Investments Corporation, Fixed Income (MA) Trust, and Fixed Income (DE) Trust. Mellon Financial Corporation has sole dispositive power with respect to 618,474 shares, shared dispositive power with respect to 6,500 shares, sole voting power with respect to 567,151 shares and shared voting power with respect to 8,200 shares.

(4)	Based on a Schedule 13D filed with the SEC on June 25, 2007 by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. The Schedule 13D reports that Gabelli Funds, LLC has sole voting and dispositive power with respect to 270,000 shares, GAMCO Asset Management Inc. has sole voting and dispositive power with respect to 255,000 shares, and Gabelli Securities, Inc. has sole voting and dispositive power with respect to 98,901 shares.

(5)	Based on an amendment to a Schedule 13G filed with the SEC on February 12, 2007, Kingdon Capital Management, LLC and Mark Kingdon have shared dispositive and voting power over the indicated number of shares.

MARKET PRICES AND DIVIDEND INFORMATION

Our common stock is quoted on The NASDAQ Global Market under the symbol “PONR.” The following table contains information about the high and low sales prices per share of our common stock from January 1, 2005 through April 13, 2006, and the high and low bid prices per share of our common stock from April 14, 2006 through December 31, 2006. Price information reflects quotes from The NASDAQ Global Market from April 14, 2006, and from the OTC Bulletin Board before then. Information about OTC bid quotations represents prices between dealers, does not include retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

Fiscal Year Ending December 31, 2007	High	Low

First Quarter	$33.75	$26.54
Second Quarter (through May 18, 2007)	30.03	27.62

Fiscal Year Ended December 31, 2006	High	Low

First Quarter	$33.80	$28.59
Second Quarter	34.45	25.92
Third Quarter	28.74	21.75
Fourth Quarter	30.39	24.27

Fiscal Year Ended December 31, 2005	High	Low

First Quarter	$28.45	$18.00
Second Quarter	23.89	17.34
Third Quarter	26.20	21.48
Fourth Quarter	30.20	21.26

On May 18, 2007, the last full trading day prior to the public announcement of the Merger Agreement, the closing sale price of our common stock as reported on The NASDAQ Global Market was $29.38. On • , 2007, the last full trading day prior to the date of this proxy statement, the closing price of our common stock as reported on The NASDAQ Global Market was $ • . Following the Merger, there will be no further market for shares of our common stock and our common stock will be delisted from The NASDAQ Global Market and deregistered under the Exchange Act.

Dividend Policy

We currently do not anticipate paying dividends on our common stock. The covenants in the agreements related to our revolving credit facility prohibit the payment of dividends on our common stock, other than dividends payable solely in our common stock. Any determination to declare or pay dividends out of funds legally available for that purpose, after repayment of any borrowings under our revolving credit facility, will be at the discretion of our Board of Directors and will depend on our future earnings, results of operations, financial condition, capital requirements, future contractual restrictions and other factors our Board of Directors deems relevant. No cash dividends have been declared or paid during the three most recent fiscal years. In addition, under the Merger Agreement, we have agreed that, prior to the effective time of the Merger, we will not pay any cash dividends without Olin’s prior written consent.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, but are not limited to, statements about our ability to complete the Merger and to achieve the anticipated benefits of the Merger. In some cases, you can identify forward-looking statements by terms such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “could,” “intend,” “may,” “might,” “potential,” “should,” “forecast,” “budget,” “goal” or other words that convey the uncertainty of future events or outcomes. In addition, sometimes we will specifically describe a statement as being a forward-looking statement and refer to this cautionary statement. Any statement contained in this proxy statement, other than statements of historical fact, is a forward-looking statement. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors include the satisfaction of closing conditions, including receipt of regulatory approvals for the Merger, and the possibility that the Merger will not be completed, unanticipated expenditures, and changing relationships with customers, suppliers and distributors, as well as those other risks detailed from time to time in our SEC filings, including our Form 10-Q for the quarter ended March 31, 2007 and our Form 10-K/A for the year ended December 31, 2006, including, among others, risks related to the following:

•	general economic, business and market conditions, including economic instability or a downturn in the markets served by us;

•	the cyclical nature of our product markets and operating results;

•	competitive pressures affecting selling prices and volumes;

•	the supply/demand balance for our products, including the impact of excess industry capacity or the construction of new industry capacity;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of production hazards or an interruption in the supply of electricity, salt or other raw materials;

•	failure to comply with financial covenants contained in our debt instruments;

•	inability to make scheduled payments on or refinance our indebtedness;

•	loss of key customers or suppliers;

•	increased prices for raw materials, including electricity;

•	disruption of transportation or higher than expected transportation or logistics costs;

•	the occurrence of accidents in the manufacturing, handling, storage or transportation of chlorine, including chemical spills or releases at our facilities or railcar accidents that result in a chlorine release;

•	environmental costs and other expenditures in excess of those projected;

•	increased costs for litigation and other claims;

•	changes in laws and regulations inside or outside the United States;

•	uncertainty with respect to interest rates and fluctuations in currency exchange rates;

•	the occurrence of extraordinary events, such as Hurricanes Katrina and Rita, the attacks on the World Trade Center and the Pentagon that occurred on September 11, 2001, or the war in Iraq;

•	increases in costs or delays in the completion of the St. Gabriel expansion project; and

•	our ability to obtain regulatory and Pioneer shareholder approval to consummate the merger with Olin Corporation and to satisfy the other closing conditions contained in the merger agreement.

Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. We hereby qualify all of our forward-looking statements by these cautionary statements.

HOUSEHOLDING OF PROXY MATERIAL

The SEC permits a single set of annual reports and Proxy Statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate proxy statement in the future, that stockholder should contact his or her broker or send a request to the Pioneer’s corporate secretary at our principal executive offices, 700 Louisiana Street, Suite 4300, Houston, Texas 77002, telephone number (713) 570-3200. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. Similarly, a beneficial stockholder sharing an address who is receiving multiple copies of this proxy statement may request delivery of a single copy of such statement by contacting his or her broker or delivering a request to Pioneer’s corporate secretary as provided above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Pioneer. The SEC’s internet site can be found at http://www.sec.gov.

If you have questions about the Special Meeting or the Merger after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact Pioneer’s corporate secretary at our principal executive offices, 700 Louisiana Street, Suite 4300, Houston, Texas 77002, telephone number (713) 570-3200. You may also call our proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-714-3312.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATES, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

MICHAEL Y. MCGOVERN
Chairman of the Board, President and
Chief Executive Officer

Houston, Texas
 • , 2007

ANNEX A

AGREEMENT AND PLAN OF MERGER
Dated as of May 20, 2007,
Among
OLIN CORPORATION,
PRINCETON MERGER CORP;
And
PIONEER COMPANIES, INC.

A-i

Page

ARTICLE VII Termination, Amendment and Waiver
Section 7.01.	Termination	A-35
Section 7.02.	Effect of Termination	A-36
Section 7.03.	Amendment	A-36
Section 7.04.	Extension; Waiver	A-36
Section 7.05.	Procedure for Termination or Amendment	A-36

ARTICLE VIII General Provisions
Section 8.01.	Nonsurvival of Representations and Warranties	A-36
Section 8.02.	Notices	A-37
Section 8.03.	Definitions	A-38
Section 8.04.	Interpretation	A-38
Section 8.05.	Consents and Approvals	A-38
Section 8.06.	Counterparts	A-39
Section 8.07.	Entire Agreement; No Third-Party Beneficiaries	A-39
Section 8.08.	GOVERNING LAW	A-39
Section 8.09.	Assignment	A-39
Section 8.10.	Specific Enforcement; Consent to Jurisdiction	A-39
Section 8.11.	Waiver of Jury Trial	A-39
Section 8.12.	Severability	A-39

Annex I Index of Defined Terms		I-1
Exhibit A Restated Certificate of Incorporation of the Surviving Corporation		A-1

A-ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 20, 2007, among OLIN CORPORATION, a Virginia corporation (“Parent”), PRINCETON MERGER CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and PIONEER COMPANIES, INC., a Delaware corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company and Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than (i) shares of Company Common Stock directly owned by Parent, Sub or the Company and (ii) the Appraisal Shares, will be converted into the right to receive $35.00 in cash; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

Section 1.02.  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall no longer be satisfied or (to the extent permitted by law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04.  Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.05.  Certificate of Incorporation and Bylaws.  (a) The Fourth Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time as set forth in Exhibit A and, as so amended, such Company Certificate shall be the Amended and Restated

Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

Section 1.06.  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07.  Officers.  The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

Section 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is directly owned by the Company, Parent or Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock (including Company Restricted Shares) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and the Appraisal Shares) shall be converted into the right to receive $35.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. As provided in Section 2.02(h), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(d) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.02.  Exchange of Certificates.  (a) Paying Agent. Prior to the Effective Time, Parent shall appoint American Stock Transfer & Trust Company or another comparable bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At the earlier of the Closing and the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

(d) Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration.

(e) No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund in a money market fund registered under the Investment Company Act of 1940, the principal of which is invested solely in obligations issued or guaranteed by the United States government and repurchase agreements in respect of such obligations. Any interest and other income resulting from such investments shall be paid to Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder (but subject to Sections 2.02(d) and 2.02(e)), Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h) Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

Representations and Warranties

Section 3.01.  Representations and Warranties of the Company.  Except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries has been duly organized, and is validly existing and, where such concept is applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted and as currently proposed to be conducted, except where the failure to have such governmental licenses, permits, authorizations or approvals individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, where such concept is applicable, is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the execution of this Agreement, complete and accurate copies of the Company Certificate and its Amended and Restated Bylaws (the “Company Bylaws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof. The Company has made available to Parent complete and accurate copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Company and each of its Subsidiaries, the Boards of Directors of the Company and each of its Subsidiaries and the committees of each of such Boards of Directors, in each case held since January 1, 2004 and prior to the date hereof.

(b) Subsidiaries.  Section 3.01(b) of the Company Disclosure Schedule lists, as of the date hereof, each of the Subsidiaries of the Company and, for each such Subsidiary, the jurisdiction of incorporation or formation and, each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the issued and outstanding shares of Capital Stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such Capital Stock. Except for the Capital Stock of its Subsidiaries, the Company does not own, directly or indirectly, any Capital Stock of any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization or other entity.

(c) Capital Structure.  (i) The authorized Capital Stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on May 18, 2007, (A) 11,840,934 shares of Company Common Stock were issued and outstanding (including 37,755 Company Restricted Shares), (B) no shares of Company Common Stock were held by the Company in its treasury, (C) 1,257,955 shares of Company Common Stock were reserved and available for issuance pursuant to the Company 2006 Stock Incentive Plan and the Company 2001 Employee Stock Option Plan (collectively, the “Company Stock Plans”), of which 178,039 shares of Company Common Stock were subject to outstanding Company Stock Options, (D) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares and (E) up to 3,398,664 shares of Company Common Stock were reserved for issuance and issuable upon conversion of the Company’s 2.75% Convertible Senior Subordinated Notes due 2027 (the “Convertible Notes”). Except as set forth above in this Section 3.01(c)(i), at the close of business on May 18, 2007, no shares of Capital Stock of the Company were issued, reserved for issuance or outstanding. There are no outstanding shares of Company Common Stock or Company Preferred Stock subject to vesting or restrictions on transfer, stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options, the Company Restricted Shares and the Convertible Notes) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”).

(ii) Section 3.01(c)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list, as of May 18, 2007, of (A) all outstanding options to purchase shares of Company Common Stock (collectively, “Company Stock Options”) under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof and (B) all shares of Company Common Stock that were outstanding but were subject to vesting or other forfeiture restrictions or were subject to a right of repurchase by the Company at a fixed purchase price (shares so subject, the “Company Restricted Shares”) under the Company Stock Plans or otherwise, the grant and issuance dates, expiration dates, vesting schedules and repurchase price (if any) thereof and the names of the holders thereof. All (1) Company Restricted Shares and (2) Company Stock Options are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements, in each case in the forms set forth in Section 3.01(c)(ii) of the Company Disclosure Schedule, and no stock option agreement, restricted stock purchase agreement or other award agreement contains terms that are inconsistent with or in addition to such forms. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the Nasdaq Global Market, the per share exercise price of each Company Stock Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable laws. The Company has not knowingly granted, and there is no and has been no Company policy or practice to grant, Company Stock Options prior to, or otherwise coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. Each Company Stock Option and each Company Restricted Share may, by its terms, be treated at the Effective Time as set forth in Section 5.04(a)(i) or 5.04(a)(ii), as applicable. All outstanding shares of Capital Stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options and the Convertible Notes will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(iii) Except for the Convertible Notes, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.01(c), (A) there are not issued, reserved for issuance or outstanding (1) any shares of Capital Stock of the Company, (2) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for Capital Stock of the Company or any Subsidiary of the Company or (3) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any Capital Stock or securities convertible into or exchangeable or exercisable for Capital Stock of the Company or any Subsidiary of the Company and (B) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

(d) Authority; Noncontravention.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to the receipt of the Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the obtaining of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement be submitted as promptly as practicable to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Certificate or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject to (i) the Stockholder Approval and (ii) the governmental filings and the other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing of the Canadian Filings, if applicable, (3) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (4) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (5) any filings required under the rules and regulations of the Nasdaq Global Market and (6) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Company SEC Documents.  (i) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 2004 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied in all material respects, to the extent in effect at the time of filing, with the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading which individually or in the aggregate would require an amendment, supplement or corrective filing to any such Company SEC Document. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. None of the Subsidiaries of the Company are, or have at any time since January 1, 2002, been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(ii) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (C) that receipts and expenditures of the Company are being made only in accordance with the authorization of management and directors of the Company and (D) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(iv) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are designed to ensure that all information (both financial and non-

financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(v) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(vi) Since January 1, 2004, the Company has not received any oral or written notification of any “material weakness” in the Company’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(f) Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g) Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement or as expressly permitted pursuant to Section 4.01(a)(i) through (xiv), since the date of the most recent financial statements included in the Filed Company SEC Documents, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any Material Adverse Change, and from such date until the date hereof there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Capital Stock of the Company or any of its Subsidiaries, except for dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any Capital Stock of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such Capital Stock, (iii) any split, combination or reclassification of any Capital Stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for their Capital Stock, (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (each a “Participant”) of any increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any Participant not previously receiving or entitled to receive such type of compensation or benefit, except (1), in the case of employees who are neither directors nor officers, for normal increases in cash compensation in the ordinary course of business consistent with past practice or (2) as was required under any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any of its Subsidiaries to any Participant of (1) any change of control, severance, termination, retention or any similar compensation or benefits or any increases therein or any payment thereof or (2) any right to receive any change of control, severance, termination, retention or any similar compensation or benefits or any increases therein, (C) any entry by the Company or any of its Subsidiaries into, or any amendment or termination of (1) any employment, deferred compensation, consulting, severance, change of control, termination, retention, indemnification, employee benefit, loan, stock repurchase or similar agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, or (2) any agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such agreements under this clause (C), collectively, “Company Benefit Agreements”), (D) any payment of any benefit under, or the grant of any award under, or any amendment to, or termination of, any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including in respect of Company Stock Options, Company Restricted Shares, Company Stock-Based Awards, “phantom” stock, stock appreciation rights, restricted stock, “phantom” stock rights, restricted stock units, deferred stock units, performance stock units or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) except as required to comply with applicable law or any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, (E) the taking of any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement or (F) the taking of any action to accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (v) any damage, destruction or loss to any asset of the Company or any of its Subsidiaries, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or (vii) any material tax election, any change in material method of accounting for tax purposes or any settlement or compromise of any material income tax liability.

(h) Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(i) Contracts.  (i) Except for (A) Contracts filed in unredacted form as exhibits to the Filed Company SEC Documents and (B) Contracts that the Company made available for review by representatives of Parent and which were considered “Restricted Evaluation Material” (as that term is defined in the Confidentiality Agreement, as supplemented by the letter agreement dated as of February 16, 2007) (the Contracts referred to in this clause (B), the ‘‘Restricted Contracts”), Section 3.01(i)(i) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement, and the Company has made available to Parent prior to the date of this Agreement true, complete and correct copies (including all amendments and modifications thereto) of:

(A) all Contracts that are of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder;

(B) all Contracts of the Company or any of its Subsidiaries made in the ordinary course of business involving annual payments by or to the Company or any of its Subsidiaries, of more than $5,000,000;

(C) all Contracts to which the Company or any of its Subsidiaries is a party, or that purports to be binding upon the Company, any of its Subsidiaries or any of its Affiliates, that contain a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of Parent or any of its Subsidiaries, including the Company and its Subsidiaries) to compete in any business or with any person in any geographic area;

(D) all material Contracts of the Company or any of its Subsidiaries made outside the ordinary course of business;

(E) all Contracts of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries);

(F) all joint venture, partnership or other similar agreements to which the Company or any of its Subsidiaries is a party (including all amendments and modifications thereto); and

(G) all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other Contracts (collectively, “debt obligations”) pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of debt obligations of any other person (other than the Company or any of its Subsidiaries), including the respective aggregate principal amounts outstanding as of the date of this Agreement.

(ii) None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(iii) The Restricted Contracts represent at least 80% of the aggregate volume purchased or sold, as the case may be, by the Company and its Subsidiaries of each product or service they purchased or sold.

(j) Compliance with Laws; Environmental Matters.  (i) Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and taxes, which are the subjects of Sections 3.01(j)(ii), 3.01(l) and 3.01(n), respectively, each of the Company and its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to it, its properties or other assets or its business or operations (collectively, “Legal Provisions”), except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”), necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed to be conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any other person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties or other assets under any Legal Provision, is pending or, to the Knowledge of the Company, threatened, except for actions, demands, requirements, investigations, suits or proceedings that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(ii) Except for any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: the Company and each of its Subsidiaries is, and have been, in compliance with all Environmental Laws, and neither the Company nor any of its Subsidiaries has received any (1) written communication that alleges that the Company or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law, (2) written request for information pursuant to any Environmental Law, or (3) notice regarding any requirement proposed for adoption or implementation under any Environmental Law which would be applicable to the operations of the Company or any of its Subsidiaries and would result in capital expenditures;

(B) (1) the Company and each of its Subsidiaries have obtained and are in compliance with all permits, licenses and other governmental authorizations that are required by Environmental Law for their respective operations as currently conducted (“Environmental Permits”), (2) all such Environmental Permits are valid and in good standing, (3) neither the Company nor any of its Subsidiaries has received any written notice of any actual or potential change in the status or terms and conditions of any Environmental Permit, and (4) the transactions contemplated by this Agreement will not result in the modification or revocation of any Environmental Permit;

(C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries;

(D) to the Knowledge of the Company, there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law; and

(E) (1) neither the Company nor any of its Subsidiaries has retained or assumed either contractually or by operation of law any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, and (2) there are no Environmental Claims against any person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(iii) (A) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Materials; or (2) the failure to comply with any Environmental Law.

(B) “Environmental Laws” means all applicable federal, state, provincial, local and foreign laws, rules, regulations, orders, decrees, judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(C) “Hazardous Materials” means (1) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, mercury in any form, and polychlorinated biphenyls; and (2) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

(D) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface, subsurface strata or workplace) or within any building, structure, facility or fixture.

(k) Absence of Changes in Company Benefit Plans; Labor Relations.  Except as disclosed in the Filed Company SEC Documents or as expressly permitted pursuant to Section 4.01(a)(i) through (xiv), since the date of the most recent financial statements included in the Filed Company SEC Documents, there has not been any adoption, amendment or termination by the Company or any of its Subsidiaries of any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, other equity or equity-based compensation performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, change of control, severance, retention, termination, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any Participant, but not including any Company Benefit Agreement (collectively, the “Company Benefit Plans”), or any change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plans, or any change in the manner in which contributions to any Company Pension Plans are made or the basis on which such contributions are determined, other than amendments or other changes as required to ensure that such Company Pension Plan is not then out of compliance with applicable law, or reasonably determined by the Company to be necessary or appropriate to preserve the qualified status of a Company Pension Plan under Section 401(a) of the Code. Except as disclosed in the Filed Company SEC Documents, there exist no currently binding Company Benefit Agreements. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. No employees of the Company or any of its Subsidiaries are, or since January 1, 2003 have been, represented by any union with respect to their employment by the Company or such Subsidiary. There is not pending and since January 1, 2003 until the date hereof there has not been any material labor dispute, union organization attempt or work stoppage, slowdown or lockout due to labor disagreements. There is no, and since January 1, 2003 until the date hereof, there has not been, any unfair labor practice charge, complaint or other proceeding pending and, to the Knowledge of the Company, no such charge, complaint or other proceeding is threatened, against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity. Each of the Company and its Subsidiaries is, and since January 1, 2003, has been, in compliance in all material respects with all applicable laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and is not, and since January 1, 2003, has not, engaged in any unfair labor practice. There are no material complaints, controversies, lawsuits or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any Participant or any class of the foregoing, relating to any such law, or alleging breach of any express or implied contract of employment or of any other wrongful or tortious conduct in connection with the employment relationship. There are no pending or, to the Knowledge of the Company, threatened, investigations, audits, complaints, or proceedings against the Company or any of its Subsidiaries by or before any Governmental Entity, whether domestic or foreign, respecting or involving any applicant for employment, any Participant or any class of the foregoing.

(l) Employee Benefit Matters.  (i) Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and accurate list of each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a “Company Pension Plan”), each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans and Company Benefit Agreements in effect on the date of this

Agreement. The Company has provided to Parent complete and accurate copies of (A) each Company Benefit Plan and Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plans or Company Benefit Agreements, written descriptions thereof), (B) the two most recent annual reports on Form 5500 (including any accompanying schedules and attachments) required to be filed with the Internal Revenue Service (the “IRS”) and the two most recent annual information returns filed with any Governmental Entity with respect to each Company Benefit Plan (if any such report was required under applicable law), (C) the most recent summary plan description and summary of material modifications (including any applicable notices under Section 204(h) of ERISA) for each Company Benefit Plan for which a summary plan description or summary of material modifications, as applicable, is required under applicable law, (D) the two most recent actuarial valuations for each Company Benefit Plan (if any) and (E) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan. Each Company Benefit Plan has been administered in all material respects in accordance with its terms. Each Company Benefit Plan has been administered in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws, including laws of foreign jurisdictions, and the terms of all collective bargaining agreements.

(ii) All Company Pension Plans intended to be tax-qualified have received favorable determination letters from the IRS with respect to all tax law changes with respect to which the IRS is currently willing to provide a determination letter, to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. All Company Pension Plans required to have been approved by or registered with any foreign Governmental Entity have been so approved or registered, no such approval or registration has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval or registration relating thereto or materially increase the costs relating thereto. The Company has delivered to Parent a complete and accurate copy of the most recent determination letter received prior to the date hereof with respect to each Company Pension Plan, as well as a complete and accurate copy of each pending application for a determination letter, if any. The Company has also provided to Parent a complete and accurate list of all amendments to any Company Pension Plan as to which a favorable determination letter has not yet been received.

(iii) Section 3.01(l)(iii) of the Company Disclosure Schedule contains a list of (A) each Company Benefit Plan subject to Title IV of ERISA that the Company, any Commonly Controlled Entity or any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to (each, a “Title IV Plan”), and (B) each other Company Benefit Plan that is a defined benefit pension plan. All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made in accordance with the terms of such Company Benefit Plan and all applicable laws have been timely made. No “accumulated funding deficiency”, as defined in Section 412(a) of the Code, has been incurred with respect to any Title IV Plan, whether or not waived. No event described in Sections 4062 or 4063 of ERISA, has occurred in connection with any Company Benefit Plan. No Title IV Plan, other than any Title IV Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), had, as of the last annual valuation date for such Title IV Plan, any “unfunded benefit liabilities” (as such term is defined in Section 4001(a)(18) of ERISA) based on actuarial assumptions that have been delivered to Parent, and there has been no material adverse change in the financial condition of any Title IV Plan since its last such annual valuation date. Neither the Company nor any Commonly Controlled Entity has (1) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 or 4212(c) of ERISA or (2) incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV or Section 302 of ERISA, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(iv) Neither the Company nor any Commonly Controlled Entity has announced an intention to withdraw, but has not yet completed withdrawal, from a Multiemployer Plan, and no action has been taken, and no circumstance exists, that has resulted or would, with the passage of time, reasonably be expected to result in any liability under Title IV of ERISA by the Company or any Commonly Controlled Entity for any withdrawal from a Multiemployer Plan. Section 3.01(l)(iv) of the Company Disclosure Schedule contains a list of Multiemployer Plans that the Company or any Commonly Controlled Entity or any predecessor thereof contributes to, or has in the past contributed to, and lists for each Multiemployer Plan the Company’s reasonable, good faith estimate of the maximum amount of withdrawal liability that would be incurred if the Company and each Commonly Controlled Entity were to make a complete withdrawal from such plan as of the Closing Date, and the amount of “unfunded vested benefits” (within the meaning of Section 4211 of ERISA) as of the end of the most recently completed plan year and as of the date of this Agreement.

(v) All reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed. None of the Company or any of its Subsidiaries has received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that would reasonably be expected to give rise to any material liability, and, to the Knowledge of the Company, there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

(vi) There are no understandings, agreements or undertakings, written or oral, with any person (other than pursuant to the express terms of the applicable Company Benefit Plan or Company Benefit Agreement) that are (pursuant to any such understandings, agreements or undertakings) reasonably expected to result in any liabilities if such Company Benefit Plan or Company Benefit Agreement were amended or terminated on or at any time after the Effective Time or that would prevent any unilateral action by the Company (or, after the Effective Time, Parent) to effect such amendment or termination. No Company Benefit Plan or related trust has been terminated during the last five years, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the transactions contemplated by this Agreement. No “wind-up” (as that term is defined in Section 1(1) of the Pension Benefits Act (New Brunswick or similar applicable law) or other legislation under which a Company Benefit Plan has been registered) in whole or in part of any Company Benefit Plan has been previously ordered nor has any event occurred which would cause any Governmental Entity to order a wind-up, in whole or in part, of any Company Benefit Plan offered to Canadian employees of the Company.

(vii) With respect to each Company Benefit Plan, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code or similar applicable law) in which the Company, any of its Subsidiaries or any of their respective officers, directors or employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or any agent of the foregoing, has engaged that would reasonably be expected to subject the Company, any of its Subsidiaries or any of their respective officers, directors or employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable law and (B) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Company or any of its Subsidiaries or, to the Knowledge of the Company, any trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable law.

(viii) Section 3.01(l)(viii) of the Company Disclosure Schedule discloses whether each Company Benefit Plan and each Company Benefit Agreement that is an employee welfare benefit plan is (A) unfunded or self-insured, (B) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism, or (C) insured. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability to the Company or any of its Subsidiaries at any time after the Effective Time. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any similar state or local law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state or local law. No Company Benefit Plan or Company Benefit Agreement that is an employee welfare benefit plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code.

(ix) None of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction expressly contemplated by this Agreement (including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Participant to severance, termination, retention, change in control or similar compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Company Benefit Plan or Company Benefit Agreement or otherwise or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement. The total amount of all payments and the fair market value of all non-cash benefits (other than Company Stock Options and Company Restricted Shares) that may become payable or provided to any Participant under the Company Benefit Plans and Company Benefit Agreements (assuming for such purpose that such individual’s employment were terminated immediately following the Effective Time as if the Effective Time were the date hereof) will not exceed the aggregate amount set forth in Section 3.01(l)(ix) of the Company Disclosure Schedule.

(x) Neither the Company nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and incorrectly classifying such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

(xi) No deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code, and no Participant has received or is reasonably expected to receive any payment or benefit from the Company or any of its Subsidiaries that would be nondeductible pursuant to Section 162(m) of the Code.

(xii) Each Company Benefit Plan and each Company Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B) the rules, regulations and other guidance promulgated thereunder (clauses (A) and (B), together, the “409A Authorities”). No Company Benefit Plan or Company Benefit Agreement that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities. No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax (including Federal, state, local or foreign income, excise or other taxes (including taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.

(m) No Excess Parachute Payments.  Other than payments or benefits that may be made to the persons listed in Section 3.01(m) of the Company Disclosure Schedule (“Primary Company Executives”), no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event, including as a result of termination of employment on or following the Effective Time) (such actions, collectively, “Merger Actions”) by or for the benefit of any director, officer, employee or consultant of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company, any of its Subsidiaries, Parent, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual (a “Parachute Gross Up Payment”). Section 3.01(m) of the Company Disclosure Schedule sets forth, calculated as of the date of this Agreement, (i) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each Primary Company Executive and each other disqualified individual (defined as set forth above) who holds any Company Stock Options or Company Restricted Shares that will vest in connection with any Merger Action and (ii) the Company’s reasonable, good faith estimate of the maximum amount that could be received (whether in cash or property or the vesting of property, and including the amount of any tax gross-up) by each Primary Company Executive as a result of any Merger Action.

(n) Taxes.  (i) Each of the Company and its Subsidiaries has (A) duly filed with the appropriate taxing authorities all material tax returns required to be filed by it for all periods ending on or prior to the Effective Time, and (B) duly paid in full or made adequate provision in accordance with GAAP for the payment of all material taxes due, whether or not shown as due in such tax returns.

(ii) (A) No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings (collectively “Audits”) or court proceedings are presently pending or, to the Knowledge of the Company, threatened with regard to any taxes owed or claimed to be owed by or on behalf of the Company or any of its Subsidiaries, and (B) amounts finally agreed upon or determined, as the case may be, to be owed from any Audit or court proceedings relating to taxes of the Company or any of its Subsidiaries have been paid.

(iii) None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed Company SEC Documents) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period (or portion of a taxable period) as a result of (A) the installment method of accounting, (B) the completed contract method of accounting, (C) the long-term contract method of accounting, (D) the cash method of accounting or Section 481 of the Code or (E) any comparable provisions of state or local tax law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for taxes on the financial statements of the Company included in the Filed Company SEC Documents.

(iv) Within the two-year period ending on the Closing Date, none of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(v) Neither the Company nor any of its Subsidiaries has ever entered into any “reportable transaction”, as defined in Treasury Regulation Section 1.6011-4(b), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4(a).

(vi) No taxing authority has asserted any material liens for taxes with respect to any assets or properties of the Company or its Subsidiaries, except for statutory liens for taxes not yet due and payable.

(vii) As used in this Agreement (A) “tax” or “taxes” shall include (whether disputed or not) all (x) Federal, state, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y); (B) “taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) “tax return” or “tax returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.

(o) Title to Properties.  (i) Each of the Company and its Subsidiaries has good and marketable title to or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as presently conducted and as currently proposed by its management to be conducted, except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted and as currently proposed to be conducted. All such properties and other assets, other than properties and other assets in which the Company or any of its Subsidiaries has a leasehold or sublease interest or other comparable contract right, are free and clear of all Liens, except for Liens that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, the ability of the Company or any of its Subsidiaries to conduct their respective businesses as presently conducted and as currently proposed to be conducted.

(ii) Each of the Company and its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is in possession of the properties or assets purported to be leased under all its material leases. Neither the Company nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or would result (with or without the giving of notice, the lapse of time or both) in a default with respect to any material lease or sublease to which it is a party.

(iii) Section 3.01(o)(iii) of the Company Disclosure Schedule sets forth a complete and accurate list of all material real property owned by the Company and its Subsidiaries.

(iv) Section 3.01(o)(iv) of the Company Disclosure Schedule sets forth a complete and accurate list of all material real property leased by the Companies and its Subsidiaries.

(p) Intellectual Property.  (i) Each of the Company and its Subsidiaries owns, or is validly licensed to use, in each case free and clear of any Liens, all material Intellectual Property used or necessary to carry on its business as now being conducted and as currently proposed to be conducted.

(ii) To the Knowledge of the Company, none of the Company or any of its Subsidiaries has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other person, except for any such infringement, misappropriation or other conflict that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property or other proprietary information of any other person), or is party to or the subject of any pending or, to the Knowledge of the Company, threatened, suit, claim, action, investigation or proceeding before or by any Governmental Entity or third party with respect to any such infringement, misappropriation or other conflict, that has not been settled or otherwise fully resolved, except for any such infringement, misappropriation or other conflict that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no person or persons are infringing or have misappropriated or otherwise come into conflict with the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property in a manner which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(iii) No claims are pending or, to the Knowledge of the Company, threatened with regard to the ownership or use by the Company or any of its Subsidiaries of any of their respective Intellectual Property which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(iv) As used in this Agreement, “Intellectual Property” shall mean trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrighted, copyrightable or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights similar to any of the foregoing; licenses, immunities, covenants not to sue and the like relating to any of the foregoing; and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing.

(q) Voting Requirements.  The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of Capital Stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

(r) State Takeover Statutes.  No state takeover statute (including Section 203 of the DGCL) or similar statute or regulation applies to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(s) Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person (other than CIBC World Markets Corp.), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

(t) Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of CIBC World Markets Corp. to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock. A signed copy of the written opinion of CIBC World Markets Corp. promptly will be delivered to Parent solely to confirm the delivery of such opinion.

(u) Insurance.  Section 3.01(u) of the Company Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or applicable to the Company (or its assets or business) as of the date hereof, and the Company has heretofore made available to Parent a complete and accurate copy of all such policies, including all occurrence-based policies applicable to the Company (or its assets or business) for all periods prior to the Closing Date. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy except for such policies, premiums, cancellations or terminations that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Such policies are sufficient, in the reasonable opinion of the Company, for compliance by the Company with (i) all requirements of applicable laws and (ii) all Contracts to which the Company is a party, and each of the Company and its Subsidiaries has complied in all material respects with the provisions of each such policy under which it is an insured party. The Company has not been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last five years. There are no pending or, to the Knowledge of the Company, threatened material claims under any insurance policy.

(v) Relationships with Customers and Suppliers.  As of the date of this Agreement, since December 31, 2005 no customer or supplier of the Company or any of the Subsidiaries of the Company that is material to the Company and its Subsidiaries, taken as a whole, has canceled or otherwise terminated, or provided notice of its intent, or to the Knowledge of the Company threatened, to terminate its relationship with the Company or the applicable Subsidiary, or, since December 31, 2005 until the date of this Agreement, decreased or limited in any material respect its purchases from or sales to the Company or any of the Subsidiaries of the Company, or provided notice that such reductions or limitations will occur.

Section 3.02.  Representations and Warranties of Parent and Sub.  Parent and Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each material jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(b) Authority; Noncontravention.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby do not require approval of the holders of any shares of Capital Stock of Parent. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub under (x) the Restated Articles of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Sub, (y) any Contract to which Parent or Sub is a party or any of their respective properties or other assets is subject, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Merger (including the payments required to be made pursuant to Article II) or the other transactions contemplated hereby or (z) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent or Sub or their respective properties or other assets, and in each case, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Merger (including the payments required to be made pursuant to Article II) or the other transactions contemplated hereby. No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing of the Canadian Filings, if applicable and (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(c) Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Interim Operations of Sub.  Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(e) Capital Resources.  As of the Closing, Parent will have sufficient cash to pay the aggregate Merger Consideration. As of the date of this Agreement, the sum of (i) the amount of Parent’s cash on hand and (ii) the amount of cash that Parent may borrow under outstanding lending commitments equals or exceeds the aggregate Merger Consideration.

ARTICLE IV

Covenants Relating to Conduct of Business; No Solicitation

Section 4.01.  Conduct of Business.  (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as otherwise permitted pursuant to Section 4.01(a)(i) through (xiv) of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business (including making maintenance expenditures) in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws, rules, regulations and treaties and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers and others having business dealings with it with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule or as

otherwise expressly permitted by or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its Capital Stock, except for dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of the Company to its parent, (y) split, combine or reclassify any of its Capital Stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Capital Stock or (z) purchase, redeem or otherwise acquire any shares of Capital Stock or any other rights, warrants, calls or options to acquire any such Capital Stock, except for purchases, redemptions or other acquisitions of (A) Capital Stock or other securities of the Company in connection with the forfeiture of any Company Stock Options or Company Restricted Shares outstanding on the date hereof and (B) the Convertible Notes;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any of its Capital Stock or any securities convertible into, or exchangeable for, or any rights, warrants, calls or options to acquire, any such Capital Stock or convertible or exchangeable securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or other equity or equity-based interests that are linked to the value of Company Common Stock, including pursuant to Contracts as in effect on the date hereof (other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof in accordance with their terms on the date hereof and (B) the issuance of shares of Company Common Stock upon conversion of the Convertible Notes);

(iii) amend the Company Certificate or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries except as may be required by the SEC or the Nasdaq Global Market;

(iv) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person or (y) other than capital expenditures permitted by clause (vii) below or deferred taxes, (A) any non-current asset or assets that, individually, has a purchase price in excess of $75,000 or, in the aggregate, have a purchase price in excess of $500,000 and (B) current assets acquired outside the ordinary course of business or in a manner inconsistent with past practice;

(v) directly or indirectly (x) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), other than sales of inventory and obsolete equipment in the ordinary course of business consistent with past practice or sales of unimproved land which is not used or contemplated to be used in the Company’s or any of the Company’s subsidiaries’ operations or (y) enter into, modify or amend any lease of property, except for modifications or amendments that are not adverse in any material respect to the Company or any of its Subsidiaries;

(vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than (A) short-term borrowings incurred in the ordinary course of business consistent with past practice not to exceed $1,000,000 at any time outstanding, (B) letters of credit issued to support payment obligations in respect of equipment for the St. Gabriel expansion project with an aggregate face value not to exceed $50,000,000 at any time outstanding and (C) letters of credit issued in the ordinary course of business consistent with past practice to support payment obligations under sales contracts with an aggregate face value not to exceed $10,000,000 at any time outstanding, (y) make any loans, advances or capital contributions to, or investments in, any other person (other than extensions of trade credit in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, the Company or any wholly owned Subsidiary) or (z) repay, redeem, repurchase or otherwise retire, or otherwise make any payment in respect of, any indebtedness for borrowed money or any debt securities, or any rights, warrants, calls or options to acquire any debt securities, other than as required by their terms as in effect on the date of this Agreement;

(vii) make any capital expenditure, other than (A) normal recurring capital expenditures which, in the aggregate, are not in excess of $18,000,000 for 2007 and (B) capital expenditures for the St. Gabriel expansion project in accordance with Section 4.01(a)(vii) of the Company Disclosure Schedule; provided that, notwithstanding and in addition to the foregoing, the Company may purchase chlorine rail cars so long as the aggregate number of chlorine rail cars owned and leased by the Company (after giving effect to any such purchase) does not exceed the number of chlorine rail cars owned and leased by the Company as of the date of this Agreement;

(viii) (v) except as required by law or any judgment, pay, discharge, satisfy or settle any material claims (including claims of stockholders), liabilities, obligations (whether absolute, accrued, contingent or otherwise), or litigation (whether or not commenced prior to the date hereof), other than the payment, discharge, satisfaction or settlement, in the ordinary course of business consistent with past practice or in accordance with its terms as in effect on the date hereof, of any liability reflected or reserved against in the most recent financial statements (or the related notes) of the Company included in the Filed Company SEC Documents (for amounts not in excess of the amount reflected on, or reserved against in, such financial statements) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (x) cancel any indebtedness, other than upon conversion of the Convertible Notes in accordance with their terms as in effect as of the date of this Agreement, (y) waive, transfer, grant or release any claims or right of material value or (z) waive any benefits of, or agree to modify in any respect, or terminate or fail to enforce, or consent to any material matter with respect to which consent is required under any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

(ix) enter into, modify, amend or terminate any material Contract outside the ordinary course of business or waive, release or assign any material rights or claims thereunder outside the ordinary course of business or in a manner inconsistent with past practice;

(x) enter into, modify, amend or terminate any Contract, which if so entered into, modified, amended or terminated would reasonably be expected to (A) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (B) prevent or materially delay the consummation of the transactions contemplated by the Agreement;

(xi) enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or require Parent to license or transfer any of its Intellectual Property or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xii) except as otherwise contemplated by this Agreement or as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable law or to comply with any Contract or Company Benefit Plan or Company Benefit Agreement entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore made available to Parent), (A) adopt, enter into, terminate or amend (I) any collective bargaining agreement or Company Benefit Plan or (II) any Company Benefit Agreement or other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more Participants, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or grant or pay any type of compensation or benefits to, any Participant not previously receiving or entitled to receive such type of compensation or benefits other than, in the case of employees who are neither directors nor officers, normal increases in cash compensation in the ordinary course of business consistent with past practice, (C) pay any benefit or amount not required under any Company Benefit Plan or Company Benefit Agreement or any other benefit plan or arrangement of the Company or any of its Subsidiaries as in effect on the date of this Agreement, (D) grant or pay to any Participant (1) any severance, termination, change in control, retention or similar compensation or benefits or increase in any manner such compensation or benefits or (2) any right to receive any such compensation or benefits, (E) pay any benefits under or grant any awards under or enter into, amend or terminate, any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including the grant of Company Stock Options, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock-based or stock-related awards, performance units or restricted stock or the removal of existing restrictions in any Company Benefit Agreements, Company Benefit Plans or agreements or awards made thereunder), (F) amend or modify any Company Stock Option or Company Restricted Share, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan or Company Benefit Agreement, (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or (I) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(xiii) change its fiscal year and, except as required by GAAP, revalue any material assets of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices; or

(xiv) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b) Other Actions.  The Company, Parent and Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied.

(c) Advice of Changes; Filings.  The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, of Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall, to the extent permitted by law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

(d) Certain Tax Matters.  (i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (A) not make any material tax election or settle or compromise any material tax liability, other than with Parent’s consent or other than in the ordinary course of business; and (B) cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements or practices with respect to taxes to which the Company or any of its Subsidiaries is or may be a party or by which the Company or any of its Subsidiaries is or may otherwise be bound to be terminated as of the Closing Date so that after such date neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder.

(ii) The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of the Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(iii) To the extent Section 6043A of the Code applies to the transactions contemplated by this Agreement, the parties shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations under Section 6043A of the Code.

Section 4.02.  No Solicitation.  (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Affiliates to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(a) by the Company. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal by such party, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, if its Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable law, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (which need not restrict such person from making an unsolicited Takeover Proposal) not less restrictive of such person than the confidentiality provisions of the Confidentiality Agreement; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company, other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, all or substantially all of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Except as set forth below, neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may make a Company Adverse Recommendation Change if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable law; provided, however, that no Company Adverse Recommendation Change may be made until after the fourth business day following Parent’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new four business day period). In determining whether to make a Company Adverse Recommendation Change, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal and the identity of the person making any such Takeover Proposal. The Company shall (i) keep Parent fully informed of the status and details (including any change to the terms thereof) of any such Takeover Proposal and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material relating to any such Takeover Proposal exchanged between the Company or any of its Subsidiaries (or their Representatives), on the one hand, and the person making such Takeover Proposal (or its Representatives), on the other hand.

(d) Nothing contained in this Agreement shall prohibit the Company from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) and 14d-9 promulgated under the Exchange Act or (y) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel) failure to so disclose is reasonably likely to be inconsistent with its obligations under applicable law, including the Board of Directors’ duty of candor to the stockholders of the Company; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b).

ARTICLE V

Additional Agreements

Section 5.01.  Preparation of the Proxy Statement; Stockholders’ Meeting.  (a) As promptly as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and the Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement.

The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent; provided that Parent shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after such document or response is transmitted to Parent for its review.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) solely for the purpose of obtaining the Stockholder Approval. Subject to Section 4.02(b) and 4.02(d), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that no breach of this Section 5.01(b) shall be deemed to have occurred if the Company adjourns or postpones the Stockholders’ Meeting for a reasonable period of time, each such period of time not to exceed 10 business days, if (x) at the time of such adjournment or postponement Parent shall have received a Notice of Adverse Recommendation and the Stockholders’ Meeting is scheduled to occur within four business days of the time of delivery of such Notice of Adverse Recommendation to Parent or (y) at the time the Board of Directors announces a Company Adverse Recommendation Change, the Stockholders’ Meeting is then scheduled to occur no later than 10 business days from the date of such Company Adverse Recommendation Change; provided further that the Company may not adjourn or postpone the Stockholders’ Meeting pursuant to the preceding proviso more than two times or for more than 15 business days in the aggregate.

Section 5.02.  Access to Information; Confidentiality.  Insofar as permitted by applicable law and the terms of the Confidentiality Agreement, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (b) a copy of each correspondence or written communication with any United States Federal or state Governmental Entity and (c) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement dated August 25, 2006, as amended from time to time, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence and otherwise in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

Section 5.03.  Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (iii) the obtaining of all necessary consents, approvals or waivers from third parties; provided that none of the Company, Parent or Sub shall be required to make any payment to any such third parties or concede anything of value to obtain such consents. In connection with and without limiting the foregoing, the Company and Parent shall, as promptly as practicable after the date of this Agreement, duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the “HSR Filing”) required under the HSR Act and with the applicable Canadian Governmental Entities the filings (the “Canadian Filings”) required under the Competition Act (Canada) and the Investment Canada Act (Canada) (collectively, the “Canadian Competition Laws”), in each case with respect to the transactions contemplated by this Agreement. The HSR Filing and the Canadian Filings shall be in substantial compliance with the requirements of the HSR Act and the Canadian Competition Laws, as applicable. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing and the Canadian Filings, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder. The Company and Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any filing or submission that is necessary in connection with the HSR Filing and the Canadian Filings and with any inquiry or communication with or from any Governmental Entity in connection therewith. The Company and its Board of Directors shall (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require Parent, the Company or any Subsidiary to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Subsidiaries and neither the Company nor any of its Subsidiaries shall, without Parent’s written consent, agree to, o r proffer to, divest or hold separate any assets or any portion of its business; provided that, notwithstanding the foregoing, at Parent’s request, the Company or any Subsidiary shall agree to, or proffer to, divest or hold separate any assets or any portion of its business so long as such divestiture or holding separate shall occur no earlier than, and be conditioned upon the occurrence of, the consummation of the Merger.

Section 5.04.  Company Stock Options; Company Restricted Shares.  (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding Company Stock Options, whether vested or unvested, as necessary to provide that the Company Stock Options will become fully exercisable and may be exercised before the Effective Time at such applicable time or times as specified in the Company Stock Plans, and, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, as soon as practicable following the Effective Time, a single lump sum cash payment equal to the product of (A) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option;

(ii) adjust the terms of all outstanding Company Restricted Shares as necessary to provide that each Company Restricted Share outstanding immediately prior to the Effective Time will vest in full and be converted into the right to receive the Merger Consideration pursuant to Section 2.01(c);

(iii) make such changes to the Company Stock Plans or any other Company Benefit Plan or Company Benefit Agreement as the Company and Parent may agree are appropriate to clarify that if the Closing occurs during the 2007 fiscal year prior to December 15, 2007, or during the 2008 fiscal year prior to December 15, 2008, the Company’s non-employee directors immediately prior to the Effective Time will each be paid, on the Closing Date, an amount in cash equal to (A) $60,000 multiplied by (B) a fraction, (I) the numerator of which is the number of months that have fully elapsed in the year in which the Closing occurs through the Closing Date plus one and (II) the denominator of which is 12; and

(iv) make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Merger.

(b) All amounts payable pursuant to Section 5.04(a) shall be subject to any required withholding of taxes and shall be paid without interest as soon as practicable following the Effective Time.

(c) The Company shall ensure that following the Effective Time, no holder of a Company Stock Option, Company Restricted Share or Company Stock-Based Award (or former holder of a Company Stock Option, Company Restricted Share or Company Stock-Based Award) or any current or former participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any Capital Stock of the Company, the Surviving Corporation or their Subsidiaries or any other equity interest therein (including “phantom” stock or stock appreciation rights).

(d) Prior to the Effective Time, the Company shall take all actions necessary in order to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.05.  Indemnification; Advancement of Expenses; Exculpation and Insurance.  (a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company Bylaws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.05.

(c) Parent shall obtain, at the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent) for six years from the Effective Time, on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligation under this Section 5.05(c), Parent shall not be obligated to pay more than $1,000,000 in the aggregate to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for $1,000,000 or less in the aggregate, Parent shall be obligated to obtain a policy providing such coverage as may be obtained for such $1,000,000 aggregate amount.

(d) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.06.  Fees and Expenses.  (a) Except as provided in paragraph (b) of this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) this Agreement is terminated by Parent pursuant to Section 7.01(c)(iii) or 7.01(e); or

(ii) this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii); or

(iii) (A) prior to the obtaining of the Stockholder Approval, a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if a vote to obtain the Stockholder Approval or the Stockholders’ Meeting has not been held) or Section 7.01(b)(iii) and (C) within 12 months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then the Company shall pay Parent a fee equal to $15,634,552 (the “Parent Termination Fee”) by wire transfer of same-day funds on (x) in the case of a payment required by clause (i) or (ii) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (iii) above, the date of the first to occur of the events referred to in clause (iii)(C).

(c) The Company and Parent acknowledge and agree that the agreements contained in Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Parent Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Parent Termination Fee from the date such payment was required to be made until the date of payment at a rate equal to 2% plus the prime rate of Citibank, N.A. in effect on the date such payment was required to be made (the “Default Rate”).

Section 5.07.  Public Announcements.  Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that all formal Company employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in the forms mutually agreed to by the parties (such agreement not to be unreasonably withheld or delayed). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.08.  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

Section 5.09.  Employee Matters.  (a) Except as otherwise provided in any applicable collective bargaining agreement, from the Effective Time through the first anniversary of the Effective Time, the employees of the Company employed primarily in the United States who remain in the employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employees immediately prior to the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of Capital Stock, warrants, options, stock appreciation rights or other rights in respect of any shares of Capital Stock of any entity or any securities convertible or exchangeable into such Capital Stock pursuant to any such plans or arrangements; provided further that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate. Any change in benefits that is adopted prior to the Effective Time but becomes effective on or after the Effective Time and any other change in benefits (including changes in vendors, co-payments, deductibles and life-time maximums) that would have been made by the Company or its Subsidiaries in the ordinary course of business during calendar year 2007 (or 2008, if the Closing occurs after December 31, 2007) to reflect market conditions of the provision of those benefits shall be deemed to have been in effect immediately prior to the Effective Time for purposes of this Section 5.09(a).

(b) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent (i) for purposes of eligibility to participate and vesting (but not benefit accrual) under Parent’s defined contribution plan, (ii) for purposes of eligibility for vacation under Parent’s vacation program, (iii) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and (iv) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent’s severance plan (in the case of each of clauses (i), (ii), (iii) and (iv), solely to the extent that Parent makes such plan or program available to employees of the Surviving Corporation, and except as would result in any duplication of benefits for the same period of service), but not for purposes of any other employee benefit plan of Parent.

(c) Except to the extent set forth in paragraph (m) of Section 4.01(a) of the Disclosure Schedule, nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to establish, maintain or continue any specific plans or to continue the employment of any specific person. Furthermore, except to the extent set forth in paragraph (m) of Section 4.01(a) of the Disclosure Schedule, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or the Surviving Company to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, the Company or the Surviving Company. Without limiting the scope of Section 8.07, nothing in this Section 5.09 shall confer any rights or remedies of any kind or description upon any Continuing Employee or any other person other than Parent, the Company and their respective successors and assigns.

(d) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) use reasonable efforts to waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements incurred in the same year as the Effective Time to the extent applicable under any such plan.

(e) With respect to the employees of the Company who are employed primarily outside the United States, following the Effective Time, Parent and its Subsidiaries will provide such employees with employee benefits in accordance with applicable law.

(f) As soon as reasonably practicable after the date of this Agreement, the Company shall amend the Company Benefit Plans listed in paragraph (m) of Section 4.01(a) of the Disclosure Schedule or take such other actions as necessary to reflect the terms set forth in such paragraph.

Section 5.10.  Cooperation with Respect to Financing.  The Company shall provide, and shall cause its Subsidiaries and its and their officers and employees to provide, on a reasonably timely basis all reasonable cooperation in connection with the arrangement of any financing to be consummated by Parent in connection with the transactions contemplated by this Agreement.

Section 5.11.  Cooperation with Respect to Governmental Entities.  The parties shall, through their counsel, keep each other informed with respect to communications with, to and from Governmental Entities regarding the transactions contemplated hereunder and shall through their counsel afford each other a reasonable opportunity to participate in all communications and meetings with Governmental Entities and to have input into all filings and submissions to Governmental Entities regarding the transactions contemplated hereunder.

Section 5.12.  Convertible Notes.  Each of the Company, Parent and Sub shall take each action required to be taken by such party pursuant to the Indenture dated as of March 26, 2007, between the Company and Wells Fargo Bank, National Association in connection with the Merger. The Company shall comply with the terms of the instruments relating to the Convertible Notes as in effect as of the date of this Agreement.

Section 5.13.  Severance Matters.  (a) Parent and Sub covenant and agree that, except as otherwise set forth in Schedule 5.13(a) of the Disclosure Schedule, on or before the date which is 60 days after the date of this Agreement, with respect to each person listed on Schedule 5.13(a) of the Disclosure Schedule (the “Officer and Other Employee List”), Parent will provide to the Company a date on which it expects to terminate such person’s employment with the Company (the termination date for such person being referred to herein as such person’s “Officer and Other Employee Termination Date”) with each Officer and Other Employee Termination Date to be (a) no later than the date which is six months after the Closing Date (it being understood that such Officer and Employee Termination Date may be expressed in the number of months (not to exceed six months) after the Closing Date for which such employees services will be required) and (b) determined by Parent in good faith based on Parent’s reasonable expectation as to the amount of time for which Parent will require such person’s services after the Closing in connection with the transition to Parent’s ownership of the Company. In addition, except as set forth in Schedule 5.13(a) of the Disclosure Schedule, Parent will cause the Company to pay to each person on the Officer and Other Employee List the severance pay entitled to him or her from the Company on the earlier of the Officer and Other Employee Termination Date for such person or such person’s earlier termination of employment with the Company; provided that, as a condition to receiving any such severance pay, each such person may be required by Parent to continue his or her service with the Company up to such person’s Officer and Other Employee Termination Date (unless such person is earlier terminated by the Company or Parent (other than for cause)) and to also sign a waiver and release of claims against the Company, Parent and their affiliates for any claims incurred prior to such person’s termination. For the avoidance of doubt, except as set forth in Schedule 5.13(a) of the Disclosure Schedule, each employee who is included in the Officer and Other Employee List shall be entitled to receive a severance payment on or prior to such person’s Officer and Other Employee Termination Date so long as the employee agrees to continue and does continue his or her service with the Company up to such Officer and Other Employee Termination Date (unless earlier terminated by the Company or Parent (other than for cause)) and signs a waiver and release of claims in a form reasonably acceptable to Parent.

(b) Parent and Sub covenant and agree that on or before the date which is 30 days after the date of this Agreement, with respect to each person listed on Schedule 5.13(b) of the Disclosure Schedule (the “Accounting and IT List”), Parent will provide to the Company (i) a list of those persons on the Accounting and IT List which Parent reasonably and in good faith expects the Company or Parent will continue to employ following six months after the Closing Date and who will be offered permanent employment with the Company or Parent (all other persons on the Accounting and IT List, the “Accounting and IT Terminated Employees”) and (ii) the date on which it expects to terminate each Accounting and IT Terminated Employee’s employment with the Company (the termination date for such Accounting and IT Terminated Employee being referred to herein as such Accounting and IT Terminated Employee’s “Accounting and IT Termination Date”) with each such termination date to be (a) no later than the date which is six months after the Closing Date (it being understood that each Accounting and IT Termination Date may be expressed in the number of months (not to exceed six months) after the Closing Date for which such employees services will be required) and (b) determined by Parent in good faith based on Parent’s reasonable expectation as to the amount of time for which Parent will require such Accounting and IT Terminated Employee’s services after the Closing in connection with the transition to Parent’s ownership of the Company. In addition, Parent will cause the Company to pay to each Accounting and IT Terminated Employee the severance pay entitled to him or her from the Company on the earlier of the Accounting and IT Termination Date for such person or such person’s earlier termination of employment with the Company; provided that, as a condition to receiving any such severance pay, each such person may be required by Parent to continue his or her service with the Company up to such person’s Accounting and IT Termination Date (unless such person is earlier terminated by the Company or Parent (other than for cause)) and to also sign a waiver and release of claims against the Company, Parent and their affiliates for any claims incurred prior to such person’s termination. For those employees on the Accounting and IT List who are not Accounting and IT Terminated Employees, the Company may inform such employees that Parent has indicated to the Company that Parent desires to retain their services on a permanent basis after the Closing. For the avoidance of doubt, each employee who is included in the Accounting and IT List and who is designated as an Accounting and IT Terminated Employee shall be entitled to receive a severance payment so long as the employee agrees to continue and does continue his or her service with the Company up to such person’s Accounting and IT Termination Date (unless earlier terminated by the Company or Parent (other than for cause)) and signs a waiver and release of claims in a form reasonably acceptable to Parent.

(c) For purposes of this Section 5.13, “cause” shall be determined by the Company or Parent in good faith and shall mean termination from employment due to unacceptable performance, misconduct, dishonesty or any other violation of the policies of the Company or law.

ARTICLE VI

Conditions Precedent

Section 6.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b) Antitrust.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and all applicable approvals and waiting periods under the antitrust laws of Canada (if applicable) shall have been obtained, expired or been terminated, as applicable.

(c) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that prior to asserting the lack of satisfaction of this condition the asserting party shall, subject to Section 5.03, have used its commercially reasonable efforts in a manner consistent with its obligations under this Agreement to prevent the entry of any such injunction or other judgment or order and to appeal as promptly as possible any such judgment that may be entered.

Section 6.02.  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The (i) representations and warranties of the Company set forth in Section 3.01(c), Section 3.01(d), Section 3.01(g)(iv), Section 3.01(q), Section 3.01(r) and

Section 3.01(s) qualified as to “materiality” or “Material Adverse Effect” shall be true and correct, and to the extent those representations and warranties are not so qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) representations and warranties of the Company set forth in this Agreement (other than those listed in the preceding clause (i)) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation.  There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent, Sub or any other Affiliate of Parent or seeking to obtain from the Company, Parent, Sub or any other Affiliate of Parent any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, in each case, as a result of the Merger, (iii) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries or (iv) otherwise having, or being reasonably expected to have, a Material Adverse Effect.

(d) Restraints.  No Restraint sought by a Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of paragraph (c) of this Section 6.02 shall be in effect.

Section 6.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the

Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to such effect.

Section 6.04.  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before February 20, 2008; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation or warranty in this Agreement or whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint which prevents the consummation of the Merger shall be in effect and shall have become final and nonappealable; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured, or is not cured, by the Company within 90 calendar days following receipt of written notice of such breach or failure to perform from Parent;

(ii) if any Restraint having the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect and shall have become final and nonappealable; or

(iii) if the Company gives Parent the notification contemplated by Section 7.05(b);

(d) by the Company:

(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured, or is not cured, by Parent within 90 calendar days following receipt of written notice of such breach or failure to perform from the Company; or

(ii) in accordance with the provisions of Section 7.05(b); provided that Stockholder Approval has not then been obtained and the Company has complied with all provisions of Section 7.05(b), including the notice provisions therein; or

(e) by Parent, in the event that prior to the obtaining of the Stockholder Approval:

(i) a Company Adverse Recommendation Change shall have occurred; or

(ii) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within 10 business days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal.

Section 7.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company under this Agreement, other than the provisions of Section 3.01(s), the penultimate sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.03.  Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by applicable law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.05.  Procedure for Termination or Amendment.  (a) A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by applicable law. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

(b) The Company may terminate this Agreement pursuant to Section 7.01(d)(ii) only if (i) the Board of Directors of the Company has received a Superior Proposal, (ii) in light of such Superior Proposal the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Board of Directors of the Company to withdraw or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duty under applicable law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least five business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Proposal remains a Superior Proposal and the Board of Directors of the Company has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance with Section 4.02, (vi) the Company has previously paid the Parent Termination Fee and (vii) the Company’s Board of Directors concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.

ARTICLE VIII

General Provisions

Section 8.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective

Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02.  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

Olin Corporation
190 Carondelet Plaza, Suite 1530
Clayton, Missouri 63105
Telecopy No.: (314) 862-7406
Attention: George H. Pain, Esq.

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Telecopy No.: (212) 474-3700

Attention:	Robert I. Townsend, III, Esq.
George F. Schoen, Esq.

if to the Company, to:

Pioneer Companies, Inc.
700 Louisiana Street, Suite 4300
Houston, Texas 77002
Telecopy No.: (713) 356-8281
Attention: Paul Pryzant, Esq.

with a copy to:

Locke Liddell & Sapp LLP
3400 JPMorgan Chase Tower
600 Travis Street
Houston, Texas 77002
Telecopy No.: (713) 229-2604
Attention: David Elder, Esq.

Section 8.03.  Definitions.  For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Capital Stock” of any person, means any share of capital stock of, any other equity interest in, or equity security of, or any other voting interest in, or voting security of, such person.

(c) “Knowledge” of any person that is not an individual means, with respect to any matter in question, the actual knowledge of such person’s executive officers, without any requirement of investigation, provided that with respect to the Company, the executive officers shall consist solely of Michael McGovern, Gary Pittman, David Scholes, Jerry Bradley, Larry Landry, Ron Ciora, Michael Mazzarello, Gary Sulik and Pat Peebles;

(d) “Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (i) is materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) will prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect or a Material Adverse Change:

(A) any change, effect, event, occurrence, state of facts or development relating to the North American economy or securities markets in general;

(B) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which the Company operates, including decreases in sales prices, increases in the cost of raw materials, including electricity and salt, increases in rail transportation costs or any regulatory or rail industry action which limits or restricts the transportation of chlorine by rail, so long as the change, effect, event, occurrence, state of facts or development does not materially disproportionately impact the Company;

(C) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Change); and

(D) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement, pendency or consummation of the Merger or Parent’s ownership or proposed ownership of the Company;

(e) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(f) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

Section 8.04.  Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means such Contract or statute as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

Section 8.05.  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 8.06.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including any exhibits and schedules hereto) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II, Section 5.04(a)(iii) and Section 5.05, are not intended to and do not confer upon any person other than the parties hereto any legal or equitable rights or remedies.

Section 8.08.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 8.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10.  Specific Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

Section 8.11.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.11.

Section 8.12.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

OLIN CORPORATION,

by	/s/ Joseph D. Rupp
Name: Joseph D. Rupp

Title:	Chairman, President and Chief Executive Officer

PRINCETON MERGER CORP.,

by	/s/ John L. McIntosh
Name: John L. McIntosh

Title:	President

PIONEER COMPANIES, INC.,

by	/s/ Michael Y. McGovern
Name: Michael Y. McGovern

Title:	Chairman, President and Chief Executive Officer

ANNEX I
TO THE MERGER AGREEMENT

Index of Defined Terms

Term

409A Authorities	Section 3.01(l)(xii)
Accounting and IT List	Section 5.13(b)
Accounting and IT Terminated Employees	Section 5.13(b)
Accounting and IT Termination Date	Section 5.13(b)
Acquisition Agreement	Section 4.02(b)
Affiliate	Section 8.03(a)
Agreement	Preamble
AJCA	Section 3.01(l)(xii)
Appraisal Shares	Section 2.01(d)
Canadian Competition Laws	Section 5.03
Canadian Filings	Section 5.03
Capital Stock	Section 8.03(b)
cause	Section 5.13(c)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Commonly Controlled Entity	Section 3.01(k)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(b)
Company Benefit Agreements	Section 3.01(g)
Company Benefit Plans	Section 3.01(k)
Company Bylaws	Section 3.01(a)
Company Certificate	Section 1.05(a)
Company Common Stock	Preamble
Company Consolidated Group	Section 3.01(n)(xiv)
Company Disclosure Schedule	Section 3.01
Company Pension Plan	Section 3.01(l)(i)
Company Preferred Stock	Section 3.01(c)(i)
Company Restricted Shares	Section 3.01(c)(i)
Company SEC Documents	Section 3.01(e)(i)
Company Stock-Based Awards	Section 3.01(c)(i)
Company Stock Options	Section 3.01(c)(ii)
Company Stock Plans	Section 3.01(c)(i)
Confidentiality Agreement	Section 5.02
Continuing Employees	Section 5.09(a)
Contract	Section 3.01(d)
Convertible Notes	Section 3.01(c)(i)
debt obligations	Section 3.01(i)(i)
Default Rate	Section 5.06(d)
DGCL	Section 1.01

Term

Effective Time	Section 1.03
Environmental Claim	Section 3.01(j)(ii)
Environmental Laws	Section 3.01(j)
Environmental Permits	Section 3.01(j)(ii)
ERISA	Section 3.01(j)(i)
Exchange Act	Section 3.01(d)
Exchange Fund	Section 2.02(a)
Filed Company SEC Documents	Section 3.01(e)(i)
GAAP	Section 3.01(e)(i)
Governmental Entity	Section 3.01(d)
Grant Date	Section 3.01(c)(ii)
Hazardous Materials	Section 3.01(j)(ii)
HSR Act	Section 3.01(d)
HSR Filing	Section 5.03(a)
Intellectual Property	Section 3.01(p)(iv)
IRS	Section 3.01(l)(i)
Knowledge	Section 8.03(c)
Legal Provisions	Section 3.01(j)(i)
Liens	Section 3.01(b)
Material Adverse Change	Section 8.03(d)
Material Adverse Effect	Section 8.03(d)
Merger	Preamble
Merger Action	Section 3.01(m)
Merger Consideration	Section 2.01(c)
Multiemployer Plan	Section 3.01(l)(iii)
Nonqualified Deferred Compensation Plan	Section 3.01(l)(xii)
Notice of Adverse Recommendation	Section 4.02(b)
Officer and Other Employee List	Section 5.13(a)
Officer and Other Employee Termination Date	Section 5.13(a)
Parachute Gross Up Payment	Section 3.01(m)
Parent	Preamble
Parent Termination Fee	Section 5.06(b)(ii)
Participant	Section 3.01(g)
Paying Agent	Section 2.02(a)
Permits	Section 3.01(j)(i)
person	Section 8.03(e)
Primary Company Executives	Section 3.01(m)
Proxy Statement	Section 3.01(d)
Release	Section 3.01(j)(ii)
Representatives	Section 4.02(a)
Restricted Contracts	Section 3.01(i)(iii)
Restraints	Section 6.01(c)
SEC	Section 3.01(d)
Section 262	Section 2.01(d)
Securities Act	Section 3.01(e)(i)
Social Security Act	Section 3.01(v)(v)

Term

SOX	Section 3.01(e)(i)
Specified Contracts	Section 3.01(u)(i)
Stockholder Approval	Section 3.01(q)
Stockholders’ Meeting	Section 5.01(b)
Sub	Preamble
Subsidiary	Section 8.03(e)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
taxes	Section 3.01(n)(xiv)
taxing authority	Section 3.01(n)(xiv)
tax returns	Section 3.01(n)(xiv)
Title IV Plan	Section 3.01(l)(iii)

EXHIBIT A
TO THE MERGER AGREEMENT

Amended and Restated Certificate of Incorporation
of the Surviving Corporation

FIRST:  The name of the corporation (hereinafter called the “Corporation”) is Princeton Merger Corp.

SECOND:  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH:  In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

SIXTH:  To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article SIXTH shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

SEVENTH:  The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

The Corporation shall to the fullest extent permitted by the General Corporation Law of the State of Delaware advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

EIGHTH:  Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ANNEX B

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsection (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

ANNEX C

[LETTERHEAD OF CIBC WORLD MARKETS CORP.]

May 20, 2007

The Board of Directors
Pioneer Companies, Inc.
700 Louisiana Street, Suite 4300
Houston, Texas 77002

Members of the Board:

You have asked CIBC World Markets Corp. (“CIBC World Markets”) to render a written opinion (“Opinion”) to the Board of Directors of Pioneer Companies, Inc. (“Pioneer”) as to the fairness, from a financial point of view, to the holders of the common stock of Pioneer of the Merger Consideration (as defined below) provided for in the Agreement and Plan of Merger, dated as of May 20, 2007 (the “Merger Agreement”), among Pioneer, Olin Corporation (“Olin”) and Princeton Merger Corp., a wholly owned subsidiary of Olin (“Sub”). The Merger Agreement provides for, among other things, the merger of Sub with and into Pioneer (the “Merger”) pursuant to which each outstanding share of the common stock, par value $0.01 per share, of Pioneer (“Pioneer Common Stock”) will be converted into the right to receive $35.00 in cash (the “Merger Consideration”).

In arriving at our Opinion, we:

(a) reviewed the Merger Agreement;

(b) reviewed audited financial statements of Pioneer for fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006 and unaudited financial statements of Pioneer for the three months ended March 31, 2007;

(c) reviewed financial forecasts and estimates relating to Pioneer prepared by the management of Pioneer;

(d) held discussions with the senior management of Pioneer with respect to the business and prospects of Pioneer;

(e) reviewed historical market prices and trading volume for Pioneer Common Stock;

(f) reviewed and analyzed certain publicly available financial data for companies that we deemed relevant in evaluating Pioneer;

(g) reviewed and analyzed certain publicly available information for transactions that we deemed relevant in evaluating the Merger;

(h) analyzed the estimated present value of the future cash flows of Pioneer based on financial forecasts and estimates prepared by the management of Pioneer;

(i) reviewed and analyzed the premiums paid, based on publicly available information, in merger and acquisition transactions that we deemed relevant in evaluating the Merger;

(j) reviewed other public information concerning Pioneer; and

(k) performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Pioneer and its employees, representatives and affiliates or otherwise reviewed by us. With respect to the financial forecasts and estimates relating to Pioneer referred to above, we have assumed, at the direction of the

C-1

The Board of Directors
Pioneer Companies, Inc.
May 20, 2007

management of Pioneer, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Pioneer as to the future financial condition and operating results of Pioneer. We have assumed, with the consent of Pioneer, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals and consents with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Pioneer or the Merger. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Pioneer. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Pioneer. We express no view as to, and our Opinion does not address, any terms or other aspects of the Merger (other than the Merger Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of Pioneer to proceed with or effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for Pioneer or the effect of any other transaction in which Pioneer might engage. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Pioneer. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Pioneer in connection with the Merger and will receive a fee for our services, a portion of which was payable in connection with our engagement, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is contingent upon consummation of the Merger. We and our affiliates in the past have provided services to Pioneer unrelated to the Merger, for which services we and our affiliates have received compensation. In addition, CIBC World Markets currently holds 2.75% Convertible Senior Subordinated Notes due 2027 of Pioneer (the “Notes”) which, pursuant to the terms of such Notes, will be repaid at a premium in connection with the Merger. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of Pioneer and Olin for our and their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Pioneer Common Stock is fair, from a financial point of view, to such holders. This Opinion is for the use of the Board of Directors of Pioneer in its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

Very truly yours,

/s/  CIBC World Markets Corp.

CIBC WORLD MARKETS CORP.

C-2

PIONEER COMPANIES, INC. Vote by Internet, Telephone or Mail Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET [INSERT URL] 8 Use the Internet to vote your proxy. Have your proxy card in hand when you access the Web site. You will be prompted to enter your control number, which is shown above your name, to create and submit an electronic ballot. OR TELEPHONE[INSERT PHONE #] ‘ Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, which is shown above your name, and then follow the directions given. ORMAIL + 1.Mark, sign and date your proxy card. 2.Detach your proxy card. 3.Return your proxy card in the postage paid envelope provided. Note: If you vote your proxy by Internet or telephone, DO NOT mail your proxy card. ? FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL ? PIONEER COMPANIES, INC. A. Proposals — The Board of Directors recommends a vote FOR Proposals 1-3. (1)Proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 20, 2007, by and among Pioneer Companies, Inc., Olin Corporation, and Princeton Merger Corp., in the form attached as Appendix A to the Proxy Statement dated l, 2007. FOR AGAINST ABSTAIN (2)Proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes at the time of the Special Meeting to adopt the Agreement and Plan of Merger, dated as of May 20, 2007. FOR AGAINST ABSTAIN (3)Proposal to transact such other business that may properly come before the Special Meeting or any postponement or adjournment of the Special Meeting. FOR AGAINST ABSTAIN B. Non-Voting Items Change of Address — Please print new address below. C. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears above. If the shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date belowSignature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box / / Please Detach Here You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope

PIONEER COMPANIES, INC. Your vote is important. Thank you for voting. ? FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL ? REVOCABLE PROXY — PIONEER COMPANIES, INC. SPECIAL MEETING OF STOCKHOLDERS l, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder(s) of Pioneer Companies, Inc. (the “Company”) hereby appoints, constitutes and nominates Michael Y. McGovern and Gary L. Pittman, and each of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, and hereby authorizes him or them to represent and to vote, as designated below, in respect of the undersigned’s shares of common stock of the Company which the undersigned is entitled to vote, at the Special Meeting of Stockholders to be held at the offices of Pioneer Companies, Inc. located at 700 Louisiana Street, Suite 4300, Houston, Texas 77002 on l, l, 2007 at l local time, and any and all adjournment(s) thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat. This Proxy, when properly executed will be voted as directed, but if no instructions are specified, this Proxy will be voted for the proposals set forth on the reverse side. If any other business is presented at the Special Meeting, this Proxy will be voted by those named in this Proxy in their best judgment. At the present time, the Board of Directors knows of know other business to be presented at the Special Meeting. All prior proxies are hereby revok ed. PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE AT [l] OR ON THE INTERNET AT [WWW.l.COM] (Continued, and to be marked, dated and signed on the reverse.)